Exhibit 99.1

FTI CONSULTING, INC.

PART I

ITEM 1.	BUSINESS

Forward-Looking Information

This Annual Report on Form 10-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, future capital expenditures, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical. Forward-looking statements often contain words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words or similar expressions. All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our historical performance and our current plans, estimates and expectations at the time we make them and various assumptions. There can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Our actual financial results, performance or achievements could differ materially from those expressed in, or implied by, any forward-looking statements. The inclusion of any forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Given these risks, uncertainties and other factors, you should not place undue reliance on any forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in, or implied by, statements in this Annual Report. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this Annual Report are set forth in this report, including under the heading “Risk Factors” in Part I — Item 1A. They include risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity, including the following:

•	changes in demand for our services;

•	our ability to attract and retain qualified professionals and senior management;

•	conflicts resulting in our inability to represent certain clients;

•	our former employees joining or forming competing businesses;

•	our ability to manage our professionals’ utilization and billing rates and maintain or increase the pricing of our services and products;

•	our ability to make acquisitions and integrate the operations of acquisitions as well as the costs of integration;

•	our ability to adapt to and manage the risks associated with operating in non-United States markets;

•	our ability to replace key personnel, including senior managers and practice and regional leaders, who have highly specialized skills and experience;

•	our ability to identify suitable acquisition candidates, negotiate favorable terms and take advantage of opportunistic acquisition situations;

•	our ability to protect the confidentiality of internal and client data and confidential information;

•	legislation or judicial rulings, including rulings regarding data privacy and the discovery process;

•	periodic fluctuations in revenues, operating income and cash flows;

•	damage to our reputation as a result of claims involving the quality of our services;

•	fee discounting or renegotiation, lower pricing, less advantageous contract terms and unexpected terminations of client engagements;

•	competition;

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general economic factors, industry trends, restructuring and bankruptcy rates, legal or regulatory requirements, capital market conditions, merger and acquisition activity, major litigation activity and other events outside of our control;

•	our ability to manage growth;

•	risk of non-payment of receivables;

•	the amount and terms of our outstanding indebtedness;

•	changes in accounting principles;

•	risks relating to the obsolescence of, changes to, or the protection of, our proprietary software products and intellectual property rights; and

•	fluctuations in the mix of our services and the geographic locations in which our clients are located or our services are rendered.

There may be other factors that may cause our actual results to differ materially from our forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this Annual Report and are expressly qualified in their entirety by the cautionary statements included herein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances and do not intend to do so.

Unless otherwise indicated or required by the context, when we use the terms “Company,” “FTI Consulting,” “we,” “us” and “our” we mean FTI Consulting, Inc., a Maryland corporation, and its consolidated subsidiaries.

Company Overview

We are a leading global business advisory firm dedicated to helping organizations protect and enhance their enterprise value in difficult and increasingly complex economic, legal and regulatory environments throughout the world. We operate through five reportable segments:

•	Corporate Finance/Restructuring;

•	Forensic and Litigation Consulting;

•	Economic Consulting;

•	Technology; and

•	Strategic Communications.

We work closely with our clients to help them anticipate, understand, manage and overcome complex business matters arising from such factors as the economy, financial and credit markets, governmental regulation and legislation and litigation. We assist clients in addressing a broad range of business challenges, such as restructuring (including bankruptcy), financing and credit issues and indebtedness, interim business management, forensic accounting and litigation matters, international arbitrations, mergers and acquisitions, or M&A, antitrust and competition matters, electronic discovery, or e-discovery, management and retrieval of electronically stored information, or ESI, reputation management and strategic communications. We also provide services to help our clients take advantage of economic, regulatory, financial and other business opportunities. We have expertise across our operating segments in highly specialized industries, including real estate and construction, automotive, telecommunications, healthcare and life sciences, energy and utilities, chemicals, banking, insurance, pharmaceuticals, retail, information technology and communications, and media and entertainment. Our experienced professionals include many individuals who are widely recognized as experts in their respective fields. Our professionals include PhDs, MBAs, JDs, CPAs, CPA-ABVs (who are CPAs accredited in business valuations), CPA-CFFs (who are CPAs certified in financial forensics), CRAs (certified risk analysts), Certified Turnaround Professionals, Certified Insolvency and Reorganization Advisers, Certified Fraud Examiners, ASAs (accredited senior appraisers), construction engineers and former senior government officials. Our clients include Fortune 500 corporations, FTSE 100 companies, global banks, major law firms and local, state and national governments and agencies in the United States (U.S.) and other countries. In addition, major U.S. and international law firms refer us or engage us on behalf of their clients. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas, as well as our reputation for satisfying clients’ needs.

In March 2011, we adopted a matrix organizational structure, which we believe appropriately emphasizes the global geography and industry drivers across our business segments. To implement that structure, we have organized our business segments within four geographic regions consisting of (i) the North America region, which is comprised of our 43 U.S. offices located in 19 states and three offices located in Calgary, Toronto and Vancouver Canada, (ii) the Latin America region, which is comprised of eight offices located in five countries —Argentina, Brazil, Colombia, Panama and Mexico, (iii) the Asia-Pacific region, which is comprised of 17 offices located in seven countries — Australia, China (including Hong Kong), India, Indonesia, Japan, Philippines and Singapore, and (iv) the Europe, Middle East and Africa (EMEA) region, which is comprised of 22 offices located in 10 countries — Belgium, France, Germany, Ireland, Qatar, Russia, South Africa, Spain, UAE and the United Kingdom. The regional leader for each of the four geographic regions has responsibility for business development, supporting our professionals through regional administrative services, and sharing responsibility with segment leaders for the delivery of services across business segments and industry lines within such region. We expect to continue to present our Management Discussion and Analysis on a segment basis as the segment structure is the way that our chief operating decision makers primarily assess and manage business performance. In addition, our segment structure provides more detailed information regarding the key drivers of our business in relation to specific lines of business.

From December 31, 2011, we increased our number of revenue-generating professionals by approximately 5% to 2,993 as of December 31, 2012, and we increased our total number of employees by approximately 3% to 3,915 as of December 31, 2012.

Our Reportable Segments

We discuss our five reportable segments in greater detail below.

Corporate Finance/Restructuring

Our Corporate Finance/Restructuring segment focuses on strategic, operational, financial and capital needs of businesses around the world. We address the full spectrum of financial and transactional challenges facing our clients, which include companies, boards of directors, private equity sponsors, banks, lenders and other financing sources and creditor groups, as well as other parties-in-interest. We advise on a wide range of areas, including restructuring (including bankruptcy), interim management, financings, M&A, post-acquisition integration, valuations, tax issues and performance improvement. We also provide expert witness testimony, bankruptcy and insolvency litigation support and trustee and examiner services. We have particular expertise in the automotive, chemicals, communications, media and entertainment, energy and utilities, real estate, hospitality, government/municipal, financial services and retail industries.

A number of factors affect the demand for our corporate finance/restructuring services, including general economic conditions, the availability of credit, leverage levels, lending activity, over-expansion of businesses, competition, M&A activity and management crises. Lower corporate default rates as a result of the availability of debt modifications prior to default and maturity and the increased availability of financing at lower interest rates and on more advantageous terms are factors that decrease demand for certain services offered by our Corporate Finance/Restructuring segment. In addition, our restructuring (bankruptcy) engagements have been affected by fewer large corporate bankruptcies and a shift to pre-planned/pre-packaged restructurings or bankruptcies, which limits the constituencies who have a need for advisory services. When demand for one or more of our corporate finance/restructuring services weakens, our objective is to manage utilization by shifting professionals to work on engagements in other service offerings or our other operating segments, if possible.

In 2012, the services offered by our Corporate Finance/Restructuring segment included:

Restructuring and Turnaround Services. We provide advisory services to companies, creditors and other stakeholders of companies confronting liquidity problems, excessive leverage, underperformance, over-expansion or other business or financial issues. We lead and manage the financial aspects of in-court restructuring processes by offering services that help our clients assess the impact of a bankruptcy filing on their financial condition and operations. We help our clients right-size infrastructure, improve cash-flow and working capital management, sell non-core assets or business units and recapitalize. We also perform due diligence reviews, financial statements and cash flow and EBITDA analyses, prepare liquidity forecasts and financial projections, recommend credit alternatives, assist in determining optimal capital structure, monitor portfolios of assets, assess collateral, provide crisis credit and securitized transaction assistance, and negotiate loan covenant waivers and guide complex debt restructurings.

Bankruptcy Support Services. We provide critical services specific to court-supervised insolvency and bankruptcy proceedings. We represent underperforming companies that are debtors-in-possession, creditors’ committees and lenders. With a focus on minimizing disruption and rebuilding the business after an exit from bankruptcy or insolvency, we help clients accelerate a return to business as usual. We also work with creditors and other stakeholders to maximize recoveries from companies that have filed for bankruptcy or insolvency. Our services include bankruptcy preparation and reporting services, financial analysis in support of petitions and affiliated motions, strategies for monetizing a debtor’s assets, the discovery of unidentified assets and liabilities, and expert witness testimony. We also provide trustee, examiner and receiver services to preserve the value of assets and maximize recoveries.

Interim Management Services. Our seasoned professionals fill the void when client companies face leadership, financial or operational challenges. Our experienced and credentialed professionals assume executive officer level roles, providing the leadership and strategic decision making ability to maintain momentum, stabilize financial position and protect enterprise value, resolve regulatory compliance issues, build morale, establish credibility with stakeholders and provide critical continuity. Our professionals serve in the following interim executive and management roles: chief executive officer, chief operating officer, chief financial officer, chief restructuring officer, controller and treasurer.

Transaction Advisory Services. Our Transaction Advisory Services practice combines the disciplines of financial accounting, investment banking, tax advice, valuation services and Securities and Exchange Commission, or SEC, regulatory experience to help our clients maximize value and minimize risk in M&A transactions. We provide many services relating to business acquisitions that include: performing due diligence reviews, evaluating key value drivers and risk factors, advising on the most advantageous tax and accounting structure for the transaction and assessing quality of earnings, quality of balance sheet and working capital requirements. We identify value enhancers and value issues. We provide comprehensive tax consulting intended to maximize a client’s return on investment. We help structure post-acquisition earn-outs and price adjustment mechanisms to allow a client to realize optimal value. We advise clients regarding regulatory and SEC requirements and internal controls and compliance with the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. We help structure retention and exit strategies. We also perform services for clients involved in purchase price disputes such as assessing the consistent application of Generally Accepted Accounting Principles, or GAAP, earn-out issues, working capital issues, settlement ranges and allocation of purchase price for tax purposes. We have the capacity to provide investment banking services through our Financial Industry Regulatory Authority registered subsidiary, which focuses on identifying and executing value-added transactions for public and private middle market companies in the communications and media and entertainment industries.

Performance Improvement Services. Our Performance Improvement practice assists companies in developing and implementing programs designed to deliver accelerated value creation through increasing earnings and margins and improving cash flow. This is achieved by improving the underlying operational and financial metrics of a company by targeting specific drivers of margin growth leading to corresponding enterprise value enhancement. Our professionals achieve measurable, tangible improvement in areas such as revenue generation, finance organization optimization, operational process management, shared services and outsourcing, information technology, or IT, optimization, cost reduction, and working capital management. Our team has relevant skills across industries and helps companies and/or their equity sponsors with services such as outsourcing advisory services, complex merger integrations and carve-outs, business intelligence consulting and the reengineering of supply chains. Our performance improvement services represent high value-added and results oriented services marketed to our existing restructuring and transaction advisory clients as well as new clients.

Private Equity Sponsor Services. We help private equity sponsors and company management take proactive steps toward revitalizing businesses, achieving investment expectations and strengthening inexperienced management and weak leadership, by assisting in the development, modification and execution of business plans and offering unbiased assessments, thereby allowing a sponsor to minimize risks, maximize returns and focus on new opportunities. Our services include providing professionals to enhance management by supplementing the existing management team with turnaround specialists and other interim executives, performing due diligence and process improvement and implementation expertise, assisting with obtaining or modifying financing, providing credibility to support lender negotiations and credit concessions and a variety of other mission-critical services that may be key to a company’s survival.

Real Estate and Financial Advisory Practice. Our Real Estate and Financial Advisory practice has a dedicated focus on the real estate and finance industries and the capital markets that serve them. Our services are designed to create integrated financial, tax and real estate solutions for clients with real estate operations, assets or investments. We provide a range of real estate and financial advisory services including M&A, due diligence, valuation, lease consulting, financial outsourcing, initial public offering, or IPO, real estate investment trust, or REIT, tax structuring and compliance, executive compensation, master planning and development services, cost segregation and private client services. The practice represents public and private real estate entities including REITs, financial institutions, investment banks, opportunity funds, insurance companies, hedge funds, pension advisors and owners/developers.

In 2012, we expanded our presence in Australia by acquiring the former restructuring practice of KordaMentha (QLD) (“KMQ”). We also acquired The Salter Group (“Salter”), which expanded our practice to include asset and business valuation services with an emphasis on the media and entertainment industry.

As of the first quarter ended March 31, 2013, we combined the healthcare and life sciences focused personnel that were formerly included within the Corporate Finance/Restructuring segment with those in the Forensic and Litigation Consulting segment to form a single integrated practice whose financial results and other information are reported within the Forensic and Litigation Consulting segment. The newly combined health solutions practice consists of 200 professionals dedicated to servicing this sector.

Our Corporate Finance/Restructuring services are offered through a global network of 38 offices in 12 countries. From December 31, 2011, we increased the number of revenue-generating professionals in our Corporate Finance/Restructuring segment by approximately 19% to 697 professionals as of December 31, 2012.

Forensic and Litigation Consulting

Our Forensic and Litigation Consulting segment provides law firms, companies, government clients and other interested parties with dispute advisory, investigations, forensic accounting, business intelligence assessments, data analytics and risk mitigation services. We assist our clients in all phases of government and regulatory investigations, inquiries and litigation, regardless of the subject matter of the proceeding or investigation, including pre-filing assessments, discovery, trial preparation, expert testimony, investigation and forensic accounting services. We have particular expertise in the construction, energy, healthcare and life sciences, financial and insurance services and pharmaceutical industries. We have the capacity to provide our full array of services across jurisdictional boundaries around the world.

A number of factors affect the demand for our forensic and litigation consulting services, including the volume of large complex litigations, governmental and regulatory investigations, class action suits, business espionage and illegal or fraudulent activities. If demand weakens for a particular service offering, our objective is to manage utilization by shifting professionals to work on engagements of our other operating segments, if possible.

In 2012, the services offered by our Forensic and Litigation Consulting segment included:

Forensic Accounting and Advisory Services. We combine investigative accounting and financial reporting skills with business and practical experience to provide forensic accounting and advisory services requested by boards of directors, audit committees, special litigation committees and other entities. We identify, collect, analyze and interpret financial and accounting data and information for accounting and financial reporting investigations, identify options, make recommendations and render opinions. We employ investigative skills, establish document and database controls, prepare analytical models, perform forensic accounting, present expert testimony and prepare written reports. We have particular expertise providing consulting assistance and expert witness services to securities counsel and their clients regarding inquiries and investigations initiated by the Division of Enforcement of the SEC. We perform anti-bribery and corruption risk assessments to help clients institute the necessary internal controls to comply with, and we investigate suspected violations of, the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws, including the U.K Anti-Bribery Act, the Organization for Economic Co-operation and Development, or OECD, convention on combating bribery of foreign public officials in international business transactions, and the anti-corruption cross-debarment pact reached between the World Bank, the Inter-American Development Bank, the European Bank for Reconstruction and Development, the Asian Development Bank, and the African Development Bank Group.

Global Risk and Investigations Practice. We have experience in complex factual and regulatory investigations combining teams of former federal prosecutors and regulators, law enforcement and intelligence officials, forensic accountants, industry specialists and computer forensic specialists. Our capabilities and services include white collar defense intelligence and investigations, complex commercial and financial investigations, business intelligence and investigative due diligence, FCPA and foreign anti-corruption investigations, political risk assessments, business risk assessments, fraud and forensic accounting investigations, computer forensics and electronics evidence, specialized fact-finding, domestic and international arbitration proceedings, asset searching and analysis, intellectual property and branding protection, anti-money laundering consulting and ethics and compliance program design. We help our clients navigate anti-bribery and corruption risk proactively (assessing and mitigating risk), and reactively (responding to allegations with multidisciplinary investigation, forensic accounting and information preservation experts). We also develop remediation and monitoring plans, including the design and testing of controls and negotiate settlement agreements. Through our services we uncover actionable intelligence and perform value-added analysis to help our clients and other decision-makers address and mitigate risk, protect assets, remediate compliance deficiencies, make informed decisions and maximize opportunities.

Dispute Advisory Services. We provide pre-trial, in-trial and post-trial dispute advisory services, as well as dispute advisory services in a broad range of alternative dispute resolution forums, to help clients assess potential, threatened and pending claims resulting from complex events and transactions. We analyze records and information, including electronic information, to locate assets, trace flows of funds, identify illegal or fraudulent activity, reconstruct events from incomplete and/or corrupt data, uncover vital evidence, quantify damages and prepare for trial or settlement. In many of our engagements we also act as an expert witness. Our services include:

•	Early Case Assessment. We help determine what really happened and when, to assist with case strategy and possible early settlement.

•	Discovery Assistance. We help to draft document requests, gather pertinent information and provide assistance during interrogatories and depositions.

•	Case Strategy Evaluation. We analyze financial records and business conduct to help counsel understand potential causes of action and quantify potential recoveries.

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Damages Analyses. We provide damages quantification and expert testimony for a wide variety of cases including lost profits, breach of contract, purchase price disputes, business interruption, environmental claims, government contract matters and construction disputes and fraud cases.

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Settlement Services. We help clients mitigate the cost of or avoid litigation by evaluating claims and risks, coordinating business expertise with legal and technical analysis, developing cost-effective settlement strategies and implementing successful business resolutions.

Intellectual Property. Our intellectual property team consists of professionals who are dedicated to intellectual property matters, including litigation support and damages quantification as well as intellectual property valuation, royalty compliance, licensing and technology and intellectual property management and commercialization.

Trial Services. Our trial technology professionals advise and support clients in large and highly complex civil trials. Through the use of our proprietary information technology, we help control litigation costs, expedite the in-trial process and provide our clients with the ability to readily organize, access and present case-related data. Our proprietary TrialMax® software integrates documents, photographs, animations, deposition video, audio and demonstrative graphics into a single trial preparation and presentation tool. Our graphics consulting services select the most appropriate presentation formats to maximize impact and memorability, and then create persuasive graphic presentations that support, clarify and emphasize the key themes of a case. We provide illustrations and visual aids that help simplify complex technical subjects for jurors, through opening and closing statement consulting, witness presentations, research presentations, exhibit plans and outlines, hardboards, scale models, storyboards, timelines and technical and medical illustrations.

Construction Services. Our construction services team offers a broad range of dispute resolution services to assist owners and contractors, and the law firms that advise them, to prevent, mitigate and resolve construction related disputes. We work with our clients to identify risks and help achieve a cost-effective, trouble-free project from planning to completion.

Financial and Data Enterprise Analysis, or FEDA. Our structured data experts deliver strategic business solutions for clients requiring in-depth analysis of large, disparate sets of financial, operational and transactional data. Among the services offered are:

•	identifying, acquiring, synthesizing, mining, analyzing and reporting upon relevant data;

•	identifying the relationships among multiple sources and types of data;

•	designing and implementing accounting, economic and financial settlement or damages models;

•	transforming large-scale data sets into workable databases;

•	distributing or sharing information among interested parties such as experts, corporate and outside counsel and codefendants; and

•	developing dashboards and summary analysis to enhance the productivity related to subsequent analysis and use of the information.

In addition, our professionals provide e-discovery, process consulting and project management, by assisting clients to manage the various phases of e-discovery, develop cost estimates to support excess burden claims, publish litigation holds, select e-discovery and information management technology and develop defensible and repeatable procedures for handling electronically stored information, or ESI. In addition, we provide strategic discovery advice to counsel and conduct system inventories to develop data map and provide expert testimony.

Compliance, Monitoring and Receivership. Our expert industry professionals provide full-scale assessments, process improvement and support services for compliance programs and in support of monitors and receivers. In matters involving the appointment of monitors, receivers or examiners by courts or regulators, our experts possess the necessary independence to monitor compliance with and the continuing effectiveness of the terms of settlements across many industries and professions. We have particular expertise in the banking and financial services industries and have the expertise to prepare and advise large financial institutions regarding the United States (“U.S.”) “living will” requirements, which state that large banks and financial institutions have a plan in place to explain how they would divide up their assets if they fail.

Health Solutions Practice. As of the first quarter ended March 31, 2013, we combined the healthcare and life sciences focused personnel that were formerly included within the Corporate Finance/Restructuring segment with those in the Forensic and Litigation Consulting segment to form a single integrated practice within the Forensic and Litigation Consulting segment. The newly combined health solutions practice consists of 200 professionals dedicated to servicing this sector. Our health solutions practice provides consulting and advisory services that are designed to help clients optimize their performance in the short-term and long-term and prepare for and respond to strategic, operational and financial challenges. Our health solutions professionals provide a broad range of services focusing on operational services, such as clinical and performance effectiveness and improvement; regulatory services, such as the development, implementation and management of compliance programs and dispute resolution; advisory services, such as M&A; management services, such as turnaround services and the interim management of hospitals, health systems and other types of healthcare organizations; and process improvement, such strategy, planning, revenue growth and fee reimbursement advisory services.

In 2012, we acquired the consulting business of ThinkFirst LLC (“ThinkFirst”), which expanded our offerings of operational and financial advisory services with an emphasis on the healthcare industry in the U.S.

Our Forensic Litigation and Consulting services are offered through a global network of 47 offices in 15 countries. From December 31, 2011, we decreased the number of revenue-generating professionals in our Forensic and Litigation Consulting segment by approximately 1% to 952 professionals as of December 31, 2012, primarily due to the reduction in workforce implemented in the second quarter of 2012.

Economic Consulting

Our Economic Consulting segment provides law firms, companies, government entities and other interested parties with analysis of complex economic issues for use in legal, regulatory and international arbitration proceedings, strategic decision making and public policy debates in the U.S. and around the world. We deliver sophisticated economic analysis and modeling of issues arising in M&A transactions, complex antitrust litigation, commercial disputes, international arbitration, regulatory proceedings and a wide range of securities litigation. Our statistical and economic experts help clients analyze complex economic issues such as the economic impact of deregulation on a particular industry or the amount of damages suffered by a business as a result of particular events. We have deep industry experience in such areas as commercial and investment banking, telecommunications, media and entertainment, energy and electric power, transportation, healthcare, IT/Internet and pharmaceuticals. Our professionals regularly provide expert testimony on damages, rates and prices, valuations (including valuations of complex derivatives), competitive effects and intellectual property disputes. They also provide analyses and advice relating to antitrust and competition cases, regulatory proceedings, business valuations and public policy.

A number of factors affect the demand for our economic consulting services, including M&A activity (particularly large mergers of firms that are perceived to compete with each other in providing goods and services), general economic conditions, competition and governmental investigations.

In 2012, the services offered by our Economic Consulting segment included:

Antitrust and Competition Economics. We provide financial, economic and econometric consulting services to assist clients in public policy debates, and regulatory proceedings and litigation. We apply our models to complex data in order to evaluate the likely effects of transactions on prices, costs and competition. Our professionals are expert at analyzing and explaining the antitrust and competition impact of diverse transactions and proceedings relating to M&A, price fixing, monopolization and anti-competition, exclusionary conduct, bundling and tying, and predatory pricing. Our services include financial and economic analyses of policy, regulatory and litigation matters. We provide expert testimony and quantification of damages analyses for corporations, governments and public-sector entities in the U.S. and around the world.

Business Valuation. We provide business valuation and expert testimony services relating to traditional commercial disputes and other matters as diverse as transaction pricing and structuring, securities fraud, valuations for financial reporting, tax and regulatory compliance, solvency issues and fraudulent transfers, post-acquisition M&A disputes and transactions and disputes between shareholders.

Intellectual Property. We help clients understand and maximize the value of their intangible business assets. We calculate losses from intellectual property (IP) infringement, apply econometrics to develop pricing structures for IP valuation and licensing, manage the purchase or sale of IP assets, negotiate with tax authorities and determine IP-related losses in legal disputes and arbitrations.

International Arbitration. Our international arbitration practice works with companies, governments and members of the international bar to provide independent advice and expert testimony, relating to valuation and damages in a wide variety of commercial and treaty disputes before international arbitration tribunals, including London, Washington D.C., Stockholm, Paris, Geneva and Dubai.

Labor and Employment. We prepare economic and statistical analyses for clients facing disputes relating to wage and hour issues, class-action, class certification, lost earnings and discrimination. Our experienced labor and employment team provide statistical analyses of data and damage exposure, review and rebut expert reports, calculate the economic value of a claim, and determine if the purported class in labor/employment litigation meets legal requirements for certification.

Public Policy. We advise clients regarding the impact of legislation and political considerations on industries and commercial transactions. Our services include financial and economic analyses of policy and regulatory matters, including the effect of regulations on the environment, taxation and other matters on competitiveness, comparative analyses of proposed policy alternatives, division of responsibilities of federal and local regulators, the effects of regulations on risk sharing among constituencies or geographies and analyses of unintended consequences.

Regulated Industries. Our regulated industries practice advises major network and regulated industry participants on pricing, valuation, risk management and strategic and tactical challenges. We also advise clients on the transition of regulated industries to more competitive environments. We have extensive regulated industry expertise in telecommunications, healthcare and life sciences, railroad, airline and pipeline transportation, energy, electric power and transmission and financial services and trading.

Securities Litigation and Risk Management. Our professionals apply economic theory and econometrics to advise clients and testify on issues relating to securities fraud, insider trading, initial public offering (IPO) allocations, market efficiency, market manipulation and other forms of securities litigation. We also evaluate the risks of financial products such as derivatives, securitized products, collateralized obligations, special purpose entities and structured financial instruments and transactions.

Energy Solutions. Our energy solutions practice advises clients regarding business issues related to regulatory frameworks, transactions, restructurings, contractual disputes and litigation in the gas, oil and electric power sectors.

Our Economic Consulting services are offered through a global network of 23 offices in eight countries. From December 31, 2011, we increased the number of revenue-generating professionals in our Economic Consulting segment by approximately 9% to 474 professionals as of December 31, 2012.

Technology

Our Technology segment is a leading e-discovery and information management consulting, software and service provider. We provide software services and discovery consulting to companies, law firms, courts and government agencies worldwide. We assist clients with internal, regulatory and global investigations, early case assessment, litigation and joint defense, antitrust and competition investigations, including “second requests” under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the secure management, analysis and use of critical corporate information. We provide a comprehensive suite of software and services to help clients locate, review and produce ESI, including e-mail, computer files, voicemail, instant messaging, and financial and transactional data.

Our proprietary Ringtail® software and AcuityTM offering are used for e-discovery and document review, including litigation support and secure information management. Ringtail® is also used in transactional settings to support information “deal rooms” and M&A activity. Our Ringtail® technology is designed to ensure quality, reduce risk, increase productivity and support cost-effective review, preparation and production of ESI. AcuityTM is an integrated legal review offering that reduces the cost and complexity of e-discovery. AcuityTM provides processing through production e-discovery workflow, including document review, at a single, predictable price and in a collaborative manner that integrates the client, counsel and service provider.

Our e-discovery software can be deployed either on-premises by the company, law firm, government agency or other client, or on-demand as a hosted solution through us or our network of third-party service providers. This hybrid deployment capability helps clients scale to the unique demands of their individual case requirements while maintaining a consistent and cost-effective e-discovery process.

A number of factors affect the demand for our technology services, including competing services and products, price and the number of large complex litigations, class action proceedings, M&A activity and governmental and internal investigations.

In 2012, the software and services offered by our Technology segment included:

Computer Forensics and Investigations. We design and implement defensible strategies to forensically collect and analyze data. We understand the intricacies and implications of company data under legal scrutiny, and the international protection and privacy issues that apply to electronic documents. Our service offerings include:

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Litigation Readiness. Our experienced professionals work with a wide variety of systems and sources of ESI across multiple industries and jurisdictions to better position organizations facing critical investigative, litigation or dispute related demands. Our litigation readiness services include the development of proactive information privacy and security programs, plain-English records policies, retention schedules, litigation hold strategies, archiving software selection and backup tape disposition strategies.

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Identification, Preservation and Collection. We assist companies facing time-sensitive demands placed upon electronic data, networks and systems. We help our clients meet requirements for uncovering, analyzing and producing data from a variety of sources, including e-mail, voicemail, backup tapes, shared server files and databases, often on multiple continents. We provide both proactive and reactive support using expert services, methodologies and tools that help companies and their legal advisers understand technology-related issues. Our technical experts work closely with our forensic accountants and financial investigation professionals to recover, organize and analyze ESI, regardless of the format or language of the data, and forensically reconstruct complex transaction data. Through our direct work with clients, we have developed proprietary technology to meet the demands of emerging data types, including cloud-based applicable data and Microsoft SharePoint.

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Second Requests. “Second requests” refer to requests from the Department of Justice or Federal Trade Commission for additional information and documentary support relevant to the government’s assessment under the HSR Act of proposed acquisitions and business combinations. A “second request” can probe every area of a company’s operations and communications, including e-mail, electronic documents, products, markets, sales, customers, advertising, patents and trademarks, management and accounting systems data. We offer advanced technology and related services to identify, collect, process and review relevant electronic data and produce documents responsive to the government-based request. We also help determine what tools, software, document formats and metadata will satisfy the request.

•	Early Case Assessments. Our Technology segment offers a flexible and customizable set of early case assessment tools and services to help companies and their legal teams evaluate each case.

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Global Investigations. Investigations can range widely, including those relating to whistleblower allegations, government inquiries and subpoenas, corporate due diligence, FCPA violations and financial fraud. Often, the only consistent requirements across investigations are short response times and an urgent need to keep sensitive data secure. Other increasingly common variables, such as foreign data privacy laws and high data volumes, create significant challenges for companies to conduct investigations in a defensible and secure manner. In response, in 2010, we introduced FTI Consulting InvestigateTM, which combines our industry-leading software and expert forensic investigations to deliver a quick understanding of the case facts, secure control of sensitive data and defensible preservation and review strategies in compliance with local data privacy laws.

Discovery Consulting. We plan, design and manage discovery approaches and projects to maximize responsiveness and minimize costs and risks. Our professionals consult on a wide-range of legal, regulatory and investigative situations and the discovery project capabilities span a broad spectrum of size and complexity. Our professionals work as an extension of our clients and their advisors to establish immediate solutions and best practices. Our professionals identify, forensically collect and analyze data, oversee processing, review and production of data, manage the discovery lifecycle from identification through production, advise outside and in-house counsels, prepare cost estimates to support excess burden claims, provide expert testimony, develop repeatable and cross matter procedures for legal departments and conduct corporate system inventories to develop sustainable data maps. In 2012, we launched a new service offering — Predictive Discovery – which combines interdisciplinary expert teams with predictive coding software to help our clients review and produce documents for commercial litigation and regulatory investigations in a more timely and cost effective manner.

E-Discovery Software and Services. We offer software and services designed to lower the total cost of e-discovery and, in particular, the most costly component of the process, document review. Our AcuityTM document review offering provides clients with an integrated and comprehensive suite of e-discovery services and software, which includes document review and is delivered at a fixed price. Our Ringtail® software incorporates leading-edge concept and visual analytics technology to increase the accuracy and speed of document reviewers during litigation, investigations and regulatory inquiries. Our software products and services include the following e-discovery capabilities:

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Data Acquisition and Conversion. Ringtail® provides clients with advanced e-discovery and analysis techniques, as well as native format data processing services. These services can quickly extract e-mail and other data from a number of sources and provide the data in the client’s specified format. Data can be delivered for use in the client’s Ringtail® on-premise system or hosted in a Ringtail® on-demand environment by FTI Consulting or an FTI Consulting service provider.

•	Data Culling. We provide de-duplication and near-duplication detection services for Ringtail® on-demand clients to help reduce the document set prior to review. In some cases, Ringtail® incorporates third party software to provide these solutions. On premises clients use our Workbench product to automate the process of preparing electronic content for review. Workbench includes patented suppression and de-duplication technology along with other features to help clients manage and reduce larger data sets.

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Data Review and Analysis. Our Ringtail® product is a scalable and configurable web-centric platform that facilitates rapid review and coding of documents. Clients can install Ringtail® on their own servers or quickly launch a case from dedicated FTI Consulting or third party servers. Ringtail® provides multi-lingual support as one of the distinctive aspects of its capabilities. Ringtail’s® document mapper interface groups similar documents together to help reviewers make faster and more accurate document decisions. Document mapper is a component of the Ringtail® analytics module, which provides clients with advanced methods to review and organize large sets of data during legal, investigative and regulatory events.

•	Data Production. Ringtail® has the power and flexibility to scale and meet large and small document production needs and produce documents in all electronic formats for its clients.

Our Technology services are offered through a global network of 25 offices in six countries. From December 31, 2011, we decreased the number of revenue-generating professionals in our Technology segment by approximately 4% to 277 professionals as of December 31, 2012, primarily due to the reduction in workforce implemented in the second quarter of 2012.

Strategic Communications

We provide advice and consulting services relating to financial and corporate communications and investor relations, reputation management and brand communications, public affairs, business consulting and digital design and marketing. We believe our integrated offering, which includes a broad scope of services, diverse sector coverage and global reach, is unique and distinguishes us from other strategic communications consultancies.

A number of factors affect the demand for the practices and services of our strategic communications segment, including M&A activity, public stock offerings and capital market transactions, business crises and governmental legislation and regulation, and a slow recovery of discretionary spending by companies’ on such services as branding, communications, marketing and media and investor relations.

In 2012, the services provided by our Strategic Communications segment included:

Financial Communications. We specialize in advising clients on their communications to investors and other financial audiences to help them achieve fair valuations in capital markets through ongoing investor relations advice and support and strategic consulting on issues that can impact enterprise value. We provide advice on M&A communications, investment positioning, corporate governance and disclosure policy, strategic boardroom and investor issues, capital markets intelligence, research and analysis of shareholder demographics, investor targeting, institutional investor and financial analyst meetings, investor perception audits, financial news and calendar management, peer monitoring and initial public offering communications. We also advise clients in situations that present threats to their valuation and reputation with investors such as proxy contests, financial restatements, shareholder activism, unplanned management changes and other crises.

Corporate Communications. We provide solutions to our clients’ mission critical communications needs. Our services include, business-to-business communications consultancy, thought leadership consultancy, consumer and business-to-business brands building, including corporate brand positioning advice, strategic media relations and marketing advice, employee engagement and change communications, media and presentation coaching, qualitative and quantitative research, sponsorship consultancy and launch and event management. Our business-to-business communications consultancy services help companies develop a differentiated business identity and narrative. Our media relations services integrate traditional and digital media. We advise and assist clients with respect to financial, business and trade media programs, broadcast placement, market commentary, executive visibility, regional media programs, editorial placement, media monitoring, intelligence gathering and online media programs. We provide advice and services for internal communications in connection with important strategic initiatives such as identity design, re-branding, culture change, restructuring, facility closures, workforce rationalization and mergers and takeovers. We also provide training courses aimed at directors and senior management in media communications, executive presentation, speech writing and conference management and facilitation. Our special situations communications practice works in collaboration with practitioners in our other disciplines such as financial communications and investor relations, corporate communications and public and regulatory affairs to offer an integrated consultancy service to clients that are facing critical issues such as bankruptcy/restructuring, M&A, regulatory investigations, litigation and unplanned management turnover. We believe our offerings in this area provide a unique ability to handle complex cross-border multi-stakeholder communications programs.

Public Affairs. We advise senior business leaders and leading organizations across the world on how to manage relationships with, and make substantive contributions to, governments, politicians and policy-makers at the most senior levels in key jurisdictions. Our integrated global team is based in leading political centers including Beijing, Brussels, London and Washington. We combine public affairs, economic consulting and capital markets expertise with strategic communications and business advisory skills. We offer the full range of engagement programs, ranging from crisis management of imminent legislation to longer-term shaping of the policy environment. We use a range of qualitative and quantitative tools to establish our clients’ case and support their political engagement strategies, whether in terms of message refinement, policy mapping or reputation benchmarking. Our team incorporates many of the world’s foremost economic experts in disciplines such as financial economics, antitrust, regulation and the economics of public policy.

Creative Engagement. Our design and marketing teams specialize in brand identity development, website development, advertising and using new digital media channels to enhance the impact of traditional communications and marketing channels. We help clients with print and digital communications with a focus on corporate identity, website development, advertising, interactive marketing campaigns, video and animation, brochures, fact sheets, testimonials and other marketing materials and annual report development. Our social media experts work with clients to identify and engage stakeholders through the most appropriate and useful paid and non-paid social and digital media outlets. Corporate social responsibility (CSR) is one of the most powerful drivers of business culture and brand value. We help clients develop creative and multi-dimensional CSR campaigns to assure they are aligned with business objectives, brand position and the needs of all stakeholders. Our approach includes defining corporate and brand positioning, surveying the audience to gauge social sentiments and needs, selecting a program that resonates with the marketplace, building the communications plan, launching the initiative for maximum visibility and evaluating the success of the program.

Strategy Consulting and Research. Our strategic business consulting practice helps solve and manage business problems that companies face. Our services include business plan development, market sizing and discovery research, marketing segmentation research and analysis, change management counsel, surveys and polling. Our dedicated research group works with professionals from across our practices and other disciplines, including public relations, investor relations and public affairs, to conduct customized research to identify perceptions, trends and opportunities within key stakeholder audiences. Our research services include reputation benchmarking, peer analysis, benchmarking and financial market valuations, brand awareness studies and brand extension audits, including customer focus groups, shareholder analysis and investor targeting, consumer trend analysis, public opinion polling and policymaker perception audits.

Our Strategic Communications services are offered through a global network of 36 offices in fifteen countries. From December 31, 2011, the number of revenue-generating professionals in our Strategic Communications segment increased by 2% to 593 professionals as of December 31, 2012.

Our Industry Specializations

We employ professionals expert in a broad range of industries within our reportable segments. These professionals provide a wide array of services across our operating segments that address the strategic, reputational, operational, financial, regulatory, legal and other needs of specific industries. We advise domestic and international organizations and companies in specific industries on such matters as turnaround and restructuring, conflict resolution, regulations and the resolution of conflicting regulatory frameworks, contractual disputes, litigation and proceedings, expert testimony and asset and business valuations. We also provide interim management services staffed with professionals with experience in the relevant industry. In addition, we furnish strategic communications services to industries across all the disciplines, from capital markets to investor relations. The major industries we service include, banking and financial, energy, media and entertainment, and pharmaceutical, healthcare and life sciences.

Our Business Drivers

Factors that drive demand for our services include:

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Financial Markets and the Economy. Rapidly changing financial markets and the strength of the economy, credit and financing availability, terms and conditions, the willingness of financial institutions to provide debt modifications or relief, corporate debt levels, default rates and capital market transactions, including M&A transactions, drive demand for certain of our service offerings. Demand for our restructuring, bankruptcy, turnaround and related services typically weakens, and our engagements shift to more middle market transactions, in a recovering or strong economy, as credit markets ease and debt relief or modifications become more available. Demand for our restructuring, bankruptcy, turnaround and related services is higher when companies face covenant compliance and similar problems that make it difficult to amend existing credit facilities or refinance without incurring substantial costs and significantly more restrictive terms; and tightening credit markets force companies and lenders into more frequent negotiations as borrowers experience covenant or liquidity issues and lenders express greater concern over protecting their positions.

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Operational Challenges and Opportunities. Businesses face significant challenges that necessitate the evaluation and reevaluation of strategy, risks and opportunities both as a result of crisis driven situations and in the normal course of business. These challenges include enterprise risk management, global expansion, competition from both established companies and emerging economies and new and changing regulatory requirements and legislation. Management, companies and their boards need outside help to recognize, understand and evaluate such events and effect change, which drives demand for independent expertise that can combine general business acumen with specialized technical expertise driving demand for services offered by our Corporate Finance/Restructuring, Economic Consulting and Forensic and Litigation Consulting segments.

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Global Demand for Independent Expertise. As a result of increased public scrutiny, regulatory complexity and complex disputes and litigation, businesses, boards of directors, creditors, stakeholders, regulators and their advisors increasingly engage independent consulting firms to provide objective and expert analyses and advice. This is particularly true in highly complex and sophisticated areas such as restructurings, bankruptcies, economic consulting, forensic accounting, corporate mismanagement and fraud-related investigations and high-stakes litigation and regulatory proceedings. Stockholder activism and limitations on the ability of traditional accounting firms to provide certain consulting services, especially after enactment of Sarbanes-Oxley and the Dodd–Frank Wall Street Reform and Consumer Protection Act, have contributed to the demand for independent expertise. A desire to avoid actual and perceived conflicts of interest also drives the use of consultants and experts who are unaffiliated with a company’s management and outside legal, accounting and other advisors.

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Regulatory Complexity, Public Scrutiny and Investigations. Increasingly complex global regulations and legislation, greater scrutiny of corporate governance, instances of corporate malfeasance and more stringent and complex reporting requirements drive demand for our services. The need to understand and address the impact of regulation and legislation as well as the increasing costs of doing business have prompted companies to focus on better assessing and managing risks and opportunities. In addition, boards of directors, audit committees and independent board committees have been increasingly tasked with conducting internal investigations of financial wrongdoing, regulatory non-compliance and other issues. These factors drive demand for independent consultants and experts to investigate and provide analyses and to support the work of outside legal counsel, accountants and other advisors. The current environment also increasingly demands the use of multiple disciplinary service offerings like ours, which combine skills and expertise, such as financial reporting skills, forensic accounting investigative skills like those offered by our Corporate Finance/Restructuring and Forensic and Litigation Consulting segments and technology management services like those offered by our Technology segment, with business and practical experience. In efforts to advance legislative and policy objectives, clients also increasingly rely on our Economic Consulting segment to provide substantive economic analyses and white papers that demonstrate the economic effects of various alternative scenarios.

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Financial Fraud and Reform. The pace at which alleged and actual fraudulent activities are investigated or come to light may put significant strain on the resources of law enforcement and other agencies. As a result, outside resources have increasingly been engaged to help law enforcement and prosecutors identify and recover illegal financial and other benefits and prosecute the perpetrators. We believe that the investigation of financial frauds and the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act could continue to drive demand for forensic accounting investigative skills like those offered by our Forensic and Litigation Consulting segment and e-discovery tools like those offered by our Technology segment.

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M&A Activity. The overall strength of the economy and M&A activity are important drivers for our businesses. In a weak economy and during periods of decreased M&A activity, we experience weaker demand for our economic consulting experts and our forensic and litigation consulting and transaction advisory services offered by our Corporate Finance/Restructuring segment, as transactions are delayed or abandoned and fewer transactions come to fruition. However, companies may need our services if transactions are renegotiated, or transactions that have been completed do not perform as expected. In times of strong economic growth and increased M&A activity, companies and regulators engage our Economic Consulting segment for advice on issues such as antitrust regulations and enforcement and intellectual property matters. M&A clients employ our Corporate Finance/Restructuring segment for services such as due diligence investigations, asset valuations and financing advice. Our Economic Consulting professionals provide antitrust/competition and expert advisory services globally for large and multi-national M&A transactions. M&A clients also utilize our Strategic Communications segment for services such as public relations, media and investor communications.

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Litigation and Disputes. The volume of litigation and business disputes, the complexity of the issues presented, and the amount of potential damages and penalties drive demand for the services offered by our Forensic and Litigation Consulting, Technology and Economic Consulting segments. Law firms and their clients as well as government regulators and other interested third parties rely on independent outside resources to evaluate claims, facilitate discovery, assess damages, provide expert reports and testimony, manage the pre-trial and in-trial process and effectively present evidence.

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Integrated and Consultative Approach to Managing Events. Our breadth and depth of service offerings and industry expertise across the globe drive demand by multinational corporations who seek our integrated services and consultative approach covering different aspects of event driven occurrences, reputational issues and transactions across different jurisdictions.

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Multinational Firms and Changes in Non-U.S. Markets. The growth of multinational firms and global consolidation can precipitate increased antitrust and competition scrutiny and the spread internationally of issues and practices that historically have been more common in the U.S., such as increased and complex litigation, government regulation and corporate restructuring activities. These developments help drive demand for the services offered by our Corporate Finance/Restructuring,

Forensic and Litigation Consulting, Economic Consulting and Technology segments. The need to store, retrieve and transmit data among different jurisdictions that have different languages, privacy and other laws also drives demand for the services offered by our Technology segment. Multinational firms also need to establish global branding, investor relations and communications strategies, which drive demand for our communications services.

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Growth of Companies in the Developing World. Growth companies in the developing world that access markets in developed countries recognize that the need for capital and compliance with the regulatory and other requirements of multiple countries necessitate expert advice and services, which drives demand for the services of our Corporate Finance/Restructuring, Economic Consulting and Strategic Communications segments.

Our Competitive Strengths

We compete primarily on the basis of the breadth of our services, the quality of our work, the prominence of our professionals, our geographic reach, our reputation and performance record, our specific industry expertise, our ability to staff multiple significant engagements across disciplines and industries in multiple locations, and our strong client relationships. We believe our success is driven by a combination of long-standing competitive strengths, including:

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Preeminent Practices and Professionals. We believe that our operating segments include some of the preeminent practices and professionals in our industry today. The Deal Pipeline bankruptcy league tables published in November 2012, ranked our Corporate Finance/Restructuring segment as the number two crisis management firm based on the value of active bankruptcy cases as of September 30, 2012. In October 2012, Mergermarket ranked our Strategic Communications segment at the top of the global, Europe and Asia-Pacific (excluding Japan) league tables as the most active public relations adviser on M&A transactions by number of matters for the first three quarters of 2012. Our Economic Consulting segment includes six former chief economists of the Antitrust Division of the Department of Justice, one former chief economist of the Federal Trade Commission, two former chief economists of the Federal Communications Commission, and two former chief economists of the Securities and Exchange Commission, and maintains access to numerous other high-profile academic consultants, including three Nobel Prize winners.

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Diversified Revenue Sources. We believe we offer a diversified portfolio of services, which we have organized into five operating segments. In 2012, we expanded the capabilities of our Corporate Finance/Restructuring segment to provide restructuring services in the Asia-Pacific region through the acquisition of the former KMQ restructuring practice. We also acquired Salter, which expanded our Corporate Finance/Restructuring segment to include asset and business valuation services with an emphasis on the media and entertainment industry. In addition, we acquired the consulting business of ThinkFirst, which expanded our offerings of operational and financial advisory services to the healthcare industry in the U.S. We have organized our business segments within four geographic regions consisting of (i) the North America region, which is managed by David Bannister, and is comprised of our 43 U.S. offices located across 19 states and three offices located in Calgary, Toronto and Vancouver Canada, (ii) the Latin America region, which is managed by Frank Holder, and is comprised of eight offices located across five countries — Argentina, Brazil, Colombia, Panama and Mexico, (iii) the Asia-Pacific region, which is managed by Rod Sutton, and is comprised of 17 offices located across seven countries — Australia, China (including Hong Kong), India, Indonesia, Japan, Philippines and Singapore and (iv) the Europe, Middle East and Africa (EMEA) region, which is managed by Mark Malloch-Brown, and is comprised of 22 offices located across ten countries — Belgium, France, Germany, Ireland, Qatar, Russia, South Africa, Spain, UAE and the United Kingdom. We believe that our broad service offerings, diversity of our revenue streams and global locations help to manage fluctuations due to market conditions in any one of our segments. We believe our diversity helps to mitigate the impact of crises, events and changes in a particular service sector or country.

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Diversified Portfolio of Elite Clients. We provide services to a diverse group of clients, including global Fortune 500 companies, FTSE 100 companies, global banks, and local, state and national governments and agencies in the U.S. and other countries. Additionally, a number of major U.S. and internationally recognized law firms refer or engage us on behalf of multiple clients on multiple matters.

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High Level of Repeat and Referral Business and Attractive, Financial Model. We derive a substantial portion of our revenues from referrals or repeat clients. Many of our client relationships are long-standing and include multiple contact points within an organization, increasing the depth and continuity of these relationships. We cultivate critical relationships with financial institutions and law firms, which have served as entry points into significant, high-profile and reputation-enhancing engagements. In addition, our Strategic Communications segment has a financial model that includes recurring retainer based engagements. Clients of this segment are typically billed on a fixed-fee basis that reflects the value added by the business rather than on a time-and-expense basis. Our Technology segment also bills on a unit basis or derives revenues from license fees.

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Strong Cash Flow. Our business model has several characteristics that produce consistent cash flows and a relatively low level of capital expenditures. Our strong cash flow supports business operations, capital expenditures, research and development efforts in our Technology segment, and our ability to service our indebtedness and pursue our acquisition and growth strategies.

Our Business Strategy

We build long-term repeat client relationships based on the quality of our services, our reputation and the recognition of our professionals. We provide diverse complimentary services to meet our clients’ needs around the world. We emphasize client service and satisfaction. We aim to build strong brand recognition. The following are key elements of our business strategy:

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Leverage Our Relationships and Expertise. We work hard to maintain our existing client relationships and develop new ones. We believe that the strength of our existing client relationships and the quality of our reputation coupled with our recognized industry expertise, successful track record and size are the most critical elements in a decision to retain us. We believe the significant amount of repeat business and referrals that we receive from our clients demonstrates this. We strive to build client relationships on a company-wide basis and encourage cross-selling among our operating segments. Many of our professionals are recognized experts in their respective fields. By successfully leveraging our reputation, experience and broad client base and the expertise of our professionals, we expect to continue to obtain engagements from both existing and new clients.

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Expand the Breadth of Our Services and Geographic Presence. We strive to offer our clients comprehensive solutions to their most complex problems, wherever they are in the world. Increasingly, our clients demand expertise across multiple markets and continents. To meet this demand, we provide our clients with a complete suite of services across all five operating segments. In order to better serve our clients and to capitalize on markets for our services across our operating segments, in 2011 we organized our operating segments within four geographic regions consisting of (i) the North America region, which is managed by Dave Bannister and is comprised of our 43 U.S. offices located across 19 states and three offices located in Calgary, Toronto and Vancouver Canada, (ii) the Latin America region, which is managed by Frank Holder, and is comprised of eight offices located across five countries — Argentina, Brazil, Colombia, Panama and Mexico, (iii) the Asia-Pacific region, which is managed by Rod Sutton, and is comprised of 17 offices located across seven countries — Australia, China (including Hong Kong), India, Indonesia, Japan, Philippines and Singapore and (iv) the Europe, Middle East and Africa (EMEA) region, which is managed by Mark Malloch-Brown, and is comprised of 22 offices located across ten countries — Belgium, France, Germany, Ireland, Qatar, Russia, South Africa, Spain, UAE and the United Kingdom. The regional leader for each of the four geographic regions has responsibility for the business development, supporting our professionals through regional administrative services, and sharing responsibilities with segment leaders for the delivery of services across operating segment and industry lines within such region. FTI Consulting’s professionals service clients across regional locations. We also expanded our Corporate Finance/Restructuring segment to offer restructuring services in the Asia-Pacific region through the acquisition of the former KMQ practice in Australia and added asset and business valuation services through the acquisition of Salter, with an emphasis on the media and entertainment industry. We expanded the operational and financial consulting expertise in our Forensic and Litigation Consulting segment by combining the former healthcare and life sciences focused personnel that were formerly included within our Corporate Finance/Restructuring segment with those in the Forensic and Litigation Consulting segment to form a single integrated practice whose financial results and other information are reported within the Forensic Consulting segment, and through the acquisition of the consulting business of ThinkFirst, with an emphasis on the healthcare industry in the U.S.

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Selectively Acquire Companies and Integrate Our New Professionals and Capabilities. We follow a disciplined approach to executing and integrating acquisitions, targeting those that complement our business strategy or operate in an attractive specialized niche. From 2005 through December 31, 2012, we have completed 41 acquisitions that have enhanced and expanded our businesses. In 2012, we expanded our presence in Australia by acquiring the former restructuring practice of KMQ. We also acquired Salter, which expanded our practice to include asset and business valuation services with an emphasis on the media and entertainment industry. In addition, we acquired the consulting business of ThinkFirst, which expanded our offerings of operational and financial advisory services with an emphasis on the healthcare industry in the U.S. We intend to continue to selectively pursue strategic acquisitions. We seek to integrate acquisitions in a way that fosters organic growth and provides synergies or cross-segment, cross-service or cross-geographic growth opportunities. We typically structure our acquisitions to retain the services of key individuals from the acquired companies.

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Attract and Retain Highly Qualified Professionals. Our professionals are crucial to delivering our services to clients and generating new business. As of December 31, 2012, we employed 2,993 revenue-generating professionals, many of whom have established and widely recognized names in their respective practice areas and specialized industry expertise. Through our substantial staff of highly qualified professionals, we can handle a number of large, complex assignments simultaneously. To attract and retain highly qualified senior managing directors and managing directors, we offer significant compensation opportunities, including sign-on bonuses, forgivable loans, retention bonuses, incentive bonuses and equity compensation, along with a competitive benefits package and the chance to work on challenging engagements with other highly skilled professionals. We have employment arrangements with substantially all of our senior managing directors that include non-competition and non-solicitation obligations.

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Optimize Utilization and Billing Rates of FTI Consulting Professionals who Bill on an Hourly Basis. The professionals in our Corporate Finance/Restructuring, Economic Consulting and Forensic and Litigation Consulting segments primarily bill on an hourly basis. Our goal is to manage growth to maintain high utilization rates rather than intermittently expand our staff in anticipation of short-term increased demand. We carefully monitor and strive to attain utilization rates that allow us to maintain our profitability, make us less vulnerable to fluctuations in our workload and minimize seasonal factors affecting utilization. A significant number of our professionals have skill sets that allow us to reassign them to new engagements in different operating segments or practices within segments as staffing needs may arise. The nature of our services also allows us to bill premium rates for the services of certain revenue- generating professionals or with respect to certain engagements, which enhances our profitability. As we have expanded our business offerings and our mix of business has changed, utilization has become a less meaningful measure of productivity and profitability as we enter into more flexible client arrangements that may not be billed on a per hour basis. This is true, particularly with respect to our Strategic Communications segment, which has a larger proportion of retainer-based or fixed-fee revenues, and our Technology segment, which also bills on a unit basis or derives revenues from license fees.

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Build Brand Recognition. We primarily market our services through the FTI Consulting brand around the world. Our branding initiatives include investment in corporate sponsorships, such as our golf sponsorship arrangements with Charles Howell III and Webb Simpson, strategic placement of print media in specialty journals, the publication of the FTI Consulting Journal, a dedicated magazine that is available on the Internet and free of charge to our clients and stakeholders, brand placement in strategic locations where our clients are likely to congregate, and sponsorships of participation in high profile conferences and seminars. We also advertise on select network and cable television programs and in select sports venues that we believe are of interest to the companies that use or have need for services. Our professionals are also widely published.

Our Employees

Our success depends on our ability to attract and retain our expert professional work force. Our professionals include PhDs, MBAs, JDs, CPAs, CPA-ABVs (who are CPAs accredited in business valuations), CPA-CFFs (who are CPAs certified in financial forensics), CRAs (certified risk analysts), Certified Turnaround Professionals, Certified Insolvency and Reorganization Advisers, Certified Fraud Examiners, ASAs (accredited senior appraisers), construction engineers and former senior government officials. During the period from December 31, 2011 to December 31, 2012, we increased the number of revenue-generating professionals by approximately 5% to 2,993 and we increased our total number of employees by approximately 3% to 3,915. We also engage independent contractors to supplement our professionals on client engagements as needed. Most of our professionals have many years of experience in their respective fields of practice, and are well recognized for their expertise and experience. None of our employees are subject to collective bargaining contracts or are represented by a union, except that our 107 employees in Brazil are unionized, of which 32 and 75, respectively, are subject to collective bargaining agreements that are renegotiable in August and January of each year. We believe our relationship with our employees, including our employees in Brazil, is good.

Employment Agreements

As of December 31, 2012, we had written employment arrangements with substantially all of our 379 senior managing directors and senior vice presidents (collectively, “SMDs”), of which 219 employment agreements have fixed terms ending between 2013 and 2022. Of such written agreements, 209 provide that at the end of the initial term they automatically renew for successive year-to-year terms, unless either party provides advance written notice of non-renewal. Of the 219 agreements, 78 will come up for renewal in 2013 and 29 will come up for renewal in 2014, primarily as a result of such agreements being subject to the year to year annual extension terms for participants who joined the Senior Managing Director Incentive Compensation Program, or the ICP, in 2006 or because the initial five year terms for participants who joined the ICP in 2007 are coming to an end. All of our written employment arrangements with SMDs include covenants providing for restrictions on the SMD’s ability to compete and solicit the employees of the Company following the end of their employment. Employment arrangements under the ICP are discussed below.

The employment agreements with employees at the SMD and equivalent level generally provide for fixed salary and participation in incentive payment programs (which in some cases may be based on financial measures such as earnings before interest, taxes, depreciation and amortization, or EBITDA). They may also provide for long-term equity incentives in the form of stock options and/or restricted stock awards. In some cases, we extend unsecured general recourse forgivable loans to professionals. We believe that the loan arrangements enhance our ability to attract and retain professionals. Some or all of the principal amount and accrued interest of the loans we make to employees will be forgiven by us upon the passage of time, provided that the professional is an employee on the forgiveness date, and upon other specified events, such as death, disability and, in some cases, retirement or termination without cause, as applicable to such loan. Our executive officers are not eligible to receive loans and no loans have been made to them.

Generally, our employment agreements with SMDs provide for salary continuation benefits, accrued bonuses and other benefits beyond the termination date if such professional leaves our employ for specified reasons prior to the expiration date of the employment agreement. The length and amount of payments to be paid by us following the termination or resignation of a professional varies depending on whether the person resigned for “good reason” or was terminated by us with “cause,” resigned without “good reason,” retires or does not renew, or was terminated by us without “cause,” died or became “disabled,” or was terminated as a result of a “change in control” (all such terms as defined in such professional’s employment agreement). These employment agreements contain non-competition and non-solicitation covenants, which under specified circumstances may extend beyond the expiration or termination of the employment term. Under the non-competition covenants, the professional generally agrees not to offer or perform services of the type performed during his employment with us, directly or indirectly through another person or entity, in competition with us, within specified geographic areas, subject, in some cases, to specified exceptions. Generally, such professionals also agree not to solicit business regarding any case, matter or client with or on which such professional worked on our behalf, or to solicit, hire, or influence the departure of any of our employees, consultants or independent contractors. In these employment agreements, the professionals also agree to maintain the confidentiality of our proprietary information and affirm that we are the owners of copyrights, trademarks, patents and inventions developed during the course of their employment.

Senior Managing Director Incentive Compensation Program and Employment Terms

In 2006, we implemented our ICP, which is designed to align the interests of SMDs with the interests of our company and its stakeholders. As of December 31, 2012, there were 89 SMDs participating in the ICP from our Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting, Technology and Strategic Communications segments, representing approximately 36%, 23%, 4%, 43% and 10%, respectively, of the total SMDs within each segment participating in the ICP. Senior management designates the participants in the ICP, subject to approval by the Compensation Committee of our Board of Directors. As current written employment agreements approach the end of their initial terms or one-year automatic renewal periods, or as part of our annual performance evaluation process, we consider whether current participants should be eligible for additional benefits by promoting participating SMDs to higher participation levels within the ICP and annually we consider admitting new SMDs into the program. We intend to continue to admit SMDs from our operating segments into the ICP on a case-by-case basis. Our executive officers are not eligible to participate in the ICP.

The benefits under our ICP include a cash payment in the form of an unsecured general recourse forgivable loan. We also provide significant additional equity awards upon participants entering the program and during the term of their employment in the form of annual and recurring stock option and restricted stock awards or, alternatively, cash payments if we do not have adequate equity securities available under stockholder approved equity plans, upon admission to the program and execution of a new employment agreement or upon moving up to a higher tier in the ICP.

We funded unsecured general recourse forgivable loans in an aggregate amount of approximately $23.0 million in 2006, $22.0 million in 2007, $7.3 million in 2008, $7.9 million in 2009, $9.3 million in 2010, $8.7 million in 2011, and $9.9 million in 2012 to SMDs participating in the ICP. In each of those years, we also funded approximately $8.0 million, $13.0 million, $19.0 million, $31.3 million, $37.4 million, $34.3 million and $51.5 million, respectively, of unsecured forgivable loans to other key professionals. We continue to fund forgivable loans to new hires and professionals who join us in connection with acquisitions as well as current employees on a case-by-case basis. The amount of forgivable loans we make could be significant.

We awarded stock options to purchase an aggregate of 685,000 shares of our common stock and awarded 99,500 shares of restricted stock in 2006, stock options to purchase an aggregate of 730,000 shares of our common stock and 140,000 shares of restricted stock in 2007, stock options to purchase an aggregate of 117,000 shares of common stock and 19,620 shares of restricted stock in 2008, stock options to purchase an aggregate of 219,000 shares of common stock and 37,500 shares of restricted stock in 2009, stock options to purchase an aggregate of 237,000 shares of common stock and 37,500 shares of restricted stock in 2010, stock options to purchase an aggregate of 207,000 shares of our common stock, cash settled stock appreciation rights of 63,000 and 43,500 shares of restricted stock in 2011, and stock options to purchase an aggregate of 322,000 shares of our common stock, and awarded 51,500 shares of restricted stock in 2012 to SMDs upon their first joining the ICP or qualifying to move up to a higher participation tier. We also awarded additional stock options to purchase an aggregate of 42,000 shares of our common stock and 46,000 shares of restricted stock in 2007, stock options to purchase an aggregate of 61,480 shares of our common stock and 94,840 shares of restricted stock in 2008, stock options to purchase an aggregate of 117,750 shares of our common stock and 177,178 shares of restricted stock in 2009, stock options to purchase an aggregate of 220,582 shares of common stock and 299,890 shares of restricted stock in 2010, stock options to purchase an aggregate of 178,815 shares of our common stock and 199,008 shares of restricted stock in 2011, and stock options to purchase an aggregate of 145,075 shares of our common stock, cash settled stock appreciation rights of 2,834 and 191,136 shares of restricted stock in 2012, in substitution of a portion of such year’s annual bonus payments and as matching equity awards to SMDs participating in the ICP. Additional ICP awards will also be granted in 2013 and years thereafter to previously admitted participants based on each participant’s annual bonus award for the prior bonus year and as SMDs join or move to higher tiers under the program. We also anticipate making equity awards to members of management and other employees during 2013 and such awards may be significant.

Sales of Services

We rely primarily on our senior professionals to identify and pursue business opportunities. Referrals from clients, law firms and other intermediaries and our reputation from prior engagements are also key factors in securing new business. Our professionals often learn about new business opportunities from their frequent contacts and close working relationships with clients. In marketing our services, we emphasize our experience, the quality of our services and our professionals’ particular areas of expertise, as well as our ability to quickly staff new and large engagements. While we aggressively seek new business opportunities, we maintain high professional standards and carefully evaluate potential new client relationships and engagements before accepting them.

We have a dedicated staff of 25 marketing and sales professionals who are tasked primarily with marketing the services of our Forensic and Litigation Consulting, Strategic Communications and Technology segments. These and other segments may also directly market their services through dedicated marketing professionals employed at such segment level.

Clients

We provide services to a diverse group of clients, including global Fortune 500 companies, FTSE 100 companies, global banks, major law firms and local, state and national governments and agencies in the U.S. and other countries throughout the world.

A substantial portion of our revenues are derived from repeat or referral business. From December 31, 2011 through December 31, 2012, no single client accounted for more than 10% of our consolidated revenues. For the same period, no single client accounted for more than 10% of the revenues of any of our operating segments, except for two clients who accounted for approximately 46% of the revenues of our Technology segment. The loss of one or more such clients by the Technology segment would not have a material adverse effect on FTI Consulting and our subsidiaries as a whole but could have a material adverse effect on such segment if that business was not quickly replaced. In some cases, we may have engagements through law firms that represent a larger percentage of our overall revenue or the revenue of a segment; however, each law firm engages us on behalf of multiple clients.

Competition

We do not compete against the same companies across all of our segments, practices or services. Instead we compete with different companies or businesses of companies depending on the particular nature of a proposed engagement and the requested types of service(s) or the location of the client or delivery of the services. Our businesses are highly competitive. Our competitors include large organizations, such as the global accounting firms and large management and financial consulting companies, which offer a broad range of consulting services, investment banking firms, consulting and software companies, which offer niche services that are the same or similar to services or products offered by one or more of our segments, and small firms and independent contractors that provide one or more specialized services.

We compete primarily on the basis of the breadth of our services, the quality of our work, the prominence of our professionals, our geographic reach, our reputation and performance record, our specific industry expertise, our ability to staff multiple significant engagements across disciplines and industries in multiple locations, and our strong client relationships. Our Technology segment, and to a lesser extent our other segments, may also compete on price, although the critical nature of our services, particularly those provided by our Corporate Finance/Restructuring, Forensic and Litigation Consulting and Economic Consulting segments, typically makes price a secondary consideration. Since our businesses depend in a large part on professional relationships, there are low barriers of entry for professionals, including our professionals, electing to work independently, start their own firms or change employers.

Our Corporate Finance/Restructuring segment primarily competes with specialty boutiques providing restructuring or M&A services, and to a lesser extent large investment banks and global accounting firms. Our Forensic and Litigation Consulting segment primarily competes with other large consulting companies with service offerings similar to ours. Our Economic Consulting segment primarily competes with individually recognized economists, specialty boutiques and large consulting companies with service offerings similar to ours. Our Technology segment primarily competes with consulting and software providers specializing in the discovery of specific electronic information and the management of electronic content. There continues to be significant consolidation of companies providing services similar to our Technology segment, through M&A and other transactions with larger, diversified technology and other companies, which may provide some competitors access to greater financial and other resources than those of the Company. In addition, new and existing competitors have competed more aggressively against the Technology segment on the basis of price, particularly with respect to hosting and e-discovery services. Our Strategic Communications segment competes with the large public relations firms and boutique M&A and crisis management communications firms. Our Strategic Communications segment has been experiencing competitive downward fee pressure on higher margin types of engagements.

Some service providers are larger than we are and on certain engagements may have an advantage over us with respect to one or more competitive factors. Specialty boutiques or smaller local or regional firms, while not offering the range of services we provide, may compete with us on the basis of geographic proximity, specialty services or pricing advantages.

Patents, Licenses and Trademarks

We consider the Ringtail® software and other technologies and software to be proprietary and confidential. We have also developed other e-discovery software products under the Ringtail® brand, which we consider proprietary and confidential. We consider our TrialMax® comprehensive trial preparation software to be proprietary and confidential. The Ringtail® and TrialMax® software and technology are not protected by patents. We rely upon non-disclosure agreements and contractual agreements and internal controls, including confidentiality and invention disclosure agreements with our employees and independent contractors, and license agreements with third parties, to protect our proprietary information. Despite these safeguards, there is a risk that competitors may obtain and seek to use such intellectual property.

We hold 38 U.S. patents and have 24 U.S. patent applications pending, including one U.S. provisional patent application, covering various aspects of certain software of our Technology segment. We do not have any pending international patent applications filed under the Patent Cooperation Treaty. However, we hold seven non-U.S. patents issued in Canada and Europe and 31 non-U.S. patent applications pending in Canada and Europe. No additional patent applications have been issued or are pending in other countries, covering various aspects of software of our Technology segment. We have one pending U.S. patent application and no pending foreign patent applications, covering clock auctions. We also rely upon non-disclosure, license and other agreements to protect our interests in these products.

We have also developed marketing language, such as “The Company Behind the Headlines” and “Critical Thinking at the Critical Time” and logos and designs that we have registered or taken steps to register and protect. In some cases, but not all, the trademarks have been registered in the U.S. and/or foreign jurisdictions, or, in some cases, applications have been filed and are pending. In the case of “FTI,” we use the trademark pursuant to a Consent and Coexistence Agreement entered into in May 2003. We believe we take the appropriate steps to protect our trademarks and brands.

Corporate Information

We incorporated under the laws of the State of Maryland in 1982. We are a publicly traded company with common stock listed on the New York Stock Exchange, or NYSE, under the symbol “FCN.” Our executive offices are located at 777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida 33401. Our telephone number is 561-515-1900. Our website is http://www.fticonsulting.com.

Financial Information on Industry Segments and Geographic Areas

We manage and report operating results through five reportable operating segments. We also administratively manage our business through four geographic regions. See “Risk Factors — Risks Related to our Operations” for a discussion of risks related to international operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 19 in the “Notes to Consolidated Financial Statements” for a discussion of revenues, net income and total assets by business segment and revenues for the U.S. and all foreign countries as a group.

Available Information

We are subject to the information requirements of the Exchange Act. Therefore, we file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

We make available, free of charge, on or through our website at www.fticonsulting.com, our annual, quarterly and current reports and any amendments to those reports, as well as our other filings with the SEC, as soon as reasonably practicable after electronically filing them with the SEC. Information posted on our website is not part of this Annual Report on Form 10-K or any other report filed with the SEC in satisfaction of the requirements of the Exchange Act. Copies of this Annual Report on Form 10-K as well as other periodic reports filed with the SEC may also be requested at no charge from our Corporate Secretary, FTI Consulting, Inc. 777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida, telephone number 561-515-1900.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our consolidated financial condition, results of operations, liquidity and capital resources for each of the three years in the period ended December 31, 2012 and significant factors that could affect our prospective financial condition and results of operations. You should read this discussion together with our consolidated financial statements and notes included in “—Item 8. Financial Statements and Supplementary Data.” Historical results and any discussion of prospective results may not indicate our future performance.

Business Overview

We are a leading global business advisory firm dedicated to helping organizations protect and enhance their enterprise value. We work closely with our clients to help them anticipate, understand, manage and overcome complex business matters arising from such factors as the economy, financial and credit markets, governmental regulation and legislation and litigation. We assist clients in addressing a broad range of business challenges, such as restructuring (including bankruptcy), financing and credit issues and indebtedness, interim business management, forensic accounting and litigation matters, international arbitrations, M&A, antitrust and competition matters, e-discovery, management and retrieval of electronically stored information, reputation management and strategic communications. We also provide services to help our clients take advantage of economic, regulatory, financial and other business opportunities. Our experienced teams of professionals include many individuals who are widely recognized as experts in their respective fields. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas as well as our reputation for satisfying client needs.

We report financial results for the following five operating segments:

Our Corporate Finance/Restructuring segment focuses on strategic, operational, financial and capital needs of businesses around the world and provides consulting and advisory services on a wide range of areas, such as restructuring (including bankruptcy), interim management, financings, M&A, post-acquisition integration, valuations, tax issues and performance improvement.

Our Forensic and Litigation Consulting segment provides law firms, companies, government clients and other interested parties with dispute advisory, investigations, forensic accounting, business intelligence assessments, data analytics and risk mitigation services, as well as interim management and performance improvement services for our health solutions practice clients.

Our Economic Consulting segment provides law firms, companies, government entities and other interested parties with analysis of complex economic issues for use in legal, regulatory and international arbitration proceedings, strategic decision making and public policy debates in the U.S. and around the world.

Our Technology segment provides e-discovery and information management consulting, software and services to its clients. It provides products, services and consulting to companies, law firms, courts and government agencies worldwide. Its comprehensive suite of software and services help clients locate, review and produce ESI, including e-mail, computer files, voicemail, instant messaging and financial and transactional data.

Our Strategic Communications segment provides advice and consulting services relating to financial and corporate communications and investor relations, reputation management and brand communications, public affairs, business consulting and digital design and marketing.

We derive substantially all of our revenues from providing professional services to both U.S. and global clients. Over the past several years the growth in our revenues and profitability has resulted from our ability to attract new and recurring engagements and the acquisitions we have completed.

Most of our services are rendered under time-and-expense arrangements that obligate the client to pay us a fee for the hours that we incur at agreed upon rates. Under this arrangement, we typically bill our clients for reimbursable expenses, which may include the cost of producing our work product and other direct expenses that we incur on behalf of the client, such as travel costs. We also render services for which certain clients may be required to pay us a fixed fee or recurring retainer. These arrangements are generally cancellable at any time. Some of our engagements contain performance-based arrangements in which we earn a success fee when and if certain predefined outcomes occur. This type of success fee may supplement a time-and-expense or fixed-fee arrangement. Success fee revenues may cause variations in our revenues and operating results due to the timing of achieving the performance-based criteria. In our Technology segment, certain clients are also billed based on the amount of data stored on our electronic systems, the volume of information processed and the number of users licensing our Ringtail® software products for installation within their own environments. We license these products directly to end users as well as indirectly through our channel partner relationships. Seasonal factors, such as the timing of our employees’ and clients’ vacations and holidays, impact the timing of our revenues.

Our financial results are primarily driven by:

•	the number, size and type of engagements we secure;

•	the rate per hour or fixed charges we charge our clients for services;

•	the utilization rates of the revenue-generating professionals we employ;

•	the number of revenue-generating professionals;

•	fees from clients on a retained basis or other;

•	licensing of our software products and other technology services;

•	the types of assignments we are working on at different times;

•	the length of the billing and collection cycles, and

•	the geographic locations of our clients or locations in which services are rendered.

We define Adjusted EBITDA as net income before income tax provision, other income (expense), depreciation, amortization of intangible assets, special charges and goodwill impairment charges. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, special charges and goodwill impairment charges. We define Total Adjusted Segment EBITDA as the total of Adjusted Segment EBITDA for all segments. We define Adjusted Net Income and Adjusted Earnings Per Diluted Share as net income and earnings per diluted share, respectively, excluding the impact of the special charges, goodwill impairment and loss on early extinguishment of debt that were incurred in that period. Adjusted EBITDA, Adjusted Segment EBITDA, Total Adjusted Segment EBITDA, Adjusted Earnings Per Share and Adjusted Net Income are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income (Loss). We believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period-to-period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments. Reconciliations of GAAP to non-GAAP financial measures are included elsewhere in this Annual Report on Form 10-K.

We define acquisition growth as the results of operations of acquired companies in the first twelve months following the effective date of an acquisition. Our definition of organic growth is the change in the results of operations excluding the impact of all such acquisitions.

Executive Highlights

	Year Ended December 31,
	2012	2011	% Growth
	(dollar amounts in thousands, except per share amounts)
Revenues	$1,576,871	$1,566,768	0.6%
Special charges (1)	$29,557	$15,212	94.3%
Acquisition-related contingent consideration	$(3,064)	$(6,465)	-52.6%
Goodwill impairment charge(1)	$110,387	$—	100.0%
Adjusted EBITDA	$250,991	$271,612	-7.6%
Net income (loss)	$(36,986)	$103,903	-135.6%
Earnings (loss) per common share — diluted	$(0.92)	$2.39	-138.5%
Adjusted earnings per common share — diluted	$2.30	$2.60	-11.5%
Net cash provided by operating activities	$120,188	$173,828	-30.9%
Total number of employees at December 31,	3,915	3,817	2.6%

(1)	Excluded from non-GAAP measures.

Full Year 2012 Executive Highlights

Revenues

Revenues for the year ended December 31, 2012 increased $10.1 million, or 0.6%, to $1,576.9 million, compared to $1,566.8 million in the same prior year period. Revenues in our Technology segment were impacted by unit-based service price declines relative to our mix of clients. Revenue declined in our Forensic and Litigation Consulting segment due to a slowdown in regulatory cases. These revenue declines were significantly offset by strength in our Economics antitrust and financial economics practices as well as strength in our Corporate Finance restructuring business in both the U.S. and Asia markets. Additionally, revenue from our Strategic Communications segment declined with fewer M&A engagements and pricing pressure on portions of our retained business.

Special Charges

Special charges for the years ended December 31, 2012 and 2011 were $29.6 million and $15.2 million, respectively. In the second quarter of 2012 we recorded special charges of $26.8 million, which reduced our diluted earnings per share by $0.42. These charges primarily consisted of salary continuation, loan forgiveness and equity acceleration associated with a reduction in workforce totaling 116 employees to realign our workforce to address current business demands and global macro-economic conditions, impacting our Forensic and Litigation Consulting, Strategic Communications and Technology segments to address certain targeted practices within our Corporate Finance/Restructuring and Economic Consulting segments, and to reduce excess real estate capacity. In the third quarter of 2012 we recorded an additional special charge of $2.8 million which reduced our fully diluted earnings per share by $0.05. This charge relates to net curtailment costs related to three real estate leases in North America as we continue our efforts to make more efficient use of our office space.

Goodwill Impairment Charge

During the fourth quarter, we conducted our annual impairment analysis with respect to the carrying value of our goodwill. We compared the estimated fair values of the reporting units to their respective carrying values. Our analysis indicated that the estimated fair value of our Strategic Communications reporting unit was less than its carrying value. As a result, we recorded a $110.4 million non-deductible charge related to the Strategic Communications segment. The Strategic Communications reporting unit fair value was unfavorably impacted by a combination of lower current and projected cash flows. The impairment charge was non-cash in nature and did not affect the Company’s liquidity, nor did it impact the debt covenants under the Company’s existing credit facility.

Adjusted EBITDA

Adjusted EBITDA decreased $20.6 million, or 7.6%, to $251.0 million, or 15.9% of revenues, compared to $271.6 million, or 17.3% of revenues, in the prior year period. Adjusted EBITDA decreased primarily as a result of the revenue declines in Forensic and Litigation Consulting and Technology segments described above and related impacts of staff underutilization and pricing pressure in certain segments. SG&A increased in line with our revenue growth.

Earnings (loss) per share and Adjusted Earnings Per Share

Earnings (loss) per diluted share for the year ended December 31, 2012 were ($0.92), which included $110.4 million of goodwill impairment charge, $29.6 million of special charges, and a $4.9 million loss on early extinguishment of debt compared to $2.39 in the prior year period. Adjusted earnings per diluted share, which excludes the impact of the goodwill impairment, special charge and loss on early extinguishment of debt, were $2.30, compared to $2.60 in the prior year period due to the impact of the operating results described above.

Operating cash flows

Cash provided by operating activities for the year ended December 31, 2012 was $120.2 million compared to $173.8 million for the year ended December 31, 2011. We experienced strong cash collections in the fourth quarter with improved days sale outstanding compared to the prior year. The positive collections were offset by higher variable compensation and employee forgivable loan payments, as well as the timing of accounts payable disbursements.

Headcount

Headcount increased by 98, or 2.6% to 3,915. Billable headcount increased in Corporate Finance/Restructuring and in Economic Consulting due to growing operations. Additionally, Corporate Finance/Restructuring added 80 headcount related to the KMQ and Salter acquisitions in the fourth quarter. Forensic and Litigation Consulting and Technology headcount decreased due to the reduction in workforce completed in the second quarter of 2012. Non-billable headcount also decreased due to the centralization and elimination of certain redundant positions.

Other strategic activities

On June 6, 2012, our Board of Directors authorized a two-year stock repurchase program of up to $250.0 million (the “2012 Repurchase Program”). During the year ended December 31, 2012, we repurchased and retired 1,681,029 shares of our common stock for an average price per share of $29.76, using cash on hand, with a value equivalent to approximately $50.0 million. At December 31, 2012, a balance of approximately $200.0 million remained available under the 2012 Repurchase Program.

Critical Accounting Policies

General. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which we have prepared in accordance with accounting principles generally accepted in the US. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates, including those related to bad debts, goodwill, income taxes and contingencies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies reflect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition. Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectability is reasonably assured. We generate the majority of our revenues from providing professional services under four types of billing arrangements: time-and-expense, fixed-fee, performance-based and unit-based.

Time-and-expense billing arrangements require the client to pay based on the number of hours worked by our revenue-generating professionals at contractually agreed-upon rates. We recognize revenues for our professional services rendered under time-and-expense engagements based on the hours incurred at agreed-upon rates as work is performed.

In fixed-fee billing arrangements, we agree to a pre-established fee in exchange for a pre-determined set of professional services. Generally, the client agrees to pay a fixed fee every month over the specified contract term. These contracts are for varying periods and generally permit the client to cancel the contract before the end of the term. We recognize revenues for our professional services rendered under these fixed-fee billing arrangements monthly over the specified contract term or, in certain cases, revenue is recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which we consider to be the best available indicator of the pattern and timing in which such contract obligations are fulfilled.

In performance-based or contingent billing arrangements, fees are tied to the attainment of contractually defined objectives. Often this type of arrangement supplements a time-and-expense or fixed-fee engagement, where payment of a performance-based fee is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We do not recognize revenues under performance- based billing arrangements until all related performance criteria are met and collection of the fee is reasonably assured.

In our Technology segment, unit-based revenues are based on either the amount of data stored or processed, the number of concurrent users accessing the information, or the number of pages or images processed for a client. We recognize revenues for our professional services rendered under unit-based engagements as the services are provided based on agreed-upon rates. We also generate certain revenue from software licenses and maintenance. We have vendor-specific objective evidence of fair value for support and maintenance separate from software for the majority of our products. Accordingly, when licenses of certain offerings are included in an arrangement with support and maintenance, we recognize the license revenue upon delivery of the license and recognize the support and maintenance revenue over the term of the maintenance service period. Substantially all of our software license agreements do not include any acceptance provisions. If an arrangement allows for customer acceptance of the software, we defer revenue until the earlier of customer acceptance or when the acceptance provisions lapse. Revenues from hosting fees are recognized ratably over the term of the hosting agreement. We have certain arrangements with clients in which we provide multiple elements of services under one engagement contract. Revenues under these types of arrangements are accounted for in accordance ASC 605-25, Multiple-Element Arrangements, and recognized pursuant to the criteria described above.

Some clients pay us retainers before we begin any work for them. We hold retainers on deposit until we have completed the work. We generally apply these retainers to final billings and refund any excess over the final amount billed to clients, as appropriate, when we complete our work. If the client is in bankruptcy, fees for our services may be subject to approval by the court. In some cases, a portion of the fees to be paid to us by a client is required by a court to be held until completion of our work and final fee settlements have been negotiated. We make a determination whether to record all or a portion of such holdback as revenue prior to collection on a case-by-case basis.

If at the outset of an arrangement we determine that the arrangement fee is not fixed or determinable, revenue is deferred until all criteria for recognizing revenue are met. Reimbursable expenses, including those relating to travel, out-of pocket expenses, outside consultants and other similar costs, are generally included in revenues, and an equivalent amount of reimbursable expenses is included in costs of services in the period in which the expense is incurred. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. Revenues recognized, but not yet billed to clients, have been recorded as “Unbilled receivables” in the Consolidated Balance Sheets.

Allowance for Doubtful Accounts and Unbilled Services. We maintain an allowance for doubtful accounts and unbilled services for estimated losses resulting from the inability of clients to pay our fees or for disputes that affect our ability to fully collect our billed accounts receivable, as well as potential fee reductions negotiated by clients or imposed by bankruptcy courts. Even if a bankruptcy court approves our services, the court has the discretion to require us to refund all or a portion of our fees due to the outcome of the case or a variety of other factors. We estimate the allowance for all receivable risks by reviewing the status of each matter and recording reserves based on our experience and knowledge of the particular client and historical collection patterns. However, our actual experience may vary significantly from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, or bankruptcy courts require us to refund certain fees, we may need to record additional allowances or write-offs in future periods. This risk related to a client’s inability to pay is mitigated to the extent that we may receive retainers from some of our clients prior to performing services.

The provision for doubtful accounts and unbilled services is also adjusted after the related work has been billed to the client and we discover that full collectability is not reasonably assured. It is classified in “Selling, general and administrative expense” on the Consolidated Statements of Comprehensive Income (Loss) and totaled $14.2 million, $12.6 million, and $10.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The provision for unbilled services is normally recorded prior to customer billing and is recorded as a reduction to revenues. This provision normally relates to fee adjustments, estimates of fee reductions that may be imposed by bankruptcy courts and other discretionary pricing adjustments.

Goodwill and Other Intangible Assets. Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. Other intangible assets include trade names, customer relationships, contract backlog, non-competition agreements and software.

We test our goodwill and other indefinite-lived intangible assets for impairment annually as of the first day of the fourth quarter or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Factors we consider important that could trigger an interim impairment review include, but are not limited to, the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	a significant change in the manner of our use of the acquired asset or the strategy for our overall business;

•	a significant market decline related to negative industry or economic trends; and/or

•	our market capitalization relative to net carrying value.

We assess our goodwill for impairment using a fair value approach at the reporting unit level. The goodwill impairment test is a two-step process, if necessary. The provisions for the accounting standard of goodwill provide an entity with the option to assess qualitative factors to determine whether the existence of events or circumstances leads to the determination that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment is referred to as a “step zero” approach. If, based on the review of the qualitative factors, an entity determines it is not more-likely-than-not that the fair value of a reporting unit is less than its carrying value, the entity may skip the two-step impairment test required by prior accounting guidance. If an entity determines otherwise, Step 1 of the two-step impairment test is required. Step 1 involves determining whether the estimated fair value of the reporting units exceeds the respective carrying value. If the fair value exceeds the carrying value, goodwill of that reporting unit is not impaired. However, if the carrying value exceeds the fair value of the reporting unit, goodwill may be impaired and additional analysis is required. Step 2 of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is derived by performing a hypothetical purchase price allocation for the reporting unit as of the measurement date, allocating the reporting unit’s estimated fair value to its net assets and identifiable intangible assets. The residual amount from performing this allocation represents the implied fair value of goodwill. To the extent this amount is below the carrying value of goodwill, an impairment charge is recorded.

In performing Step 1 of the goodwill impairment test, we compare the carrying amount of our reporting units to their estimated fair values. When available and as appropriate, we use market multiples derived from a set of competitors with comparable market characteristics and/or guideline transactions to establish the fair value (market approaches) for a particular reporting unit. We may also estimate fair value using a combination of the market approaches and discounted cash flows (an income approach), using appropriate weighting factors.

The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment and estimates, as our businesses operate in a number of markets and geographical regions. The assumptions utilized in the evaluation of the impairment of goodwill under the market approach include the selection of comparable or “guideline” companies, which are subject to change based on the economic characteristics of our reporting units and the selection of reference transactions, if any, for which a fair value impact may be assessed based on market prices realized in an actual transaction. The assumptions utilized in the evaluation of the impairment of goodwill under the income approach include revenue growth and EBITDA (earnings before interest expense, income taxes, depreciation and amortization), tax rates, capital expenditures, weighted average cost of capital (WACC) and related discount rates and expected long-term growth rates. The assumptions which have the most significant effect on our valuations derived using the income approach are: (1) the expected long-term growth rate of our reporting units’ cash flows and (2) the discount rate.

For the 2012 annual goodwill impairment test performed as of October 1, 2012, we utilized the quantitative test for all our reporting units. The fair values of the Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting and Technology reporting units were estimated using a market approach while the fair value of the Strategic Communications reporting unit was estimated using a combination of appropriately weighted income and market approaches. The cash flows employed in the income approach are based on our most recent budgets, forecasts and business plans, as well as various growth rate assumptions for years beyond the current business plan period, discounted using an estimated WACC. Our discount rate assumptions are based on an assessment of the risk inherent in the future revenue streams and cash flows and our WACC. The risk adjusted discount rate used represents the estimated WACC for our reporting units. The WACC is comprised of (1) a risk free rate of return, (2) an equity risk premium that is based on the rate of return on equity of publicly traded companies with business characteristics comparable to our reporting units, (3) the current after-tax market rate of return on debt of companies with business characteristics similar to our reporting units, each weighted by the relative market value percentages of our equity and debt, and (4) an appropriate size premium.

We evaluate the reasonableness of the fair value calculations of our reporting units by reconciling the total of the fair values of all of our reporting units to our total market capitalization, taking into account a reasonable control premium.

The results of the Step 1 goodwill impairment analysis indicated that the estimated fair value of our Strategic Communications reporting unit was less than its carrying value while the estimated fair values of our Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting and Technology reporting units significantly exceeded their respective carrying values. The Strategic Communications reporting unit fair value was unfavorably impacted by a combination of lower current and projected cash flows. Because our Strategic Communications reporting unit’s fair value estimate was lower than its carrying value, we applied the second step of the goodwill impairment test.

The second step of the goodwill impairment analysis indicated that the carrying values of the goodwill associated with the Strategic Communications reporting unit exceeded its implied fair value, resulting in a

$110.4 million non-deductible goodwill impairment charge. The impairment charge was non-cash in nature and did not affect the Company’s current liquidity, nor did it impact the debt covenants under the Company’s existing credit facility. After the goodwill impairment charge, the Strategic Communications reporting unit’s goodwill balance was $226.3 million. See Note 13 to the Consolidated Financial Statements.

There can be no assurance that the estimates and assumptions used in our goodwill impairment testing will prove to be accurate predictions of the future. If our assumptions regarding forecasted cash flows are not achieved or market conditions significantly deteriorate, we may be required to record goodwill impairment charges in future periods, whether in connection with our next annual impairment test or prior to that, if a triggering event occurs outside of the quarter during which the annual goodwill impairment test is performed. It is not possible at this time to determine if any future impairment charge would result or, if it does, whether such charge would be material.

Intangible assets with definite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. We amortize our acquired definite-lived intangible assets on a straight-line basis over periods ranging from 1 to 15 years.

Business Combinations. For business combinations consummated on or after January 1, 2009, we adopted the new accounting principles for business combinations. These accounting principles require that identifiable assets acquired, liabilities assumed and any noncontrolling interest in the acquiree be recognized and measured as of the acquisition date at fair value. Fair value measurements require extensive use of estimates and assumptions, including estimates of future cash flows to be generated by the acquired assets. In addition, while in the past we only recorded contingent consideration when paid, we now must recognize and measure the contingent consideration at fair value as of the acquisition date. Contingent consideration obligations that are classified as liabilities are remeasured at fair value each reporting period with the changes in fair value resulting from either the passage of time, revisions, or ultimate settlement of the amount payable or the timing of the initial measurement recognized in income.

Share-Based Compensation. We recognize share-based compensation using a fair value based recognition method. Share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period or performance period of the award. The amount of share-based compensation expense recognized at any date must at least equal the portion of grant date value of the award that is vested at that date.

We use the Black-Scholes pricing model to determine the fair value of stock options on the dates of grant. The Black-Scholes pricing model requires various highly judgmental assumptions, including volatility and expected term, which are based on our historical experience. We also make assumptions regarding the risk-free interest rate and the expected dividend yield. The risk-free interest rate is based on the U.S. Treasury interest rate whose term is consistent with the expected term of the share-based award. The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to do so in the future.

Restricted stock is measured based on the fair market values of the underlying stock on the dates of grant. Awards with performance-based vesting conditions require the achievement of specific financial targets at the end of the specified performance period and the employee’s continued employment. We recognize the estimated fair value of performance-based awards as share-based compensation expense over the performance period. We consider each performance period separately, based upon our determination of whether it is probable that the performance target will be achieved. At each reporting period, we reassess the probability of achieving the performance targets. If a performance target is not met, no compensation cost is ultimately recognized against that target, and, to the extent previously recognized, compensation expense is reversed. For all our share-based awards, we estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. We estimate the forfeiture rate based on historical experience. Groups of share-based award holders that have similar historical behavior with regard to option exercise timing and forfeiture rates are considered separately for valuation and attribution purposes. Forfeitures are estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Income Taxes. Our income tax provision consists principally of federal, state and international income taxes. We generate income in a significant number of states located throughout the U.S., as well as foreign countries in which we conduct business. Our effective income tax rate may fluctuate due to changes in the mix of earnings between higher and lower state or country tax jurisdictions and the impact of non-deductible expenses. Additionally, we record deferred tax assets and liabilities using the asset and liability method of accounting, which requires us to measure these assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The evaluation of the need for a valuation allowance requires management judgment and could impact our financial results and effective tax rate.

Significant New Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite — Lived Intangible Assets for Impairment (“ASU 2012-02”). ASU 2012-02 permits an entity to make a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset, other than goodwill, is impaired. If the entity determines, on the basis of all relevant qualitative factors, that it is not more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, it will not be required to perform a quantitative impairment test for that asset. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this ASU will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02 — Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income — (“ASU 2013-02”). Under ASU 2013-02, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to the related footnotes that provide additional detail about those amounts. The Company is required to adopt this ASU for the interim period ending March 31, 2013. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income; accordingly, we do not expect the guidance to have a material effect on the Company’s consolidated financial statements.

RESULTS OF OPERATIONS

Segment and Consolidated Operating Results:

	Year Ended December 31,
	2012	2011	2010
	(in thousands, except per share amounts)
Revenues
Corporate Finance/Restructuring	$394,719	$364,409	$396,216
Forensic and Litigation Consulting	407,586	428,730	379,780
Economic Consulting	391,622	353,981	255,660
Technology	195,194	218,738	176,607
Strategic Communications	187,750	200,910	193,198

Total revenues	$1,576,871	$1,566,768	$1,401,461

Operating income
Corporate Finance/Restructuring	$80,970	$66,591	$89,861
Forensic and Litigation Consulting	45,809	74,831	62,759
Economic Consulting	71,992	60,890	39,180
Technology	33,642	57,917	27,569
Strategic Communications	(97,298)	19,066	11,602

Segment operating income	135,115	279,295	230,971
Unallocated corporate expenses	(76,079)	(73,848)	(72,579)

Operating income	59,036	205,447	158,392

Other income (expense)
Interest income and other	5,659	6,304	4,423
Interest expense	(56,731)	(58,624)	(50,263)
Loss on early extinguishment of debt	(4,850)	—	(5,161)

	(55,922)	(52,320)	(51,001)

Income before income tax provision	3,114	153,127	107,391
Income tax provision	40,100	49,224	41,407

Net income (loss)	$(36,986)	$103,903	$65,984

Earnings (loss) per common share — basic	$(0.92)	$2.53	$1.45
Earnings (loss) per common share — diluted	$(0.92)	$2.39	$1.38

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net income (loss)	$(36,986)	$103,903	$65,984
Add back:
Income tax provision	40,100	49,224	41,407
Other income (expense), net	51,072	52,320	45,840
Depreciation and amortization	29,604	28,582	31,334
Amortization of other intangible assets	22,407	22,371	23,910
Special charges	29,557	15,212	51,131
Loss on early extinguishment of debt	4,850	—	5,161
Goodwill impairment charge	110,387	—	—

Adjusted EBITDA	$250,991	$271,612	$264,767

Reconciliation of Net Income (Loss) and Earnings (Loss) Per Share to Adjusted Net Income and Adjusted Earnings Per Share:

	Year Ended December 31,
	2012	2011	2010
Net income (loss)	$(36,986)	$103,903	$65,984
Add back:
Special charges, net of tax (1)	19,115	9,285	32,733
Goodwill impairment charge (2)	110,387	—	—
Loss on early extinguishment of debt, net of tax (3)	2,910	—	3,019

Adjusted Net Income	$95,426	$113,188	$101,736

Earnings (loss) per common share — diluted	$(0.92)	2.39	1.38
Add back:
Special charges, net of tax (1)	0.47	0.21	0.69
Goodwill impairment charge (2)	2.74	—	—
Loss on early extinguishment of debt, net of tax (3)	0.07	—	0.06
Impact of denominator for diluted adjusted earnings per common share (4)	(0.06)	—	—

Adjusted earnings per common share — diluted	$2.30	$2.60	$2.13

Weighted average number of common shares outstanding — diluted (4)	41,578	43,473	47,664

(1)

The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rates for the adjustments for the years ended December 31, 2012, 2011 and 2010 were 35.3%, 39.0% and 36.0%, respectively. The tax expense related to the adjustments for the years ended December 31, 2012, 2011 and 2010 were $10.4 million or $0.26 impact on diluted earnings per share, $5.9 million or $0.14 impact on diluted earnings per share, and $18.4 million or $0.39 impact on diluted earnings per share, respectively.

(2)	The goodwill impairment charge is non-deductible for income tax purposes and resulted in no tax benefit for the year ended December 31, 2012.
(3)

The tax effect takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). As a result, the effective tax rate for the adjustments for the years ended December 31, 2012 and 2010 were 40.0% and 41.5%, respectively. The tax expense related to the adjustments for the years ended December 31, 2012 and 2010 were $1.9 million or $0.05 impact on diluted earnings per share and $2.1 million or $0.04 impact on diluted earnings per share, respectively.

(4)

For the year ended December 31, 2012, the Company reported a net loss. For the period, the basic weighted average common shares outstanding equals the diluted weighted average common shares outstanding for purposes of calculating U.S. GAAP earnings per share because potentially dilutive securities would be antidilutive. For non-GAAP purposes, the per share and share amounts presented herein reflect the impact of the inclusion of share-based awards and convertible notes that are considered dilutive based on the impact of the add backs included in Adjusted Net Income above.

Year Ended December 31, 2012 compared to December 31, 2011

Revenues and Operating income

See “Segment Results” for an expanded discussion of segment operating revenues and operating income.

Special charges

During the year ended December 31, 2012, we recorded special charges totaling $29.6 million, of which $5.0 million was non-cash. The charges reflect actions we took to realign our workforce to address current business demands and global macro-economic conditions impacting our Forensic and Litigation Consulting,

Strategic Communications and Technology segments, to address certain targeted practices within our Corporate Finance/Restructuring and Economic Consulting segments, and to reduce excess real estate capacity. These actions include the termination of 116 employees, the consolidation of leased office space within nine office locations and certain other actions. The special charges consisted of:

•

$18.4 million of salary continuance and other contractual employee related costs, including loan forgiveness and accelerated recognition of compensation cost of share-based awards, associated with the reduction in workforce of 116 employees; and

•	$11.2 million of expense associated with lease costs related to the consolidation of leased office space in nine office locations

During the year ended December 31, 2011, we recorded special charges of $15.2 million, of which $4.8 million was non-cash. The charges reflect actions we took to reduce overhead in connection with the realignment of certain senior management on a global basis and to align our workforce with expected market trends, primarily in our Corporate Finance/Restructuring segment.

The total cash outflow associated with the 2012 special charges is expected to be $24.3 million, of which $9.3 million has been paid as of December 31, 2012. $6.9 million is expected to be paid in 2013, $2.6 million is expected to be paid in 2014, $1.2 million is expected to be paid in 2015, and the remaining balance of $4.3 million related to lease costs will be paid from 2016 to 2025. In addition, the remaining liability of $0.2 million related to the 2011 and 2010 special charges is expected to be paid during 2013. A liability for the current and noncurrent portions of the amounts has been included in “Accounts payable, accrued expenses and other” and “Other liabilities,” respectively, on the Consolidated Balance Sheets.

The following table details the special charges by segment and the decrease in total headcount:

	2012		2011
	Special Charges	Headcount	Special Charges	Headcount
	(dollars in thousands)		(dollars in thousands)
Corporate Finance/Restructuring	$11,332	4	$9,440	22
Forensic and Litigation Consulting	8,276	43	839	7
Economic Consulting	991	8	2,093	6
Technology	3,114	42	—	—
Strategic Communications	4,712	15	—	—

	28,425	112	12,372	35
Unallocated Corporate	1,132	4	2,840	2

Total	$29,557	116	$15,212	37

Unallocated corporate expenses

Unallocated corporate expenses increased $2.2 million, or 3.0%, to $76.1 million for 2012 from $73.8 million for 2011. Excluding the impact of special charges of $1.1 million recorded in 2012 and $2.8 million recorded in 2011, unallocated corporate expenses increased $3.9 million in 2012, or 5.5%. The increase was primarily due to an increase related to our global leadership costs, higher compensation and benefit costs, and strategic planning activities that took place in the three months ended March 31, 2012. The increase was partially offset by lower marketing event spending and a higher allocation of regional shared office costs in 2012.

Interest income and other

Interest income and other, which includes foreign currency transaction gains and losses, decreased by $0.6 million, or 10%, to $5.7 million for 2012 from $6.3 million for 2011. The decrease includes a write off of certain liabilities related to unclaimed property which favorably impacted other income in 2011 and lower income from joint ventures in 2012, partially offset by a favorable movement in foreign currency transaction gains and losses in 2012 relative to 2011.

Interest expense

Interest expense decreased $1.9 million, or 3%, to $56.7 million for 2012 from $58.6 million for 2011. Interest expense in 2012 was favorably impacted by lower average borrowings in 2012 as compared to 2011, primarily due to the repayment, in full, of our outstanding 3 3/4  0/0 senior subordinated convertible notes (“Convertible Notes”) in July 2012, redemption of the aggregate principal amount of $215.0 million of 7 3/4% senior notes due 2016 (“2016 Notes), and a decrease in notes payable to former shareholders of acquired businesses. This was partially offset by lower interest rates in 2011 due to an interest rate swap agreement which was entered into in March 2011 and terminated in December 2011.

Income tax provision

Our effective tax rate for the year ended December 31, 2012 was not meaningful due to the impact of the non-deductible goodwill impairment charge of $110.4 million. The effective tax rate for 2012 excluding goodwill impairment charges from pre-tax income was 35.3%. Our effective tax rate was 32.1% for the year ended December 31, 2011. The effective tax rate in the current year was unfavorably impacted by a higher effective U.S. state income tax rate due to the mix of earnings by jurisdiction in 2012 as compared to 2011, and an increase in non-deductible expenses. In addition, the effective tax rate in the prior year included a larger benefit related to income from changes in the fair value of acquisition-related contingent consideration, which is not taxable.

Year Ended December 31, 2011 compared to December 31, 2010

Revenues and Operating income

See “Segment Results” for an expanded discussion of segment operating revenues and operating income.

Special charges

During the year ended December 31, 2011, we recorded special charges of $15.2 million, of which $4.8 million was non-cash. The charges reflect actions we took to reduce senior management related overhead in connection with the realignment of our segment management on a global basis and the alignment of our workforce with expected market trends, primarily in our Corporate Finance/Restructuring segment.

During the year ended December 31, 2010, we recorded special charges of $51.1 million, of which $31.4 million was non-cash. The non-cash charges primarily included trade name impairment charges related to our global FTI Consulting branding strategy and other strategic branding decisions. The remaining charges related to a realignment of our workforce and a consolidation of four office locations. The charges reflect actions we took to support our corporate positioning, as well as actions taken to better align capacity with expected demand, to eliminate certain redundancies resulting from acquisitions and to provide for appropriate levels of administrative support.

The remaining liability of $0.2 million related to the 2011 and 2010 special charges is expected to be paid during 2013.

The following table details the special charges by segment and the decrease in total headcount:

	2011		2010
	Special Charges	Headcount	Special Charges	Headcount
	(dollars in thousands)		(dollars in thousands)
Corporate Finance/Restructuring	$9,440	22	$8,561	63
Forensic and Litigation Consulting	839	7	6,196	28
Economic Consulting	2,093	6	6,667	19
Technology	—	—	15,913	16
Strategic Communications	—	—	9,044	1

	12,372	35	46,381	127
Unallocated Corporate	2,840	2	4,750	17

Total	$15,212	37	$51,131	144

Unallocated corporate expenses

Unallocated corporate expenses increased $1.3 million, or 1.7%, to $73.8 million for 2011 from $72.6 million for 2010. Excluding the impact of special charges of $2.8 million recorded in 2011 and $4.7 million recorded in 2010, unallocated corporate expenses increased $3.2 million in 2011, or 4.7%. The increase was primarily due to $6.0 million of regional infrastructure investment, $2.9 million related to global brand integration, and $1.7 million of higher compensation and benefits costs. These increases were partially offset by a $3.6 million increase in allocation of certain system development and support costs and a $3.1 million reclassification of certain personnel costs to the operating segments.

Interest income and other

Interest income and other, which includes foreign currency transaction gains and losses, increased by $1.9 million, or 43%, to $6.3 million for 2011 from $4.4 million for 2010. This increase is primarily due to higher value interest bearing assets and equity in earnings of affiliates in 2011 of $1.4 million. In addition, there was a $0.5 million positive impact on other non-operating income in 2011 relative to 2010 primarily due to the write-off of certain liabilities due to the escheatment of unclaimed property.

Interest expense

Interest expense increased $8.3 million, or 17%, to $58.6 million for 2011 from $50.3 million for 2010. Interest expense increased due to the issuance of $400.0 million aggregate principal amount 6  3/4% senior notes due 2020 in September 2010, the proceeds of which we used to redeem the aggregate principal amount of $200.0 million of 7 5/8% senior notes, and fund the issuance of the aggregate principal amount of $35.0 million loan notes issued as a portion of the consideration in connection with the acquisition we completed in August 2010. This increase was partially offset by the favorable impact of lower rates on variable hedge contracts which we entered into in March 2011. On December 16, 2011, we negotiated the right to terminate the interest rate swap agreements. Upon termination of these interest rate swaps we received cash proceeds of approximately $6.6 million, including $1.0 million of accrued interest. The net proceeds of $5.6 million have been recorded in “Long-term debt and capital lease obligations” on the Consolidated Balance Sheets and will be amortized as a reduction to interest expense over the remaining term of the 2016 Notes, resulting in an effective interest rate of 7.1% per annum.

Income tax provision

Our effective tax rate was 32.1% for the year ended December 31, 2011 as compared to 38.6% for the year ended December 31, 2010. The decrease in the effective tax rate from the previous year is primarily due to the favorable impact of lower taxes on foreign earnings, a lower effective state tax rate and the benefit related to income from changes in the fair value of acquisition-related contingent consideration, which is not taxable. Our effective U.S. state income tax rate was lower due to the mix of earnings by jurisdiction in 2011 as compared to 2010.

SEGMENT RESULTS

Total Adjusted Segment EBITDA

We evaluate the performance of our operating segments based on Adjusted Segment EBITDA which is a non-GAAP measure. The following table reconciles Net Income (Loss) to Total Adjusted Segment EBITDA for the years ended December 31, 2012, 2011, and 2010.

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net income (loss)	$(36,986)	$103,903	$65,984
Add back:
Income tax provision	40,100	49,224	41,407
Other income (expense), net	51,072	52,320	45,840
Loss on early extinguishment of debt	4,850	—	5,161
Unallocated corporate expense	76,079	73,848	72,579

Segment operating income	$135,115	$279,295	$230,971
Add back:
Segment depreciation expense	25,058	23,620	26,102
Amortization of other intangible assets	22,407	22,371	23,910
Special charges	28,425	12,372	46,381
Goodwill impairment charge	110,387	—	—

Total Adjusted Segment EBITDA	$321,392	$337,658	$327,364

Other Segment Operating Data

	Year Ended December 31,
	2012	2011	2010
Number of revenue-generating professionals: (at period end)
Corporate Finance/Restructuring	697	587	620
Forensic and Litigation Consulting	952	957	911
Economic Consulting	474	433	297
Technology	277	290	257
Strategic Communications	593	582	583

Total revenue-generating professionals	2,993	2,849	2,668

Utilization rates of billable professionals: (1)
Corporate Finance/Restructuring	71%	70%	70%
Forensic and Litigation Consulting	70%	71%	72%
Economic Consulting	81%	85%	79%
Average billable rate per hour: (2)
Corporate Finance/Restructuring	$416	$427	$435
Forensic and Litigation Consulting	370	330	324
Economic Consulting	493	482	472

(1)

We calculate the utilization rate for our billable professionals by dividing the number of hours that all of our billable professionals worked on client assignments during a period by the total available working hours for all of our billable professionals during the same period. Available hours are determined by the standard hours worked by each employee, adjusted for part-time hours, local country standard work weeks and local country holidays. Available working hours include vacation and professional training days, but exclude holidays. Utilization rates are presented for our segments that primarily bill clients on an hourly basis. We have not presented a utilization rate for our Technology and Strategic Communications segments as most of the revenues of these segments are not based on billable hours.

(2)

For engagements where revenues are based on number of hours worked by our billable professionals, average billable rate per hour is calculated by dividing revenues for a period by the number of hours worked on client assignments during the same period. We have not presented an average billable rate per hour for our Technology and Strategic Communications segments as most of the revenues of these segments are not based on billable hours.

CORPORATE FINANCE/RESTRUCTURING

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands, except rate per hour)
Revenues	$394,719	$364,409	$396,216

Operating expenses:
Direct cost of revenues	238,982	228,028	230,699
Selling, general and administrative expense	61,027	60,499	59,629
Special charges	11,332	9,440	8,561
Acquisition-related contingent consideration	(3,361)	(5,890)	1,102
Amortization of other intangible assets	5,769	5,741	6,364

	313,749	297,818	306,355

Segment operating income	80,970	66,591	89,861
Add back:
Depreciation and amortization of intangible assets	8,835	8,902	9,730
Special charges	11,332	9,440	8,561

Adjusted Segment EBITDA	$101,137	$84,933	$108,152

Gross profit (1)	$155,737	$136,381	$165,517
Gross profit margin (2)	39.5%	37.4%	41.8%
Adjusted Segment EBITDA as a percent of revenues	25.6%	23.3%	27.3%
Number of revenue generating professionals (at period end)	697	587	620
Utilization rates of billable professionals	71%	70%	70%
Average billable rate per hour	$416	$427	$435

(1)	Revenues less direct cost of revenues.
(2)	Gross profit as a percent of revenues.

Year ended December 31, 2012 compared to December 31, 2011

Revenues increased $30.3 million, or 8.3%, to $394.7 million in 2012 compared to $364.4 million in 2011. Acquisition-related revenue from KMQ and business acquired from LECG Corporation (“LECG”) was $6.9 million, or 1.9% growth from the prior year. Revenue increased organically $23.4 million, or 6.4%, primarily due to higher realization and demand in our bankruptcy and restructuring practice in North America, greater demand for our restructuring practice in the EMEA, higher success fees, and higher average bill rates in our communications, media and entertainment practice.

Gross profit increased $19.3 million, or 14.2%, to $155.7 million in 2012 compared to $136.4 million for 2011. Gross profit margin increased 2.1 percentage points to 39.5% for 2012 compared to 37.4% for 2011 primarily due to higher revenue and lower average personnel costs.

SG&A expense increased $0.5 million, or 0.9%, to $61.0 million for 2012 compared to $60.5 million for 2011. SG&A expense was 15.5% of revenue for 2012, down from 16.6% for 2011. The increase in SG&A expense included a $2.4 million Australian valuation tax related to the transfer of assets associated with the KMQ acquisition.

Amortization of other intangible assets increased to $5.8 million for 2012 compared to $5.7 million for 2011.

Adjusted segment EBITDA increased $16.2 million, or 19.1%, to $101.1 million for 2012 compared to $84.9 million for 2011. 2011 adjusted segment EBITDA included a gain of $9.0 million related to the fair value adjustment to contingent consideration for the acquired FS Advisory practice in Asia compared to a similar gain of $5.2 million in 2012.

Year ended December 31, 2011 compared to December 31, 2010

Revenues decreased $31.8 million, or 8.0%, to $364.4 million in 2011 from $396.2 million in 2010. Acquisition related revenue from the Asia practice acquired in the third quarter of 2010 and the European tax practice from LECG acquired in the first quarter of 2011 totaled $21.0 million, or 5.3%. Organic revenue declined $52.8 million, or 13.3%, due to fewer consulting hours and lower average billable rates per hour as the demand for bankruptcy and restructuring services decreased in North America and Europe along with lower volumes in the real estate advisory practice.

Gross profit decreased $29.1 million, or 17.6%, to $136.4 million in 2011 from $165.5 million in 2010. Gross profit margin decreased 4.4 percentage points to 37.4% in 2011 from 41.8% in 2010. The gross profit margin decline was primarily due to lower revenue from the higher margin bankruptcy and restructuring practices in North America and Europe, partially offset by gross profit from acquired practices in 2011.

SG&A expense increased $0.9 million, or 1.5%, to $60.5 million in 2011 from $59.6 million in 2010. SG&A expense was 16.6% of revenue in 2011, up from 15.0% in 2010. The increase in SG&A expense in 2011 was due to the operating expenses of the 2011 acquired practices and higher bad debt expense, partially offset by lower personnel costs, marketing, outside services, and recruiting expenses. Bad debt expense was 0.4% of revenue in 2011 compared to 0.1% in 2010.

Amortization of other intangible assets decreased $0.7 million to $5.7 million in 2011 from $6.4 million in 2010.

Adjusted Segment EBITDA decreased $23.3 million, or 21.5%, to $84.9 million in 2011 from $108.2 million in 2010.

FORENSIC AND LITIGATION CONSULTING

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands, except rate per hour)
Revenues	$407,586	$428,730	$379,780

Operating expenses:
Direct cost of revenues	269,948	272,417	237,273
Selling, general and administrative expense	80,842	78,745	69,712
Special charges	8,276	839	6,196
Acquisition-related contingent consideration	297	(575)	88
Amortization of other intangible assets	2,414	2,473	3,752

	361,777	353,899	317,021

Segment operating income	45,809	74,831	62,759
Add back:
Depreciation and amortization of intangible assets	6,487	6,215	7,447
Special charges	8,276	839	6,196

Adjusted Segment EBITDA	$60,572	$81,885	$76,402

Gross profit (1)	$137,638	$156,313	$142,507
Gross profit margin (2)	33.8%	36.5%	37.5%
Adjusted Segment EBITDA as a percent of revenues	14.9%	19.1%	20.1%
Number of revenue generating professionals (at period end)	952	957	911
Utilization rates of billable professionals	70%	71%	72%
Average billable rate per hour	$370	$330	$324

(1)	Revenues less direct cost of revenues.
(2)	Gross profit as a percent of revenues.

Year Ended December 31, 2012 compared to December 31, 2011

Revenues decreased $21.1 million, or 4.9%, to $407.6 million for 2012 from $428.7 million for 2011. Acquisition-related revenue from the disputes and forensic accounting and environmental solutions practices in North America acquired from LECG late in the first quarter of 2011 and ThinkFirst was $7.7 million, or 1.8% of the segment revenue change from the prior year period. Revenue declined organically $28.8 million, or 6.7%, primarily due to weak demand in our North America and data analytics practices, partially offset by growth in our health solutions practice and our global risk and investigations practice in the Latin America region. The revenue decline is also largely impacted by the decline of certain large event-driven investigative matters.

Gross profit decreased $18.7 million, or 11.9%, to $137.6 million for 2012 from $156.3 million for 2011. Gross profit margin decreased 2.7 percentage points to 33.8% for 2012 from 36.5% for 2011. The decrease in gross profit margin was due to lower utilization, partially offset by lower personnel costs in our North America practice as a result of headcount reductions taken in the second quarter of 2012.

SG&A expense increased $2.1 million to $80.8 million from $78.7 million for 2011. SG&A expense was 19.8% of revenue for 2012, compared to 18.4% for 2011. The increase in bad debt, business development and marketing expense was partially offset by lower personnel costs. Bad debt expense was 1.3% of revenues for 2012 up from 0.9% for 2011.

Amortization of other intangible assets decreased to $2.4 million for 2012, compared to $2.5 million for 2011.

Adjusted segment EBITDA decreased $21.3 million, or 26.0%, to $60.6 million for 2012, compared to $81.9 million for 2011.

Year Ended December 31, 2011 compared to December 31, 2010

Revenues increased $49.0 million, or 12.9%, to $428.7 million in 2011 from $379.8 million in 2010. Revenue from the practices acquired from LECG in the first quarter of 2011 was $18.5 million, or 4.9%, primarily driven by the disputes and forensic accounting and environmental solution practices in North America. Organic revenue growth of $30.5 million, or 8.0%, was attributed to increases in demand for construction solutions, global risk, forensic accounting and litigation support services in the Asia Pacific, Europe, Middle East and Africa regions, higher revenue in the health solutions practice and data analytics services.

Gross profit increased $13.8 million, or 9.7%, to $156.3 million in 2011 from $142.5 million in 2010. Gross profit margin decreased 1.0 percentage points to 36.5% in 2011 from 37.5% in 2010. The gross profit margin decline was due to lower utilization and increased headcount from investments in key practices, which offset higher consulting volumes and higher average billable rates per hour.

SG&A expense increased $9.0 million, or 13.0%, to $78.7 million in 2011 from $69.7 million in 2010. SG&A expense was 18.4% of revenue for 2011, which was unchanged compared to 2010. The increase in SG&A expense in 2011 was due to overhead expenses related to the 2011 acquired practices and increased facilities, personnel costs, and bad debt expenses. Bad debt expense was 0.9% of revenues in 2011 compared to 0.8% in 2010.

Amortization of other intangible assets decreased $1.3 million to $2.5 million in 2011 from $3.8 million in 2010.

Adjusted Segment EBITDA increased $5.5 million, or 7.2%, to $81.9 million in 2011 from $76.4 million in 2010.

ECONOMIC CONSULTING

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands, except rate per hour)
Revenues	$391,622	$353,981	$255,660

Operating expenses:
Direct cost of revenues	265,112	242,703	170,718
Selling, general and administrative expense	51,912	46,802	37,879
Special charges	991	2,093	6,667
Amortization of other intangible assets	1,615	1,493	1,216

	319,630	293,091	216,480

Segment operating income	71,992	60,890	39,180
Add back:
Depreciation and amortization of intangible assets	4,478	4,045	3,634
Special charges	991	2,093	6,667

Adjusted Segment EBITDA	$77,461	$67,028	$49,481

Gross profit (1)	$126,510	$111,278	$84,942
Gross profit margin (2)	32.3%	31.4%	33.2%
Adjusted Segment EBITDA as a percent of revenues	19.8%	18.9%	19.4%
Number of revenue generating professionals (at period end)	474	433	297
Utilization rates of billable professionals	81%	85%	79%
Average billable rate per hour	$493	$482	$472

(1)	Revenues less direct cost of revenues.
(2)	Gross profit as a percent of revenues.

Year ended December 31, 2012 compared to December 31, 2011

Revenues increased $37.6 million, or 10.6%, to $391.6 million for 2012 compared to $354.0 million for 2011. Acquisition-related revenue from the competition policy, financial advisory, international arbitration and electric power and airline competition practices acquired from LECG late in the first quarter of 2011 was $17.6 million, or 5.0%, of segment revenue growth from the prior year period. Revenue grew organically $20.0 million, or 5.6%, primarily due to increased demand in our antitrust litigation & financial economics practices in North America, coupled with higher average bill rates in our antitrust and litigation practice in North America.

Gross profit increased $15.2 million, or 13.7%, to $126.5 million for 2012 compared to $111.3 million for 2011. Gross profit margin increased 0.9 percentage points to 32.3% for 2012 from 31.4% for 2011. The increase in gross margin was impacted by lower variable compensation expense.

SG&A expense increased $5.1 million, or 10.9%, to $51.9 million for 2012 compared to $46.8 million for 2011. SG&A was 13.3% of revenue for 2012 and compared to 13.2% for 2011. The increase in SG&A expense was due to higher corporate allocations in support of growing operations, facilities and bad debt partially offset by lower legal expense. Bad debt expense was 1.7% of revenue for 2012 compared to 1.5% for 2011.

Amortization of other intangible assets was $1.6 million for 2012, compared to $1.5 million for 2011.

Adjusted Segment EBITDA increased $10.4 million, or 15.6%, to $77.4 million for 2012, compared to $67.0 million for 2011.

Year ended December 31, 2011 compared to December 31, 2010

Revenues increased $98.3 million, or 38.5%, to $354.0 million in 2011 from $255.7 million in 2010. Revenue from the competition policy, financial advisory, international arbitration, and electric power and airline competition practices acquired from LECG in 2011 was $55.2 million, or 21.6%, of revenues. Excluding the estimated positive impact of foreign currency translation, organic revenue growth was $42.3 million, or 16.5%, due to increased demand in the antitrust and M&A, financial economics and European international arbitration, regulatory and valuation practices compared to 2010.

Gross profit increased $26.4 million, or 31.0%, to $111.3 million in 2011 from $84.9 million in 2010. Gross profit margin decreased 1.8 percentage points to 31.4% in 2011 from 33.2% in 2010. The gross profit margin decline was primarily attributable to higher variable compensation costs relative to 2010 and, to a lesser degree, margin compression from the 2011 acquired practices, despite higher utilization and higher average billable rates per hour.

SG&A expense increased $8.9 million, or 23.6%, to $46.8 million in 2011 from $37.9 million in 2010. SG&A expense was 13.2% of revenue in 2011, down from 14.8% in 2010. The increase in SG&A expense in 2011 was due to overhead expenses related to the 2011 acquired practices, partially offset by lower bad debt expense. Bad debt expense was 1.5% of revenue in 2011 compared to 2.7% in 2010.

Amortization of other intangible assets increased $0.3 million to $1.5 million in 2011 from $1.2 million in 2010.

Adjusted Segment EBITDA increased $17.5 million, or 35.5%, to $67.0 million in 2011 from $49.5 million in 2010.

TECHNOLOGY

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Revenues	$195,194	$218,738	$176,607

Operating expenses:
Direct cost of revenues	88,056	87,573	65,925
Selling, general and administrative expense	62,436	65,322	59,721
Special charges	3,114	—	15,913
Amortization of other intangible assets	7,946	7,926	7,479

	161,552	160,821	149,038

Segment operating income	33,642	57,917	27,569
Add back:
Depreciation and amortization of intangible assets	20,447	19,094	20,876
Special charges	3,114	—	15,913

Adjusted Segment EBITDA	$57,203	$77,011	$64,358

Gross profit (1)	$107,138	$131,165	$110,682
Gross profit margin (2)	54.9%	60.0%	62.7%
Adjusted Segment EBITDA as a percent of revenues	29.3%	35.2%	36.4%
Number of revenue generating professionals (at period end) (3)	277	290	257

(1)	Revenues less direct cost of revenues.
(2)	Gross profit as a percent of revenues.
(3)	Includes personnel involved in direct client assistance and revenue generating consultants.

Year Ended December 31, 2012 compared to December 31, 2011

Revenues decreased $23.5 million, or 10.8%, to $195.2 million in 2012 from $218.7 million in 2011. Revenue declined due to lower pricing for hosting and processing, lower volume for consulting, and lower licensing revenues related to several settlements received in the prior year. The revenue decline is also largely impacted by the decline of certain large matters.

Gross profit decreased by $24.0 million, or 18.3%, to $107.1 million in 2012 from $131.1 million in 2011. Gross profit margin decreased 5.1 percentage points to 54.9% for 2012 from 60.0% for 2011 due to the related revenue declines in our higher margin services.

SG&A expense decreased by $2.9 million, or 4.4%, to $62.4 million in 2012 from $65.3 million in 2011. SG&A expense was 32.0% of revenue in 2012, up from 29.9% in 2011. The decrease in SG&A expense was primarily due to lower personnel costs for fewer headcount and lower variable compensation, bad debt expense, and legal costs, partially offset by higher facilities expense. Bad debt recoveries were $0.2 million in 2012 compared to bad debt expense of $0.7 million in 2011. Research and development expense was $20.2 million in 2012, compared to $23.7 million in 2011.

Amortization of other intangible assets of $7.9 million was unchanged for 2012 compared to 2011.

Adjusted Segment EBITDA decreased $19.8 million, or 25.7%, to $57.2 million in 2012 from $77.0 million in 2011.

Year Ended December 31, 2011 compared to December 31, 2010

Revenues increased $42.1 million, or 23.9%, to $218.7 million in 2011 from $176.6 million in 2010. Excluding the estimated positive impact of foreign currency translation, organic revenue growth of $41.8 million, or 23.6%, was due to increased revenue from our AcuityTM offering, unit-based services and our consulting practice. Unit-based revenues increased as a result of greater demand for hosting and review services, partially offset by lower per unit pricing related to a change in the mix of offerings. Consulting revenues increased due to higher volumes and average billable rates per hour from certain litigation matters.

Unit-based revenue is defined as revenue billed on a per-item, per-page, or some other unit-based method and includes revenue from data processing and storage, software usage and software licensing. Unit-based revenue includes revenue associated with our proprietary software that is made available to customers, either via a web browser (“on-demand”) or installed at our customer or partner locations (“on-premise”). On-demand revenue is charged on a unit or monthly basis and includes, but is not limited to, processing and review related functions. On-premise revenue is comprised of up-front license fees, with recurring support and maintenance fees.

Gross profit increased $20.5 million, or 18.5%, to $131.2 million in 2011 from $110.7 million in 2010. Gross profit margin decreased 2.7 percentage points to 60.0% in 2011 from 62.7% in 2010. The gross profit margin decline was due to a change in the mix of revenue with higher third party costs related to an increase in certain litigation engagements relative to 2010.

SG&A expense increased $5.6 million, or 9.4%, to $65.3 million in 2011 from $59.7 million in 2010. SG&A expense was 29.9% of revenue in 2011, down from 33.8% of revenue in 2010. The increase in SG&A expense in 2011 was primarily due to higher personnel costs from increased headcount and higher bad debt expense. Bad debt expense was $0.7 million in 2011 compared to net recoveries of bad debt of $0.9 million in 2010. Research and development expense in 2011 was $23.7 million, compared to $25.3 million in 2010. Research and development expense in 2010 includes a charge of $2.8 million (of which $1.4 million was recorded to depreciation expense) related to the Company’s decision to expense certain previously capitalized development efforts and prepaid software licensing costs for a product offering that was replaced with alternative technologies. Excluding the charge from 2010, research and development expense was similar to the prior year.

Amortization of other intangible assets increased $0.4 million to $7.9 million in 2011 from $7.5 million in 2010.

Adjusted Segment EBITDA increased $12.6 million, or 19.7%, to $77.0 million in 2011 from $64.4 million in 2010.

STRATEGIC COMMUNICATIONS

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Revenues	$187,750	$200,910	$193,198

Operating expenses:
Direct cost of revenues	118,434	126,187	120,984
Selling, general and administrative expense	46,852	50,919	46,469
Special charges	4,712	—	9,044
Amortization of other intangible assets	4,663	4,738	5,099
Goodwill impairment charge	110,387	—	—

	285,048	181,844	181,596

Segment operating income (loss)	(97,298)	19,066	11,602
Add back:
Depreciation and amortization of intangible assets	7,218	7,735	8,325
Special charges	4,712	—	9,044
Goodwill impairment charge	110,387	—	—

Adjusted Segment EBITDA	$25,019	$26,801	$28,971

Gross profit (1)	$69,316	$74,723	$72,214
Gross profit margin (2)	36.9%	37.2%	37.4%
Adjusted Segment EBITDA as a percent of revenues	13.3%	13.3%	15.0%
Number of revenue generating professionals (at period end)	593	582	583

(1)	Revenues less direct cost of revenues.
(2)	Gross profit as a percent of revenues.

Year Ended December 31, 2012 compared to December 31, 2011

Revenues decreased $13.1 million, or 6.6%, to $187.8 million for 2012 from $200.9 million for 2011 with 1.4% decline from the estimated negative impact of foreign currency translation, which was primarily due to the weakening of the Euro and British pound relative to the U.S. dollar. Excluding the impact of foreign currency translation, revenue declined $10.3 million, or 5.2%, due to fewer M&A-related projects in the Asia Pacific region, lower project income in North America and pricing pressures on retainer fees in the North America and EMEA regions, offset by higher project income in EMEA and higher retainer income in Latin America.

Gross profit decreased $5.4 million, or 7.2%, to $69.3 million for 2012 from $74.7 million for 2011. Gross profit margin decreased 0.3 percentage points to 36.9% for 2012 from 37.2% for 2011. The decline in gross profit margin was primarily due to fewer high-margin project engagements partially offset by lower variable compensation expenses compared to prior year.

SG&A expense decreased $4.0 million, or 8.0%, to $46.9 million for 2012 from $50.9 million for 2011. SG&A expense was 25.0% of revenue for 2012, down from 25.3% of revenue for 2011. The decrease in SG&A expense was primarily related to lower personnel costs from reduced headcount.

Amortization of other intangible assets of $4.7 million was unchanged for 2012 compared to 2011.

Adjusted Segment EBITDA, which excludes the impact of the goodwill impairment charge, decreased $1.8 million, or 6.6%, to $25.0 million for 2012 from $26.8 million for 2011.

During the fourth quarter, we conducted our annual impairment analysis with respect to the carrying value of our goodwill. Our analysis indicated that the estimated fair value of our Strategic Communications reporting unit was less than its carrying value. As a result, we recorded a $110.4 million non-deductible charge related to the Strategic Communications segment. The Strategic Communications reporting unit fair value was unfavorably impacted by a combination of lower current and projected cash flows.

Year Ended December 31, 2011 compared to December 31, 2010

Revenues increased $7.7 million, or 4.0%, to $200.9 million in 2011 from $193.2 million in 2010 with 3.3% growth from the estimated positive impact of foreign currency translation, which was primarily due to the strengthening of the British pound, the Australian dollar and the Euro relative to the U.S. dollar. Organic revenue grew $1.4 million, or 0.7%, primarily due to increases in retainer revenue partially offset by lower reimbursable third party expenses and a decline in project income in the Americas and the Asia Pacific practices.

Gross profit increased $2.5 million, or 3.5%, to $74.7 million in 2011 from $72.2 million in 2010. Gross profit margin decreased 0.2 percentage points to 37.2% in 2011 from 37.4% in 2010. The gross profit margin decline was primarily due to competitive fee pressure on high margin project engagements relative to 2010.

SG&A expense increased $4.4 million to $50.9 million in 2011 from $46.5 million in 2010. SG&A expense was 25.3% of revenue in 2011, up from 24.1% of revenue in 2010. The increase in SG&A expense in 2011 was primarily due to the estimated negative impact of foreign currency, higher facilities costs, internal allocations of corporate costs incurred in direct support of segment operations and marketing expenses. Bad debt expense was 0.6% of revenues in 2011 compared to 0.7% in 2010.

Amortization of other intangible assets decreased $0.4 million to $4.7 million in 2011 from $5.1 million in 2010.

Adjusted Segment EBITDA decreased $2.2 million, or 7.5%, to $26.8 million in 2011 from $29.0 million in 2010.

Liquidity and Capital Resources

Cash Flows

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
Net cash provided by operating activities	$120,188	$173,828	$195,054
Net cash used in investing activities	(90,406)	(93,648)	(71,086)
Net cash provided by (used in) financing activities	(138,246)	(198,729)	143,852

We have generally financed our day-to-day operations, capital expenditures and acquisitions through cash flows from operations. During the first quarter of our fiscal year, our cash needs generally exceed our cash flows from operations due to the payment of annual incentive compensation and acquisition-related contingent payments. Our operating cash flows generally exceed our cash needs subsequent to the first quarter of each year.

Our operating assets and liabilities consist primarily of billed and unbilled accounts receivable, notes receivable from employees, accounts payable, accrued expenses and accrued compensation expense. The timing of billings and collections of receivables as well as payments for compensation arrangements affect the changes in these balances.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net cash provided by operating activities decreased by $53.6 million to $120.2 million in 2012 from $173.8 million in 2011. Increased cash collections versus the prior year were offset by higher variable compensation and employee forgivable loan payments as well as the timing of accounts payable disbursements.

Net cash used in investing activities for 2012 was $90.4 million as compared to $93.6 million for 2011. Payments for acquisitions of businesses were $62.9 million in the current year as compared to $62.3 million for 2011. Payments for acquisitions completed in 2012 were $30.0 million, net of cash received, related to the acquisitions by our Corporate Finance/Restructuring segment. Payments for acquisitions completed in 2011 included $25.7 million, net of cash received, related to the acquisition of practices from LECG in the first quarter of 2011 and $3.8 million of purchase price adjustments related to prior year acquisitions. Payments of acquisition-related contingent consideration and stock floors were $28.8 million and $4.1 million, respectively for 2012 as compared to $26.5 million and $6.3 million, respectively for 2011. Capital expenditures were $27.8 million for 2012 as compared to $31.1 million for 2011.

Net cash used in financing activities for 2012 was $138.2 million as compared to $198.7 million for 2011. Our financing activities for 2012 included cash outflows of $377.9 million for the repayment of long-term debt and capital lease obligations, including repayment of our 2016 Notes and our Convertible Notes and approximately $50 million in cash used to purchase and retire 1,681,029 shares of the Company’s common stock pursuant to the Repurchase Program, partially offset by proceeds of $292.6 million from the issuance of the 6.0% senior notes due in 2022. Our financing activities for 2011 included $209.4 million in cash used to repurchase and retire 5,733,205 million shares of the Company’s common stock pursuant to the 2011 ASB.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Net cash provided by operating activities decreased by $21.3 million to $173.8 million in 2011 from $195.1 million in 2010. The change was primarily due to higher receivable collections and lower forgivable loan payments to employees more than offset by higher operating costs and interest payments. An increase in revenue in 2011 relative to 2010 translated into higher collections but at a slower collection rate than in prior years, due to a shift in the relative mix of receivables to geographic regions that traditionally have longer billing and collection cycles, such as in our Asia-Pacific region, and from clients with longer payment cycles, such as within our Economic Consulting segment, relative to other segments or regions.

Net cash used in investing activities for 2011 was $93.6 million as compared to $71.1 million for 2010. Payments for acquisitions of businesses were $62.3 million for 2011 as compared to $63.1 million for 2010. Payments for acquisitions completed in 2011 were $25.7 million, net of cash received, related to the acquisition of practices from LECG in the first quarter of 2011 and $3.8 million of purchase price adjustments related to prior year acquisitions. Payments for acquisitions completed in 2010 included $30.1 million for businesses located in Asia, including $8.6 million of cash held in escrow, payable upon final determination of the acquired working capital balance. Payments of acquisition-related contingent consideration and stock floors were $26.5 million and $6.3 million, respectively for 2011 as compared to $29.6 million and $3.4 million, respectively for 2010. Capital expenditures were $31.1 million for 2011 as compared to $22.6 million for 2010. In addition, the Company received $15.0 million from the maturity of short-term investments in 2010.

Net cash used in financing activities for 2011 was $198.7 million as compared to net cash provided by financing activities of $143.9 million for 2010. Our financing activities for 2011 included $209.4 million in cash used to repurchase and retire 5,733,205 million shares of the Company’s common stock pursuant to the 2011 ASB. Financing activities in 2010 included $390.4 million in proceeds from the issuance of the 6  3/4% senior notes due in 2020, partially offset by cash outflows of $209.7 million for the repayment of long-term debt and $40.6 million for the purchase and retirement of common stock pursuant to our stock repurchase program authorized in February, 2009.

Capital Resources

As of December 31, 2012, our capital resources included $156.8 million of cash and cash equivalents and available borrowing capacity of $348.6 million under a $350.0 million revolving line of credit under our Senior Bank Credit Facility. As of December 31, 2012, we had no outstanding borrowings under our Senior Bank Credit Facility; however, $1.4 million of outstanding letters of credit reduced the availability of borrowings under the Senior Bank Credit Facility by such amount. We use letters of credit primarily in lieu of security deposits for our leased office facilities. The $350 million revolving line of credit under the Senior Bank Credit Facility includes a $75 million sublimit for borrowings in currencies other than U.S. dollars, including Euro, Sterling, Australian dollars and Canadian dollars.

The availability of borrowings, as well as issuances and extensions of letters of credit, under our Senior Bank Credit Facility are subject to specified conditions. We may choose to repay outstanding borrowings under the Senior Bank Credit Facility at any time before maturity without premium or penalty. Borrowings under the Senior Bank Credit Facility in U.S. dollars, Euros, Sterling and Australian dollars, bear interest at an annual rate equal to the LIBOR rate plus an applicable margin or an alternative base rate plus an applicable margin. The alternative base rate means a fluctuating rate per annum equal to the highest of (1) the rate of interest in effect for such day as the prime rate announced by Bank of America, (2) the federal funds rate plus the sum of 50 basis points and (3) the one-month LIBOR rate plus 100 basis points. Borrowings under the Senior Bank Credit Facility in Canadian dollars bear interest at an annual rate equal to the Canadian bankers’ acceptance rate plus an applicable margin or the Canadian prime rate plus an applicable margin. The Canadian prime rate means a fluctuating rate per annum equal to the higher of (1) the rate of interest in effect for such day as the prime rate for loans in Canadian dollars announced by Bank of America and (2) the Canadian bankers’ acceptance rate plus 100 basis points. Under the Senior Bank Credit Facility, the lenders have a security interest in substantially all of the assets of FTI Consulting, Inc. and substantially all of our domestic subsidiaries. Subject to certain conditions, at any time prior to maturity, we will be able to invite existing and new lenders to increase the size of the facility up to a maximum of $425.0 million.

Our Senior Bank Credit Facility and the indentures governing our Notes contain covenants that, among other things, as applicable, limit our ability to: incur additional indebtedness; create liens; pay dividends on our capital stock, make distributions or repurchases of our capital stock or make specified other restricted payments; consolidate, merge or sell all or substantially all of our assets; guarantee obligations of other entities or our foreign subsidiaries; enter into hedging agreements; enter into transactions with affiliates or related persons; or engage in any business other than consulting-related businesses. In addition, the Senior Bank Credit Facility includes financial covenants that require us to (i) not exceed a maximum leverage ratio, (ii) not exceed a maximum senior secured leverage ratio and (iii) maintain a minimum fixed charge coverage ratio. At December 31, 2012, we were in compliance with all covenants as stipulated in the Senior Bank Credit Facility and the indentures governing our Notes.

Future Capital Needs

We anticipate that our future capital needs will principally consist of funds required for:

•	operating and general corporate expenses relating to the operation of our businesses;

•	capital expenditures, primarily for information technology equipment, office furniture and leasehold improvements;

•	debt service requirements, including interest payments on our long-term debt;

•	compensating designated executive management and senior managing directors under our various long-term incentive compensation programs;

•	discretionary funding of our Repurchase Program;

•	contingent obligations related to our acquisitions;

•	potential acquisitions of businesses that would allow us to diversify or expand our service offerings; and

•	other known future contractual obligations.

We currently anticipate capital expenditures will be about $31 million to $37 million to support our organization during 2013, including direct support for specific client engagements. Our estimate takes into consideration the needs of our existing businesses but does not include the impact of any purchases that we may be required to make as a result of future acquisitions or specific client engagements that are not currently contemplated. Our capital expenditure requirements may change if our staffing levels or technology needs change significantly from what we currently anticipate, if we are required to purchase additional equipment specifically to support a client engagement or if we pursue and complete additional acquisitions.

In certain business combinations consummated prior to January 1, 2009, a portion of our purchase price was in the form of contingent consideration, often referred to as earn-outs. The use of contingent consideration allows us to shift some of the valuation risk, inherent at the time of acquisition, to the sellers based upon the outcome of future financial targets that the sellers contemplate in the valuations of the companies, assets or businesses they sell. Contingent consideration is payable annually as agreed upon performance targets are met and is generally subject to a maximum amount within a specified time period. Our obligations change from period-to-period primarily as a result of payments made during the current period, changes in the acquired entities’ performance and changes in foreign currency exchange rates. In addition, certain acquisition related restricted stock agreements contain stock price guarantees that may result in cash payments in the future if our share price falls below a specified per share market value on the date the stock restrictions lapse. As of December 31, 2012, the Company had accrued $5.9 million in contingent consideration payments which represents our estimate of the payments which will be made in the first half of 2013.

For business combinations consummated on or after January 1, 2009, contingent consideration obligations are recorded as liabilities on our condensed consolidated balance sheet and are re-measured to fair value at each subsequent reporting date with an offset to current period earnings. Contingent purchase price obligations for these business combinations are $16.4 million at December 31, 2012, which represents the Company’s estimate of the current fair value of future payments to be made from 2013 to 2017. We expect to pay $0.7 million in 2013.

For the last several years, our cash flows from operations have exceeded our cash needs for capital expenditures and debt service requirements. We believe that our cash flows from operations, supplemented by short-term borrowings under our Senior Bank Credit Facility, as necessary, will provide adequate cash to fund our long-term cash needs from normal operations.

Our conclusion that we will be able to fund our cash requirements by using existing capital resources and cash generated from operations does not take into account the impact of any future acquisitions or any unexpected significant changes in numbers of employees. The anticipated cash needs of our business could change significantly if we pursue and complete additional business acquisitions, if our business plans change, if economic conditions change from those currently prevailing or from those now anticipated, or if other unexpected circumstances arise that may have a material effect on the cash flow or profitability of our business. Any of these events or circumstances, including any new business opportunities, could involve significant additional funding needs in excess of the identified currently available sources and could require us to raise additional debt or equity funding to meet those needs. Our ability to raise additional capital, if necessary, is subject to a variety of factors that we cannot predict with certainty, including:

•	our future profitability;

•	the quality of our accounts receivable;

•	our relative levels of debt and equity;

•	the volatility and overall condition of the capital markets; and

•	the market prices of our securities.

Any new debt funding, if available, may be on terms less favorable to us than our Senior Bank Credit Facility or the indentures that govern our senior notes.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements other than operating leases and we have not entered into any transactions involving unconsolidated subsidiaries or special purpose entities.

Future Contractual Obligations

The following table sets forth our estimates as to the amounts and timing of contractual payments for our most significant contractual obligations as of December 31, 2012. The information in the table reflects future unconditional payments and is based on the terms of the relevant agreements, appropriate classification of items under GAAP currently in effect and certain assumptions such as interest rates. Future events could cause actual payments to differ from these amounts.

Future contractual obligations related to our long-term debt assume that payments will be made based on the current payment schedule and exclude any additional revolving line of credit borrowings or repayments subsequent to December 31, 2012 and prior to the November 2017 maturity date of our Senior Bank Credit Facility.

The interest obligation on our long-term debt assumes that our Notes will bear interest at their stated rates.

Contractual Obligations	Total	2013	2014	2015	2016	2017	Thereafter
	(in thousands)
Long-term debt	$723,045	$6,021	$6,024	$11,000	$—	$—	$700,000
Interest on long-term debt	352,158	46,665	46,185	45,558	45,000	45,000	123,750
Operating leases	303,293	48,903	44,733	37,553	34,136	33,258	104,710

Total obligations	$1,378,496	$101,589	$96,942	$94,111	$79,136	$78,258	$928,460

Effect of Inflation. Inflation is not generally a material factor affecting our business. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary pressures.

ITEM 8.	FINANCIAL STATEMENTS

FTI Consulting, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$156,785	$264,423
Restricted cash	1,190	10,213
Accounts receivable:
Billed receivables	314,491	335,758
Unbilled receivables	208,797	173,440
Allowance for doubtful accounts and unbilled services	(94,048)	(80,096)

Accounts receivable, net	429,240	429,102
Current portion of notes receivable	33,194	26,687
Prepaid expenses and other current assets	50,351	40,529
Current portion of deferred tax assets	3,615	—

Total current assets	674,375	770,954
Property and equipment, net of accumulated depreciation	68,192	74,448
Goodwill	1,260,035	1,309,358
Other intangible assets, net of amortization	104,181	118,889
Notes receivable, net of current portion	101,623	81,748
Other assets	67,046	55,687

Total assets	$2,275,452	$2,411,084

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$98,109	$132,773
Accrued compensation	168,392	180,366
Current portion of long-term debt and capital lease obligations	6,021	153,381
Billings in excess of services provided	31,675	19,063
Deferred income taxes	—	12,254

Total current liabilities	304,197	497,837
Long-term debt and capital lease obligations, net of current portion	717,024	643,579
Deferred income taxes	105,751	88,071
Other liabilities	80,248	75,395

Total liabilities	1,207,220	1,304,882

Commitments and contingent liabilities (notes 8, 14 and 15)
Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 40,755 (2012) and 41,484 (2011)	408	415
Additional paid-in capital	367,978	383,978
Retained earnings	741,215	778,201
Accumulated other comprehensive loss	(41,369)	(56,392)

Total stockholders’ equity	1,068,232	1,106,202

Total liabilities and stockholders’ equity	$2,275,452	$2,411,084

See accompanying notes to consolidated financial statements

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenues	$1,576,871	$1,566,768	$1,401,461

Operating expenses
Direct cost of revenues	980,532	956,908	825,599
Selling, general and administrative expense	378,016	373,295	341,239
Special charges	29,557	15,212	51,131
Acquisition-related contingent consideration	(3,064)	(6,465)	1,190
Amortization of other intangible assets	22,407	22,371	23,910
Goodwill impairment charge	110,387	—	—

	1,517,835	1,361,321	1,243,069

Operating income	59,036	205,447	158,392

Other income (expense)
Interest income and other	5,659	6,304	4,423
Interest expense	(56,731)	(58,624)	(50,263)
Loss on early extinguishment of debt	(4,850)	—	(5,161)

	(55,922)	(52,320)	(51,001)

Income before income tax provision	3,114	153,127	107,391
Income tax provision	40,100	49,224	41,407

Net income (loss)	$(36,986)	$103,903	$65,984

Earnings (loss) per common share — basic	$(0.92)	$2.53	$1.45

Earnings (loss) per common share — diluted	$(0.92)	$2.39	$1.38

Other comprehensive income (loss) net of tax:
Foreign currency translation adjustments, net of tax expense (benefit) of $654, ($1,568) and $1,484 for the years ended December 31, 2012, 2011 and 2010, respectively	15,023	(2,902)	(5,951)

Other comprehensive income (loss), net of tax	15,023	(2,902)	(5,951)

Comprehensive income (loss)	$(21,963)	$101,001	$60,033

See accompanying notes to consolidated financial statements

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total

	Shares	Amount
Balance December 31, 2009	46,985	$470	$541,453	$608,314	$(47,539)	$1,102,698
Net income				65,984		$65,984
Other comprehensive income:
Cumulative translation adjustment	—	—	—	—	(5,951)	$(5,951)
Issuance of common stock in connection with:
Exercise of options, net of income tax expense from share-based awards of $227	408	4	10,512	—	—	$10,516
Restricted share grants, less net settled shares of 106	510	5	(4,099)	—	—	$(4,094)
Stock units issued under incentive compensation plan	—	—	6,531	—	—	$6,531
Business combinations	—	—	(2,931)	—	—	$(2,931)
Purchase and retirement of common stock	(1,759)	(18)	(40,616)	—	—	$(40,634)
Share-based compensation	—	—	35,487	—	—	$35,487

Balance December 31, 2010	46,144	$461	$546,337	$674,298	$(53,490)	$1,167,606

Net income	—	—	—	103,903	—	$103,903
Other comprehensive income (loss):
Cumulative translation adjustment	—	—	—	—	(2,902)	$(2,902)
Issuance of common stock in connection with:
Exercise of options, net of income tax expense from share-based awards of $846	637	7	16,416	—	—	$16,423
Restricted share grants, less net settled shares of 119	436	4	(4,470)	—	—	$(4,466)
Stock units issued under incentive compensation plan	—	—	4,241	—	—	$4,241
Business combinations	—	—	(5,455)	—	—	$(5,455)
Purchase and retirement of common stock	(5,733)	(57)	(209,343)	—	—	$(209,400)
Share-based compensation	—	—	36,252	—	—	$36,252

Balance December 31, 2011	41,484	$415	$383,978	$778,201	$(56,392)	$1,106,202

Net income (loss)	—	—	—	(36,986)	—	$(36,986)
Other comprehensive income:
Cumulative translation adjustment	—	—	—	—	15,023	$15,023
Issuance of common stock in connection with:
Exercise of options, net of income tax expense from share-based awards of $994	328	4	7,039	—	—	$7,043
Restricted share grants, less net settled shares of 178	443	4	(6,389)	—	—	$(6,385)
Stock units issued under incentive compensation plan	—	—	3,079	—	—	$3,079
Business combinations	181	2	1,033	—	—	$1,035
Reacquisition of equity component of convertible debt	—	—	(108)	—	—	$(108)
Purchase and retirement of common stock	(1,681)	(17)	(50,015)	—	—	$(50,032)
Share-based compensation	—	—	29,361	—	—	$29,361

Balance December 31, 2012	40,755	$408	$367,978	$741,215	$(41,369)	$1,068,232

See accompanying notes to consolidated financial statements

FTI Consulting, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net income (loss)	$(36,986)	$103,903	$65,984
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,919	28,582	31,334
Amortization and impairment of other intangible assets	22,586	22,371	47,666
Goodwill impairment charge	110,387	—	—
Acquisition-related contingent consideration	(3,064)	(6,465)	1,190
Provision for doubtful accounts	14,179	12,586	10,720
Non-cash share-based compensation	29,361	37,352	35,246
Excess tax benefits from share-based compensation	(515)	(1,597)	(204)
Non-cash interest expense and loss on extinguishment of debt	9,824	8,439	12,670
Other	27	(471)	482
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(3,691)	(94,178)	(18,881)
Notes receivable	(25,730)	(3,781)	(22,159)
Prepaid expenses and other assets	(1,895)	3,933	1,136
Accounts payable, accrued expenses and other	(12,458)	11,472	18,611
Income taxes	(6,816)	22,227	8,033
Accrued compensation	(21,074)	38,073	9,357
Billings in excess of services provided	12,134	(8,618)	(6,131)

Net cash provided by operating activities	120,188	173,828	195,054

Investing activities
Payments for acquisition of businesses, net of cash received	(62,893)	(62,346)	(63,086)
Purchases of property and equipment	(27,759)	(31,091)	(22,600)
Proceeds from sale or maturity of short-term investments	—	—	15,000
Other	246	(211)	(400)

Net cash used in investing activities	(90,406)	(93,648)	(71,086)

Financing activities
Borrowings under revolving line of credit	75,000	25,000	20,000
Payments of revolving line of credit	(75,000)	(25,000)	(20,000)
Payments of long-term debt and capital lease obligations	(377,859)	(6,994)	(209,747)
Issuance of debt securities, net	292,608	—	390,445
Payments of debt financing fees	(2,848)	—	(3,054)
Cash received for settlement of interest rate swaps	—	5,596	—
Purchase and retirement of common stock	(50,032)	(209,400)	(40,634)
Net issuance of common stock under equity compensation plans	1,598	11,109	6,196
Excess tax benefit from share-based compensation	515	1,597	204
Other	(2,228)	(637)	442

Net cash (used in) provided by financing activities	(138,246)	(198,729)	143,852

Effect of exchange rate changes and fair value adjustments on cash and cash equivalents	826	(1,598)	(2,122)

Net (decrease) increase in cash and cash equivalents	(107,638)	(120,147)	265,698
Cash and cash equivalents, beginning of period	264,423	384,570	118,872

Cash and cash equivalents, end of period	$156,785	$264,423	$384,570

Supplemental cash flow disclosures
Cash paid for interest	$57,082	$50,655	$35,441
Cash paid for income taxes, net of refunds	46,918	38,742	33,237
Non-cash investing and financing activities:
Issuance of common stock to acquire businesses	5,193	—	—
Issuance of notes payable to acquire businesses	—	—	39,772
Issuance of stock units under incentive compensation plans	3,079	4,241	6,531

See accompanying notes to consolidated financial statements

FTI Consulting, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollar and share amounts in tables expressed in thousands, except per share data)

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

FTI Consulting, Inc. including its consolidated subsidiaries (collectively, the “Company,” “we,” “our” or “FTI Consulting”), is a leading global business advisory firm dedicated to helping organizations protect and enhance their enterprise value. Our experienced teams of professionals include many individuals who are widely recognized as experts in their respective fields. We believe clients retain us because of our recognized expertise and capabilities in highly specialized areas as well as our reputation for satisfying our clients’ needs. We operate through five operating segments: Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting, Technology and Strategic Communications.

Accounting Principles

Our financial statements are prepared in conformity with United States (“U.S.”) generally accepted accounting principles (“GAAP”).

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Consolidation

The consolidated financial statements include the accounts of FTI Consulting and all of our subsidiaries that we control or variable interest entities for which we have determined that we are the primary beneficiary. All significant intercompany transactions and balances have been eliminated.

Foreign Currency

Results of operations for our non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month while assets and liabilities are translated at balance sheet date exchange rates. Resulting translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive loss.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Interest income and other” on our Consolidated Statements of Comprehensive Income (Loss). Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Due to the inherent uncertainty involved in making those assumptions, actual results could differ from those estimates. The most significant estimates made and assumptions used are the determination of the allowance for doubtful accounts and unbilled services, the valuation of stock-based compensation, accruals for incentive compensation, the fair value of acquisition-related contingent consideration, the measurement of deferred tax assets and the assessment of recoverability of intangible assets and goodwill. Management bases its estimates on historical trends, current experience and other assumptions that it believes are reasonable.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the related services are provided, the price is fixed or determinable and collectability is reasonably assured. We generate the majority of our revenues from providing professional services under four types of billing arrangements: time-and-expense, unit-based and to a lesser extent, fixed-fee and performance-based.

Time-and-expense billing arrangements require the client to pay based on the number of hours worked by our revenue-generating professionals at contractually agreed-upon rates. We recognize revenues for our professional services rendered under time-and-expense engagements based on the hours incurred at agreed-upon rates as work is performed.

In fixed-fee billing arrangements, we agree to a pre-established fee in exchange for a pre-determined set of professional services. Generally, the client agrees to pay a fixed-fee every month over the specified contract term. These contracts are for varying periods and generally permit the client to cancel the contract before the end of the term. We recognize revenues for our professional services rendered under these fixed-fee billing arrangements monthly over the specified contract term or, in certain cases, revenue is recognized on the proportional performance method of accounting based on the ratio of labor hours incurred to estimated total labor hours, which we consider to be the best available indicator of the pattern and timing in which such contract obligations are fulfilled.

In performance-based or contingent billing arrangements, fees are tied to the attainment of contractually defined objectives. Often this type of arrangement supplements a time-and-expense or fixed-fee engagement, where payment of a performance-based fee is deferred until the conclusion of the matter or upon the achievement of performance-based criteria. We do not recognize revenues under performance-based billing arrangements until all related performance criteria are met and collection of the fee is reasonably assured.

In our Technology segment, unit-based revenues are based on either the amount of data stored or processed, the number of concurrent users accessing the information, or the number of pages or images processed for a client. We recognize revenues for our professional services rendered under unit-based engagements as the services are provided based on agreed-upon rates. We also generate certain revenue from software licenses and maintenance. We have vendor-specific objective evidence of fair value for support and maintenance separate from software for the majority of our products. Accordingly, when licenses of certain offerings are included in an arrangement with support and maintenance, we recognize the license revenue upon delivery of the license and recognize the support and maintenance revenue over the term of the maintenance service period. Substantially all of our software license agreements do not include any acceptance provisions. If an arrangement allows for customer acceptance of the software, we defer revenue until the earlier of customer acceptance or when the acceptance provisions lapse. Revenues from hosting-fees are recognized ratably over the term of the hosting agreement. We have certain arrangements with clients in which we provide multiple elements of services under one engagement contract. Revenues under these types of arrangements are accounted for in accordance ASC 605-25, Multiple-Element Arrangements, and recognized pursuant to the criteria described above.

Some clients pay us retainers before we begin any work for them. We hold retainers on deposit until we have completed the work. We generally apply these retainers to final billings and refund any excess over the final amount billed to clients, as appropriate, when we complete our work. If the client is in bankruptcy, fees for our services may be subject to approval by the court. In some cases, a portion of the fees to be paid to us by a client is required by a court to be held until completion of our work and final fee settlements have been negotiated. We make a determination whether to record all or a portion of such holdback as revenue prior to collection on a case-by-case basis.

If at the outset of an arrangement we determine that the arrangement fee is not fixed or determinable, revenue is deferred until all criteria for recognizing revenue are met. Reimbursable expenses, including those relating to travel, out-of pocket expenses, outside consultants and other similar costs, are generally included in revenues, and an equivalent amount of reimbursable expenses is included in costs of services in the period in which the expense is incurred. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. Revenues recognized, but not yet billed to clients, have been recorded as “Unbilled receivables” in the Consolidated Balance Sheets.

Direct Cost of Revenues

Direct cost of revenues consists primarily of billable employee compensation and related payroll benefits, the cost of consultants assigned to revenue-generating activities and direct expenses billable to clients. Direct cost of revenues also includes depreciation expense on the equipment of our Technology segment that is used to host and process client information. Direct cost of revenues does not include an allocation of overhead costs.

Share-Based Compensation

We measure share-based compensation using a fair value based recognition method. Share-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense over the requisite service period or performance period of the award. The amount of share-based compensation expense recognized at any date must at least equal the portion of grant date value of the award that is vested at that date.

We use the Black-Scholes pricing model to determine the fair value of stock options on the dates of grant. The Black-Scholes pricing model requires various judgmental assumptions including volatility and expected term, which are based on our historical experience. We also make assumptions regarding the risk-free interest rate and the expected dividend yield. The risk-free interest rate is based on the term of U.S. Treasury interest rates that is consistent with the expected term of the share-based award. The dividend yield on our common stock is assumed to be zero since we do not pay dividends and have no current plans to do so in the future.

Restricted stock is measured based on the closing price of the underlying stock on the dates of grant. Awards with performance-based vesting conditions require the achievement of specific financial targets at the end of the specified performance period and the employee’s continued employment. We recognize the estimated fair value of performance-based awards as share-based compensation expense over the performance period. We consider each performance period separately, based upon our determination of whether it is probable that the performance target will be achieved. At each reporting period, we reassess the probability of achieving the performance targets. If a performance target is not met, no compensation cost is ultimately recognized against that target, and, to the extent previously recognized, compensation expense is reversed.

For all our share-based awards, we estimate the expected forfeiture rate and recognize expense only for those shares expected to vest. We estimate the forfeiture rate based on historical experience. Groups of share-based award holders that have similar historical behavior with regard to option exercise timing and forfeiture rates are considered separately for valuation and attribution purposes. Forfeitures are estimated at the time an award is granted and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Selling, General, and Administrative Expense

Research and Development

Research and development costs related to software development are expensed as incurred. Development activities involve a plan or design for the production of new or substantially improved products. When we have determined that technological feasibility for our software products is reached, costs related to the project are capitalized until such products are available for general release to customers as discussed in “Capitalized Software to be Sold, Leased or Otherwise Marketed” below.

Advertising Costs

Advertising costs consist of marketing, advertising through print and other media, professional event sponsorship and public relations. These costs are expensed as incurred. Advertising costs totaled $21.8 million, $23.3 million, and $20.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Acquisition-related Contingent Consideration

The fair value of acquisition-related contingent consideration is estimated at the acquisition date utilizing a probability weighted estimated cash flow stream adjusted for the expected timing of each payment. Subsequent to the acquisition date, on a quarterly basis, the contingent consideration liability is remeasured at current fair value with any changes recorded in earnings. Any remeasurement gain or loss and the accretion expense related to the increase in the net present value of the contingent liability are included in “Acquisition-related contingent consideration” on our Consolidated Statements of Comprehensive Income (Loss).

Income Taxes

Our income tax provision consists of federal, state and international income taxes. We generate income in a significant number of states located throughout the U.S. as well as foreign countries in which we conduct business. Our effective income tax rate may fluctuate due to a change in the mix of earnings between higher and lower state or country tax jurisdictions and the impact of non-deductible expenses. Additionally, we record deferred tax assets and liabilities using the asset and liability method of accounting which requires us to measure these assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to reduce such deferred tax assets to amounts more-likely-than-not to be ultimately realized.

Cash Equivalents and Short-Term Investments

Cash equivalents consist of highly liquid short-term investments, principally money market funds, commercial paper and certificates of deposit with maturities of three months or less at the time of purchase. In addition, we also may invest in short-term investments with maturities greater than three months, consisting primarily of certificates of deposit and treasury bills. Any short-term investments are classified as available-for-sale and carried at fair value, based on quoted market prices or other readily available market information. Unrealized gains and losses, net of taxes, are included in “Accumulated other comprehensive loss,” which is reflected as a separate component of stockholders’ equity. Gains on the sale of commercial paper or treasury bills are recognized when realized in our Consolidated Statements of Comprehensive Income (Loss). Losses are recognized as realized or when we have determined that an “other-than-temporary” decline in fair value has occurred. Gains and losses are determined using the specific identification method. There were no short-term investments at December 31, 2012 or 2011.

Restricted Cash

We classify cash that is restricted as to usage or withdrawal as restricted cash on our Consolidated Balance Sheets. Restricted cash is typically held in short-term interest-bearing accounts until disbursed. Restricted cash totaled $1.2 million and $10.2 million at December 31, 2012 and 2011, respectively.

Allowance for Doubtful Accounts and Unbilled Services

We maintain an allowance for doubtful accounts and unbilled services for estimated losses resulting from the inability of clients to pay our fees or for disputes that affect our ability to fully collect our billed accounts receivable, as well as potential fee reductions negotiated by clients or imposed by bankruptcy courts. Even if a bankruptcy court approves our services, the court has the discretion to require us to refund all or a portion of our fees due to the outcome of the case or a variety of other factors. We estimate the allowance for all receivable risks by reviewing the status of each matter and recording reserves based on our experience and knowledge of the particular client and historical collection patterns. However, our actual experience may vary significantly from our estimates. If the financial condition of our clients were to deteriorate, resulting in their inability or unwillingness to pay our fees, or bankruptcy courts require us to refund certain fees, we may need to record additional allowances or write-offs in future periods. This risk related to a client’s inability to pay is mitigated to the extent that we may receive retainers from some of our clients prior to performing services.

The provision for doubtful accounts and unbilled services is also adjusted after the related work has been billed to the client and we discover that full collectability is not reasonably assured. It is classified in “Selling, general and administrative expense” on the Consolidated Statements of Comprehensive Income (Loss) and totaled $14.2 million, $12.6 million, and $10.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The provision for unbilled services is normally recorded prior to customer billing and is recorded as a reduction to revenues. This provision normally relates to fee adjustments, estimates of fee reductions that may be imposed by bankruptcy courts and other discretionary pricing adjustments.

Property and Equipment

We record property and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives ranging from three to seven years for furniture, equipment and internal use software. We amortize leasehold improvements over the shorter of the estimated useful life of the asset or the lease term. We capitalize costs incurred during the application development stage of computer software developed or obtained for internal use. Capitalized software developed for internal use is classified within furniture, equipment and software and is amortized over the estimated useful life of the software, which is generally three years.

Notes Receivable from Employees

Notes receivable due from employees principally include unsecured general recourse forgivable loans which are provided to attract and retain certain of our senior, highly-skilled professionals. Some or all of the principal amount and accrued interest of the loans we make to employees will be forgiven by us upon the passage of time, provided that the professional is an employee on the forgiveness date, and upon other specified events, such as death or disability. Professionals who terminate their employment with us prior to the end of the forgiveness period are required to repay the outstanding, unforgiven loan balance and any accrued but unforgiven interest, except, in most cases, if the termination was by the Company without cause or by the employee with good reason, or, subject to certain conditions, if the employee terminates his or her employment due to retirement or non-renewal of his or her employment agreement, the loan may be forgiven or continue to be forgivable, in whole or in part. We amortize forgivable loans to expense on a straight-line basis over their requisite service periods of one to ten years. The accrued interest is calculated based on the note’s effective interest rate and is recorded as interest income.

Goodwill and Other Intangible Assets

Goodwill represents the purchase price of acquired businesses in excess of the fair market value of net assets acquired. Other intangible assets include trade names, customer relationships, contract backlog, non-competition agreements and software.

We test our goodwill and other indefinite-lived intangible assets for impairment annually as of the first day of the fourth quarter or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Factors we consider important that could trigger an interim impairment review include, but are not limited to, the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	a significant change in the manner of our use of the acquired asset or the strategy for our overall business;

•	a significant market decline related to negative industry or economic trends; and/or

•	our market capitalization relative to net carrying value.

We assess our goodwill for impairment using a fair value approach at the reporting unit level. A reporting unit is an operating segment or a business one level below that operating segment if discrete financial information is available and regularly reviewed by the chief operating decision makers. When available and as appropriate, we use market multiples derived from a set of guideline companies and/or guideline transactions to establish fair value (market approaches). We may also estimate fair value using discounted cash flows (an income approach) or a combination of appropriately weighted income and market approaches.

Intangible assets with definite lives are amortized over their estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate an asset’s carrying value may not be recoverable. We amortize our acquired definite-lived intangible assets on a straight-line basis over periods ranging from 1 to 15 years.

During the fourth quarter of 2012, we recorded a non-deductible goodwill impairment charge of $110.4 million related to our Strategic Communications reporting unit. The impairment charge was non-cash in nature and did not affect the Company’s current liquidity, nor did it impact the debt covenants under the Company’s existing credit facility. See Note 13 “Goodwill and Other Intangible Assets” for information regarding the goodwill impairment charge.

Impairment of Long-Lived Assets

We review long-lived assets such as property and equipment and definite-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. These events or changes in circumstances may include a significant deterioration of operating results, changes in business plans, or changes in anticipated future cash flows. If an impairment indicator is present, we evaluate recoverability of assets to be held and used by a comparison of the carrying value of the assets to future undiscounted net cash flows expected to be generated by the assets. We group assets at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other asset groups. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset group, we estimate the fair value of the asset group to determine whether an impairment loss should be recognized. An impairment loss will be recognized for the difference between the fair value and carrying value of the asset group.

Debt Financing Fees

We amortize the costs we incur to obtain debt financing over the terms of the underlying obligations on a straight-line basis, which approximates the effective interest method. The amortization of debt financing costs is included in “Interest expense” in our Consolidated Statements of Comprehensive Income (Loss). Unamortized debt financing costs are classified within “Other assets” on our Consolidated Balance Sheets.

Capitalized Software to be Sold, Leased or Otherwise Marketed

We expense costs for software products that will be sold, leased or otherwise marketed until technological feasibility has been established. Thereafter, all software development costs are capitalized and subsequently reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product. We classify software products to be sold, leased or otherwise marketed as noncurrent “Other assets” on our Consolidated Balance Sheets. Unamortized capitalized software costs were $12.7 million and $9.3 million at December 31, 2012 and 2011, respectively. Amortization of capitalized software costs was $3.7 million, $2.6 million, and $1.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Leases

We lease office space and equipment under non-cancelable operating leases. The leases normally provide for the payment of minimum annual rentals and may include scheduled rent increases. Some leases include provisions for renewal options of up to five years. Some of our leases for office space contain provisions whereby the future rental payments may be adjusted for increases in operating expenses above specified amounts.

We recognize rent expense under operating leases on a straight-line basis over the non-cancelable lease term. For leases with scheduled rent increases this treatment results in a deferred rent liability, which is classified within “Other liabilities” on the Consolidated Balance Sheets. Lease inducements such as tenant improvement allowances, cash inducements, and rent abatements are amortized on a straight-line basis over the life of the lease. Unamortized lease inducements are also included in deferred rent. Deferred rent at December 31, 2012 and 2011 totaled $40.3 million and $43.7 million, respectively.

Interest Rate Swaps

We sometimes use derivative instruments, consisting primarily of interest rate swap agreements, to manage our exposure to changes in the fair values or future cash flows of some of our long-term debt. We may enter into interest rate swap transactions with financial institutions acting as the counter-party. We do not use derivative instruments for trading or other speculative purposes. At December 31, 2012 and 2011, we were not a party to any derivative instruments.

Billings in Excess of Services Provided

Billings in excess of services provided represent amounts billed to clients, such as retainers, in advance of work being performed. Clients may make advance payments, which are held on deposit until completion of work or are applied at predetermined amounts or times. Excess payments are either applied to final billings or refunded to clients upon completion of work. Payments in excess of related accounts receivable and unbilled receivables are recorded as billings in excess of services provided within the liabilities section of our Consolidated Balance Sheets.

2. New Accounting Standards Not Yet Adopted

In July 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite — Lived Intangible Assets for Impairment (“ASU 2012-02”). ASU 2012-02 permits an entity to make a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset, other than goodwill, is impaired. If the entity determines, on the basis of all relevant qualitative factors, that it is not more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, it will not be required to perform a quantitative impairment test for that asset. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The adoption of this ASU will not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02 — Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to the related footnotes that provide additional detail about those amounts. The Company is required to adopt this ASU for the interim period ending March 31, 2013. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income; accordingly, we do not expect the guidance to have a material effect on the Company’s consolidated financial statements.

3. Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per common share adjust basic earnings per share for the effects of potentially dilutive common shares. Potentially dilutive common shares include the dilutive effects of shares issuable under our equity compensation plans, including stock options and restricted stock, and shares issuable upon conversion of our 3  3/4% senior subordinated convertible notes due 2012 (“Convertible Notes”) prior to their maturity on July 15, 2012 and payment in full on July 16, 2012 assuming the conversion premium was converted into common stock based on the average closing price per share of our stock during the period, each using the treasury stock method. Due to a net loss applicable to common shareholders for the year ended December 31, 2012, we excluded 1,263 potentially dilutive securities from the computation as their effect would be anti-dilutive.

	Year Ended December 31,
	2012	2011	2010
Numerator — basic and diluted
Net income (loss)	$(36,986)	$103,903	$65,984

Denominator
Weighted average number of common shares outstanding — basic	40,316	41,131	45,557
Effect of dilutive stock options	—	915	915
Effect of dilutive convertible notes	—	836	863
Effect of dilutive restricted shares	—	591	329

Weighted average number of common shares outstanding — diluted	40,316	43,473	47,664

Earnings (loss) per common share — basic	$(0.92)	$2.53	$1.45

Earnings (loss) per common share — diluted	$(0.92)	$2.39	$1.38

Antidilutive stock options and restricted shares	4,943	2,119	1,606

4. Special Charges

During the year ended December 31, 2012, we recorded special charges totaling $29.6 million, of which $5.0 million was non-cash. The charges reflect actions we took to realign our workforce to address current business demands and global macro-economic conditions impacting our Forensic and Litigation Consulting, Strategic Communications and Technology segments, to address certain targeted practices within our Corporate Finance/Restructuring and Economic Consulting segments, and to reduce excess real estate capacity. These actions include the termination of 116 employees, the consolidation of leased office space within nine office locations and certain other actions. The special charges consisted of:

•

$18.4 million of salary continuance and other contractual employee related costs, including loan forgiveness and accelerated recognition of compensation cost of share-based awards, associated with the reduction in workforce of 116 employees; and

•	$11.2 million of expense associated with lease costs related to the consolidation of leased office space in nine office locations.

During the year ended December 31, 2011, we recorded special charges of $15.2 million, of which $4.8 million was non-cash. The charges reflect actions we took to reduce overhead in connection with the realignment of certain senior management on a global basis and to align our workforce with expected market trends, primarily in our Corporate Finance/Restructuring segment.

During the year ended December 31, 2010, we recorded special charges of $51.1 million, of which $31.4 million was non-cash. The non-cash charges primarily included trade name impairment charges related to our global FTI Consulting branding strategy and other strategic branding decisions. The remaining charges related to a realignment of our workforce and a consolidation of four office locations. The charges reflect actions we took to support our corporate positioning, as well as actions taken to better align capacity with expected demand, to eliminate certain redundancies resulting from acquisitions and to provide for appropriate levels of administrative support.

The following table details the special charges by segment:

	For the years ended December 31,
	2012	2011	2010
Corporate Finance/Restructuring	$11,332	$9,440	$8,561
Forensic and Litigation Consulting	8,276	839	6,196
Economic Consulting	991	2,093	6,667
Technology	3,114	—	15,913
Strategic Communications	4,712	—	9,044

	28,425	12,372	46,381
Unallocated Corporate	1,132	2,840	4,750

Total	$29,557	$15,212	$51,131

The total cash outflow associated with the 2012 special charges is expected to be $24.3 million, of which $9.3 million has been paid as of December 31, 2012. $6.9 million is expected to be paid in 2013, $2.6 million is expected to be paid in 2014, $1.2 million is expected to be paid in 2015, and the remaining balance of $4.3 million related to lease costs will be paid from 2016 to 2025. In addition, the remaining liability of $0.2 million related to the 2011 and 2010 special charges is expected to be paid during 2013. A liability for the current and noncurrent portions of the amounts has been included in “Accounts payable, accrued expenses and other” and “Other liabilities,” respectively, on the Consolidated Balance Sheets. Activity related to the liability for these costs for the years ended December 31, 2012 and 2011 is as follows:

	Employee Termination Costs	Lease Termination Costs	Total
Balance December 31, 2010	$1,920	$2,762	$4,682
Additions	10,370	—	10,370
Payments	(7,388)	(2,646)	(10,034)
Foreign currency translation adjustment and other	(144)	(116)	(260)

Balance December 31, 2011	4,758	—	4,758

Additions	14,276	10,274	24,550
Payments	(11,803)	(1,757)	(13,560)
Foreign currency translation adjustment and other	(535)	—	(535)

Balance December 31, 2012	$6,696	$8,517	$15,213

5. Interest Income and Other

The table below presents the components of “Interest income and other” as shown on the Consolidated Statements of Comprehensive Income (Loss).

	Year Ended December 31,
	2012	2011	2010
Interest income	$6,350	$6,200	$5,442
Foreign exchange transaction gains (losses), net	250	(560)	(542)
Other	(941)	664	(477)

Interest income and other	$5,659	$6,304	$4,423

6. Share-Based Compensation

Share-Based Incentive Compensation Plans

The FTI Consulting, Inc. 2004 Long-Term Incentive Plan (“2004 Plan”) authorizes common stock for stock options, stock appreciation rights, restricted or unrestricted shares, performance awards or other share-based or cash–based awards to our officers, employees, non-employee directors and individual service providers, subject to the discretion of the administrator to make awards. We are authorized to issue up to 3,000,000 shares of common stock under the 2004 Plan, of which no more than 600,000 shares of common stock may be issued in the form of restricted or unrestricted shares or other share-based awards. At December 31, 2012, there are 17,107 shares of common stock available for grant under our 2004 Plan, all of which may be granted as share-based awards.

The FTI Consulting, Inc. 2006 Global Long-Term Incentive Plan (“2006 Plan”) authorizes common stock for stock options, stock appreciation rights, restricted or unrestricted shares, performance awards or other share-based or cash-based awards to our officers, employees, non-employee directors and individual service providers, subject to the discretion of the administrator to make awards. We are authorized to issue up to 3,500,000 shares of common stock under the 2006 Plan, of which no more than 1,100,000 shares of common stock may be issued in the form of restricted or unrestricted shares or other share-based awards. At December 31, 2012, 182,688 shares of common stock were available for grant under our 2006 Plan, of which 62,810 shares may be granted as share-based awards.

The amendment and restatement of the FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors, as previously amended (the “Deferred Compensation Plan”), (renamed the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan (“2009 Omnibus Plan,” and together with the 2004 Plan and the 2006 Plan, the “Equity Compensation Plans”)), was approved by the stockholders of FTI Consulting on June 3, 2009 and was amended and restated as of June 2, 2010. The 2009 Omnibus Plan authorizes common stock for stock options, stock appreciation rights, restricted or unrestricted shares, performance awards or other share-based or cash-based awards to our officers, employees, non-employee directors and individual service providers, subject to the discretion of the administrator to make awards. The 2009 Omnibus Plan also authorizes common stock in connection with the issuance of deferred stock units or deferred restricted stock units on account of certain eligible compensation electively deferred by our non-employee directors and certain key employees (excluding executive officers of FTI Consulting). We are authorized to issue up to 6,000,000 shares of common stock under the 2009 Omnibus Plan, of which no more than 5,400,000 shares of common stock may be issued in the form of restricted or unrestricted shares or other share-based awards. At December 31, 2012, 1,501,210 shares of common stock were available for grant under our 2009 Omnibus Plan, all of which may be granted as share-based awards.

Options have been granted to employees with exercise prices not less than the market value of our common stock on the grant date and expire ten years subsequent to award. Vesting provisions for individual awards are established at the grant date at the discretion of the administrator of the applicable plan, which currently is the compensation committee of our board of directors. Options and restricted shares granted under our Equity Compensation Plans typically vest over three to six years and are generally contingent on continued employment. Some stock options and restricted stock and other stock-based awards vest upon the earlier of the achievement of a service condition or a performance condition. Our Equity Compensation Plans generally provide for accelerated vesting if there is a change in control, as defined in the applicable plan. The employment agreements and award agreements with executive officers and other employees may provide for accelerated vesting or continued vesting, subject to certain conditions, on other termination events, such as death, disability, termination without good cause, termination by the employee with good reason, retirement or non-renewal of the employment agreement. We issue new shares of our common stock whenever stock options are exercised or share awards are granted. Shares of common stock under the 2009 Omnibus Plan will also be issued on account of deferred stock units and deferred restricted stock units upon an event of separation from service or an elected payment date pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, and the plan (“Code Section 409A”).

Periodically, we award equity to employees upon employment or in connection with performance evaluations. The fair market value of restricted shares on the date of issuance is charged to compensation expense ratably over the remaining service period as the restrictions lapse. The fair market value of unrestricted shares on the date of issuance is immediately charged to compensation expense.

Cash-based stock appreciation rights or other cash-based awards under the Equity Compensation Plans may be awarded by the administrator to employees. For the years ended December 31, 2012 and 2011, respectively, a total of 5,668 and 63,000 cash-based awards were made to employees in certain foreign countries. At December 31, 2012, there was $0.6 million of unrecognized compensation cost related to unvested cash-based awards. These grants do not result in the issuance of common stock and are considered de minimis.

Share-Based Compensation Expense

The table below reflects the total share-based compensation expense recognized in our Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010:

	2012		2011		2010
Income Statement Classification	Options (a)	Restricted Shares (b)(c)	Options (a)	Restricted Shares (b)	Options	Restricted Shares (b)
Direct cost of revenues	$6,012	$10,000	$10,436	$14,382	$8,771	$13,659
Selling, general and administrative expense	1,836	10,347	2,649	9,052	2,154	8,732
Special charges (d)	584	230	534	299	714	1,216

Share-based compensation expense before income taxes	8,432	20,577	13,619	23,733	11,639	23,607
Income tax benefit	3,104	6,870	5,014	8,749	4,201	8,466

Share-based compensation, net of income taxes	$5,328	$13,707	$8,605	$14,984	$7,438	$15,141

(a)	Includes options and cash-settled stock appreciation rights.
(b)	Includes restricted share awards and deferred restricted share units and performance and market condition restricted share units.
(c)	Includes cash-settled restricted stock units.
(d)	Relates to accelerated recognition of compensation cost of share-based awards (See Note 4 to the Consolidated Financial Statements for information related to the special charges).

Stock Options

We use the Black-Scholes option-pricing model to value our option grants using the assumptions in the following table:

	Year Ended December 31,
	2012	2011	2010
Assumptions
Risk-free interest rate	0.54% –1.11%	0.88% – 2.58%	1.55% – 2.96%
Dividend yield	0%	0%	0%
Expected term	4 – 6 years	5 – 6 years	5 – 6 years
Stock price volatility	37.94% – 40.04%	39.23% – 40.82%	38.27% – 42.06%

The following table summarizes the option activity under our Equity Compensation Plans as of and for the year ended December 31, 2012. The aggregate intrinsic value in the table below represents the total pre-tax intrinsic value (the difference between the closing price of our common stock on the last trading day of 2012 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2012. The aggregate intrinsic value changes based on fluctuations in the fair market value per share of our common stock.

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding, December 31, 2011	5,171	$34.84
Options granted during the period:
Exercise Price = fair market value	640	$35.60
Options exercised	(329)	$24.22
Options forfeited	(276)	$35.19

Options outstanding, December 31, 2012	5,206	$35.58	5.6 years	$15,674

Options exercisable, December 31, 2012	2,953	$33.79	4.3 years	$13,282

Cash received from option exercises for the years ended December 31, 2012, 2011 and 2010 was $7.9 million, $15.6 million and $10.3 million, respectively. The actual tax benefit realized from stock options exercised totaled $1.4 million, $3.6 million and $2.0 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

The intrinsic value of stock options exercised is the amount by which the market value of our common stock on the exercise date exceeds the exercise price. The total intrinsic value of stock options exercised for the years ended December 31, 2012, 2011 and 2010 was $3.1 million, $10.3 million and $6.0 million, respectively.

The table below reflects the weighted-average grant date fair value per share of stock options and restricted shares and stock units awarded during the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
Weighted average fair value of grants
Stock options:
Grant price = fair market value	$12.99	$13.68	$15.93
Restricted shares	$36.55	$37.45	$38.84

Following is a summary of the status of stock options outstanding and exercisable at December 31, 2012:

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Shares	Weighted- Average Exercise Price
$14.50 – $26.68	1,050	$24.10	3.3 years	1,005	$23.99
$26.73 – $28.82	1,048	$27.90	3.6 years	759	$27.83
$28.86 – $37.23	1,136	$33.93	7.3 years	336	$33.47
$37.39 – $42.35	1,078	$39.45	7.8 years	278	$39.07
$43.13 – $70.55	894	$55.50	5.8 years	575	$56.41

	5,206			2,953

As of December 31, 2012, there was $16.9 million of unrecognized compensation cost related to unvested stock options. That cost is expected to be recognized ratably over a weighted-average period of 2.9 years.

Share Awards

A summary of our unvested restricted stock-based activity during the year ended December 31, 2012 is presented below. The fair value of unvested restricted stock-based awards is determined based on the closing market price per share of our common stock on the grant date.

	Shares	Weighted- Average Grant- Date Fair Value
Unvested restricted stock-based awards outstanding, December 31, 2011	1,261	$38.54
Restricted stock-based awards granted	583	$36.80
Restricted stock-based awards vested	(478)	$38.08
Restricted stock-based awards forfeited	(54)	$50.28

Unvested restricted stock-based awards outstanding, December 31, 2012	1,312	$37.43

As of December 31, 2012, there was $25.4 million of unrecognized compensation cost related to unvested restricted stock-based awards. That cost is expected to be recognized ratably over a weighted-average period of 2.9 years. The total fair value of restricted stock-based awards that vested during the years ended December 31, 2012, 2011 and 2010 was $16.9 million, $14.0 million, and $12.6 million, respectively.

Deferred Restricted Stock Units

Deferred stock units and deferred restricted stock units (collectively, “Restricted Stock Units”) under the deferred compensation provisions of the 2009 Omnibus Plan may be granted to certain key employees and to non-employee directors who elect to defer their annual retainer payment and/or annual equity payment, payable on the date of our annual stockholders meeting each year. Each Restricted Stock Unit is equivalent to one share of FTI Consulting common stock. The Restricted Stock Units granted to key employees who elect to defer a portion of their annual bonus payment under the eligible bonus plan are immediately vested upon issuance and are settled in common stock with the participants at either their date of separation from service or the individual’s elected payment date pursuant Code Section 409A. Restricted Stock Units issued to non-employee directors on account of the director’s annual equity payment vest on the first anniversary of the grant date, provided that the non-employee director is serving in that capacity on the applicable vesting date, subject to accelerated vesting rights on the event of (i) the director’s cessation of service due to the Board’s failure to nominate such individual as a director, (ii) the director’s decision not to stand for re-election or to voluntarily resign, or (iii) our stockholders not reelecting him or her as a director. Restricted Stock Units issued to non-employee directors on account of their annual retainer payments are not subject to any time-based vesting conditions. Restricted Stock Units scheduled to vest in a year in which the director is not nominated for election or a director is not elected by stockholders will vest and not be forfeited. Upon a separation from service event or an elected payment date pursuant to Code Section 409A, such non-employee director will receive one share of common stock for each Restricted Stock Units credited to his or her account on the books of the Company.

A summary of our Restricted Stock Units activity during the year ended December 31, 2012 is presented below. The aggregate intrinsic value in the table below represents the total pre-tax intrinsic value based on the closing price of our common stock on the last trading day of 2012. The fair value of Restricted Stock Units is determined based on the closing market price per share of our common stock on the grant date.

	Shares	Weighted- Average Grant- Date Fair Value	Intrinsic Value
Restricted Stock Units outstanding, December 31, 2011	781	$39.66
Restricted Stock Units granted	202	$35.84
Restricted Stock Units released	(91)	$40.96
Restricted Stock Units forfeited	(17)	$37.64

Restricted Stock Units outstanding, December 31, 2012	875	$38.18	$28,887

The intrinsic value of Restricted Stock Units released reflects the market value of our common stock on the date of release. The total intrinsic value of Restricted Stock Units released was $3.5 million, $1.7 million and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

As of December 31, 2012, there was $3.4 million of unrecognized compensation cost related to unvested Restricted Stock Units. That cost is expected to be recognized ratably over a weighted-average period of 2.0 years. The total fair value of Restricted Stock Units that vested during the years ended December 31, 2012, 2011 and 2010 was $4.0 million, $5.3 million, and $7.0 million, respectively.

7. Research and Development Costs

Research and development costs related to software development totaled $20.2 million, $23.7 million, and $25.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. Research and development costs are included in “Selling, general and administrative expense” on the Consolidated Statements of Comprehensive Income (Loss).

8. Acquisitions

In certain business combinations consummated prior to January 1, 2009, a portion of our purchase price is in the form of contingent consideration. The contingent consideration represents the difference between the seller’s and our perceived values of the business based upon our respective future performance estimates at the time of acquisition. The use of contingent consideration allows the buyer to shift some of the valuation risk, inherent at the time of acquisition, to the seller based upon the outcome of future financial targets that the seller contemplates in its valuation. Contingent consideration is payable annually if agreed upon performance targets are met and is generally subject to a maximum amount within a specified time period. Contingent consideration related to acquisitions consummated prior to January 1, 2009 is recorded as additional purchase price with the adjustment recorded as an increase to goodwill if the contingency is satisfied. Additional consideration related to businesses acquired prior to January 1, 2009 that was recorded as an adjustment to goodwill was $18.6 million and $27.3 million for the years ended December 31, 2012 and 2011, respectively.

Certain acquisition related restricted stock agreements entered into prior to January 1, 2009 contained stock price guarantees that may result in cash payments in the future if our share price falls below a specified per share market value on the date that the applicable stock restrictions lapse (the “determination date”). For those acquisitions, the future settlement of any contingency related to our common stock price will be recorded as a reduction to additional paid-in capital. During 2012, we paid $4.2 million in cash in relation to the stock price guarantees on certain shares of common stock that became unrestricted, which was recorded as a reduction to additional paid-in capital. Our remaining common stock price guarantees have stock floor prices that range from $54.33 to $69.48 per share and have determination dates through 2013.

2012 Acquisitions

In December 2012, we completed an acquisition in the United States for our Corporate Finance/Restructuring segment. The purchase price includes initial consideration with a value of $10.0 million plus acquisition-related contingent consideration, which is payable annually through December 31, 2017 if the acquired business meets certain performance measures, and is subject to an approximate $15 million aggregate cap. We are currently evaluating the fair values of the consideration transferred, assets acquired and liabilities assumed.

In October 2012, we completed an acquisition in Australia for our Corporate Finance/Restructuring segment. The purchase price includes initial consideration with a value of $25.4 million plus acquisition-related contingent consideration, which is payable annually through December 31, 2017 if the acquired business meets certain performance measures, and is subject to an approximate $16 million aggregate cap. We are currently evaluating the fair values of the consideration transferred, assets acquired and liabilities assumed.

In March 2012, we completed an acquisition in the United States for our Corporate Finance/Restructuring segment. The acquisition price of $3.1 million consisted of $2.0 million in cash and contingent consideration with an estimated fair value of $1.1 million. The fair value of the acquisition related contingent consideration is recorded in “Other liabilities” on the Consolidated Balance Sheets.

For acquisitions completed during 2012, as part of the preliminary purchase price allocations, we recorded $6.5 million in identifiable intangible assets and $31.6 million in goodwill. Pro forma results of operations have not been presented because these acquisitions were not material in relation to our consolidated financial position or results of operations for the periods presented.

2011 Acquisitions

In March 2011, we completed acquisitions of certain business operations of LECG Corporation in Europe, the United States and Latin America with services relating to those provided through our Economic Consulting, Forensic and Litigation Consulting, and Corporate Finance/Restructuring segments. The acquisition-date fair value of the total consideration transferred is approximately $30.0 million, which consisted of $27.1 million of cash paid at the closings of these acquisitions, a portion of which is subject to certain working capital and other adjustments, and contingent consideration with an estimated fair value of $2.9 million. As part of the purchase price allocation, we recorded an aggregate of $24.2 million of accounts receivable, $6.3 million of identifiable intangible assets, $20.6 million of assumed liabilities and $14.8 million of goodwill. The identifiable intangible assets consisted of customer relationships with a weighted average amortization period of 12.4 years. Aggregate acquisition-related costs of approximately $1.5 million have been recognized in earnings in 2011. Pro forma results of operations have not been presented because the acquisitions were not material in relation to our consolidated financial position or results of operations for the periods presented.

2010 Acquisitions

During the third quarter of 2010, we acquired FS Asia Advisory Limited (formerly Ferrier Hodgson Hong Kong Group) with operations in Hong Kong and other non-U.S. jurisdictions for our Corporate Finance/Restructuring segment. The initial acquisition price of $86.4 million consisted of approximately $20.2 million in cash paid at closing, $8.6 million in cash held in escrow, $35.0 million in loan notes to selling shareholders,

$3.8 million cash payable in the first quarter of 2011, $0.6 million reimbursement of seller expenses and contingent consideration with an estimated fair value of $18.2 million. The cash held in escrow is recorded as “Restricted cash” as of December 31, 2011 and the contingent consideration is recorded as “Accounts payable, accrued expenses and other” or “Other liabilities” on the Consolidated Balance Sheets based on the expected timing of the payments. During the second quarter of 2012, the cash held in escrow was settled between the Company and the sellers as a result of the final determination of the acquired working capital balance. The contingent consideration will become payable annually at December 31 of 2010 through 2015 if the acquired business achieves certain annual and cumulative financial performance measures based on EBITDA, and is subject to a $37.1 million cap. The accretion of the contingent consideration to the expected cash payments is included within “Acquisition-related contingent consideration” in the Consolidated Statements of Comprehensive Income (Loss).

As part of the purchase price allocation, we recorded $6.9 million of identifiable intangible assets and $47.2 million of goodwill. Pro forma results of operations have not been presented because the acquisition was not material in relation to our consolidated financial position or results of operations for the periods presented.

During the second quarter of 2010, we acquired Baker Tilly Hong Kong Business Recovery Ltd. with operations in Hong Kong for our Forensic and Litigation Consulting segment. The acquisition price of $2.8 million consisted of $2.3 million in cash paid at closing and contingent consideration with an estimated fair value of $0.5 million payable at December 31, 2010. As part of the purchase price allocation, we recorded $0.2 million in identifiable intangible assets and $2.6 million in goodwill. Pro forma results of operations have not been presented because the acquisition was not material in relation to our consolidated financial position or results of operations for the periods presented.

For acquisitions completed during 2010, the aggregate amount of purchase price assigned to intangible assets other than goodwill consisted of customer relationships with a fair value of $5.8 million and a weighted average amortization period of five years and non-competition agreements with a fair value of $1.3 million and a weighted average amortization period of six years.

9. Concentrations of Risk

We derive the majority of our revenues from providing professional services to clients in the U.S. For the year ended December 31, 2012, we derived approximately 26% of our revenues from non-U.S. sources. We believe that the geographic and industry diversity of our customer base throughout the U.S. and internationally minimizes the risk of incurring material losses due to concentrations of credit risk. We do not have a single customer that represents ten percent or more of our consolidated revenues.

10. Balance Sheet Details

	December 31,
	2012	2011
Prepaid expenses and other current assets
Prepaid expenses	$27,647	$22,566
Other current assets	8,701	7,882
Income tax receivable	14,003	10,081

	$50,351	$40,529

Accounts payable, accrued expenses and other
Accounts payable	$10,139	$14,327
Accrued expenses	44,424	41,474
Accrued contingent consideration	8,201	21,578
Accrued interest payable	9,048	14,369
Accrued taxes payable	11,114	14,950
Other current liabilities	15,183	26,075

	$98,109	$132,773

11. Financial Instruments

Derivative Financial Instruments

From time to time, we hedge the cash flows and fair values of some of our long-term debt using interest rate swaps. We enter into these derivative contracts to manage our exposure to interest rate changes by achieving a desired proportion of fixed rate versus variable rate debt.

Accordingly, to achieve the desired mix of fixed and floating interest rate debt, we entered into four interest rate swap agreements in March 2011, which we designated as fair value hedges of changes in the fair value of our 7 3/4% senior notes due 2016, (“2016 Notes”). Under the terms of the interest rate swaps, we received interest on the $215.0 million notional amount at a fixed rate of 7 3/4% and paid a variable rate of interest, which varied between 5.43% and 5.56% for the year ended December 31, 2011. The variable rate was based on the London Interbank Offered Rate (“LIBOR”) as the benchmark interest rate. The maturity, payment dates and other critical terms of these swaps exactly matched those of the hedged 2016 Notes. These interest rate swaps qualified for hedge accounting using the short-cut method under ASC 815-20-25, Derivatives and Hedging, which assumes no hedge ineffectiveness. As a result, the changes in the fair value of the interest rate swaps and the changes in fair value of the hedged debt were assumed to be equal and offsetting. For the year ended December 31, 2011, the impact of effectively converting the interest rate of $215.0 million of our senior notes from fixed rate to variable rate decreased interest expense by $3.6 million.

On December 16, 2011, we negotiated the right to terminate the interest rate swap agreements. Upon termination of these interest rate swaps we received cash proceeds of approximately $6.6 million, including $1.0 million of accrued interest. The net proceeds of $5.6 million was recorded in “Long-term debt and capital lease obligations” on the Consolidated Balance Sheets at December 31, 2011 and was being amortized as a reduction to interest expense over the remaining term of the 2016 Notes, which resulted in an effective interest rate of 7.1% per annum.

During the year ended December 31, 2012, we amortized $1.0 million of the deferred gain as a reduction of interest expense, which is included within “Interest income and other” on the Consolidated Statements of Comprehensive Income (Loss). The remaining balance of $4.6 million was recognized upon the purchase and redemption of all our outstanding 2016 Notes and is included within “Loss on early extinguishment of debt” on the Consolidated Statements of Comprehensive Income (Loss). See Note 14 to the Consolidated Financial Statements for information on the purchase and redemption of the 2016 Notes. At December 31, 2011 and 2012, there were no derivative instruments designated as fair value hedges.

Fair Value of Financial Instruments

We consider the recorded value of certain of our financial assets and liabilities, which consist primarily of cash equivalents, accounts receivable and accounts payable, to approximate the fair value of the respective assets and liabilities at December 31, 2012 and 2011, based on the short-term nature of the assets and liabilities. We determine the fair value of our long-term debt primarily based on quoted market prices for our 6 3/4% Senior Notes Due 2020, (“2020 Notes”), 6.0% Senior Notes Due 2022, (“2022 Notes”), at December 31, 2012 and our 2016, 2020, and the 3 3/4% convertible senior subordinated notes due 2012, (“Convertible Notes”) at December 31, 2011. The fair value of our long-term debt is classified within Level 2 of the fair value hierarchy, because it is traded in less active markets. Our Convertible Notes matured on July 15, 2012 and were paid in full on July 16, 2012.

The following table presents the carrying amounts and estimated fair values of our other financial instruments at December 31, 2012 and 2011:

	December 31,
	2012		2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Liabilities:
Acquisition-related contingent consideration, including current portion (a)	$16,426	$16,426	$14,990	$14,990
Long-term debt, including current portion (b)	723,000	762,000	814,885	882,277

Total	$739,426	$778,426	$829,875	$897,267

(a)	The short-term portion is included in “Accounts payable, accrued expenses and other.” The long-term portion is included in “Other liabilities.”
(b)	At December 31, 2011, the carrying amount includes the equity component of Convertible Notes recorded in “Additional paid-in capital” of $18 million.

For business combinations consummated on or after January 1, 2009, we estimate the fair value of acquisition-related contingent consideration using a probability-weighted discounted cash flow model. This fair value measure is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Fair value measurements characterized within Level 3 of the fair value hierarchy are measured based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value.

The significant unobservable inputs used in the fair value measurements of our acquisition-related contingent consideration are our measures of the future profitability and related cash flows and discount rates. Significant increases (decreases) in any of these inputs in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumptions used for the discount rates is accompanied by a directionally opposite change in the fair value measurement and a change in the assumptions used for the future cash flows is accompanied by a directionally similar change in the fair value measurement. The fair value of the contingent consideration is reassessed on a quarterly basis by the Company based on a collaborative effort of the Company’s operations, finance and accounting groups based on additional information as it becomes available. Any change in the fair value adjustment is recorded in the earnings of that period.

During the years ended December 31, 2012 and 2011, management determined that the fair value of the acquisition-related contingent consideration liability had declined. This remeasurement of the contingent consideration was based on management’s probability-adjusted present value of the consideration expected to be transferred during the remainder of the earnout period, based on the acquired operations’ forecasted results. The resulting reduction in the liability during the years ended December 31, 2012 and 2011, of $5.2 million and $10 million respectively, is recorded as income and is included within “Acquisition-related contingent consideration” in the Consolidated Statements of Comprehensive Income (Loss).

Accretion expense for acquisition-related contingent consideration totaled $2.2 million, $3.5 million and $1.2 million for years ended December 31, 2012, 2011 and 2010, respectively, and is included within “Acquisition-related contingent consideration” in the Consolidated Statements of Comprehensive Income (Loss).

The following table represents the change in the acquisition-related contingent consideration liability during the years ended December 31, 2012 and 2011:

	December 31,
	2012	2011
Beginning balance	$14,990	$19,864
Acquisition date fair value measurement	8,171	2,900
Adjustments to fair value recorded in earnings (a)	(3,064)	(6,465)
Payments	(1,287)	(1,217)
Elimination of contingency (b)	(2,534)	—
Unrealized gains related to currency translation in other comprehensive income	150	(92)

Ending balance	$16,426	$14,990

(a)

Adjustments to fair value related to accretion expense and remeasurement of contingent consideration are recorded in “Acquisition-related contingent consideration” on the Consolidated Statements of Comprehensive Income (Loss).

(b)

During the year ended December 31, 2012, we fixed an acquisition-related contingent consideration liability in the amount of $2.5 million. The non-contingent consideration liability is no longer required to be remeasured to fair value and, accordingly, is not classified as a Level 3 measurement.

The following table presents financial assets and liabilities measured at fair value:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
As of December 31, 2012
Liabilities:
Acquisition-related contingent consideration, including current portion	$—	$—	$16,426	$16,426
As of December 31, 2011
Liabilities:
Acquisition-related contingent consideration, including current portion	$—	$—	$14,990	$14,990

12. Property and Equipment

Property and equipment consist of the following:

	December 31,
	2012	2011
Leasehold improvements	$62,906	$56,504
Construction in progress	2,883	3,472
Furniture and equipment	34,781	33,661
Computer equipment and software	92,563	85,962

	193,133	179,599
Accumulated depreciation and amortization	(124,941)	(105,151)

Property and equipment, net	$68,192	$74,448

Depreciation expense totaled $30.2 million, $26.0 million and $29.6 million during the years ended December 31, 2012, 2011 and 2010, respectively.

13. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill by reportable segment are as follows:

	Corporate Finance/ Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Total
Balance December 31, 2010	$434,439	$197,234	$202,689	$117,960	$317,125	$1,269,447
Goodwill acquired during the year	2,054	760	11,749	—	—	14,563
Contingent consideration (a)	—	499	15,512	—	11,326	27,337
Foreign currency translation adjustment and other	(450)	(446)	(463)	(2)	(628)	(1,989)

Balance December 31, 2011	$436,043	$198,047	$229,487	$117,958	$327,823	$1,309,358

Goodwill acquired during the year	31,644	—	—	—	—	31,644
Contingent consideration (a)	905	23	17,708	—	—	18,636
Goodwill impairment					(110,387)	(110,387)
Foreign currency translation adjustment and other	458	887	523	77	8,839	10,784

Balance December 31, 2012	$469,050	$198,957	$247,718	$118,035	$226,275	$1,260,035

(a)	Contingent consideration related to business combinations consummated prior to January 1, 2009.

For the 2012 annual goodwill impairment test performed as of October 1, 2012, we utilized the quantitative test for all our reporting units. The fair values of the Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting and Technology reporting units were estimated using a market approach while the fair value of the Strategic Communications reporting unit was estimated using a combination of appropriately weighted income and market approaches. The cash flows employed in the income approach are based on our most recent budgets, forecasts and business plans developed in the fourth quarter, as well as various growth rate assumptions for years beyond the current business plan period, discounted using an estimated WACC. Our discount rate assumptions are based on an assessment of the risk inherent in the future revenue streams and cash flows and our WACC. The risk adjusted discount rate used represents the estimated WACC for our reporting units. The WACC is comprised of (1) a risk free rate of return, (2) an equity risk premium that is based on the rate of return on equity of publicly traded companies with business characteristics comparable to our reporting units, (3) the current after-tax market rate of return on debt of companies with business characteristics similar to our reporting units, each weighted by the relative market value percentages of our equity and debt, and (4) an appropriate size premium.

The results of the Step 1 goodwill impairment analysis indicated that the estimated fair value of our Strategic Communications reporting unit was less than its carrying value while the estimated fair values of our Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting and Technology reporting units significantly exceeded their respective carrying values. The Strategic Communications reporting unit fair value was unfavorably impacted by a combination of lower current and projected cash flows. Because our Strategic Communications reporting unit’s fair value estimate was lower than its carrying value, we applied the second step of the goodwill impairment test.

The second step of the goodwill impairment analysis indicated that the carrying values of the goodwill associated with the Strategic Communications reporting unit exceeded its implied fair value, resulting in a $110.4 million non-deductible goodwill impairment charge. The impairment charge was non-cash in nature and did not affect the Company’s current liquidity, nor did it impact the debt covenants under the Company’s existing credit facility.

Other intangible assets with finite lives are amortized over their estimated useful lives. We recorded amortization expense of $22.6 million, $22.4 million, and $23.9 million during the years ended December 31, 2012, 2011 and 2010, respectively. Based solely on the amortizable intangible assets recorded at December 31, 2012, we estimate amortization expense to be $21.3 million in 2013, $12.8 million in 2014, $11.8 million in 2015, $10.2 million in 2016, $9.5 million in 2017 and an aggregate of $33.0 million in years after 2017. Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives or other relevant factors or changes.

	Useful Life in Years	December 31, 2012		December 31, 2011
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Customer relationships	1 to 15	$151,990	$64,095	$144,696	$49,381
Non-competition agreements	1 to 10	15,184	11,158	14,601	8,965
Software	2 to 10	33,979	27,424	33,549	21,211
Tradenames	2	180	75	—	—

		201,333	102,752	192,846	79,557
Unamortized intangible assets
Tradenames	Indefinite	5,600	—	5,600	—

		$206,933	$102,752	$198,446	$79,557

During the fourth quarter of 2010, we made a strategic decision to discontinue the use of most of our acquired trade and product names. These names were recorded in connection with acquisitions in prior years, certain of which were not being amortized as the estimated useful life had been considered indefinite. The decision to discontinue using these names was primarily based on the Company’s implementation of a global branding strategy as well as other strategic branding decisions. These decisions represented a change in circumstance indicating that the assets’ carrying values might not be recoverable and, as a result, we evaluated the assets for impairment. Based on this assessment, we recorded non-cash impairment charges and accelerated amortization of $23.8 million, representing the carrying amount of the affected trade and product names. These charges are included within “Special charges” in the Consolidated Statements of Comprehensive Income (Loss).

14. Long-Term Debt and Capital Lease Obligations

	December 31,
	2012	2011
7 3/4% senior notes due 2016 (a)	—	220,555
6 3/4% senior notes due 2020	400,000	400,000
6.0% senior notes due 2022	300,000	—
3 3/4% convertible senior subordinated notes due 2012 (b)	—	146,867
Notes payable to former shareholders of acquired businesses	23,000	29,445

Total debt	723,000	796,867
Less current portion	6,000	153,312

Long-term debt, net of current portion	717,000	643,555

Total capital lease obligations	45	94
Less current portion	21	70

Capital lease obligations, net of current portion	24	24

Long-term debt and capital lease obligations, net of current portion	$717,024	$643,579

(a)	Balance at December 31, 2011 includes $215.0 million principal amount of our 2016 Notes plus unamortized deferred gain of $5.6 million.
(b)	Balance at December 31, 2011 includes $149.9 million principal amount of Convertible Notes net of discount of $3.1 million.

Issuance of 6.0 % Senior Notes Due 2022. On November 27, 2012, we completed the private offering of $300.0 million aggregate principal amount of 6.0% Senior Notes due 2022. The 2022 Notes were issued at a price of 100% of their principal amount. The 2022 Notes and related guarantees were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The 2022 Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. The net proceeds from the issuance of the 2022 Notes were $292.6 million after deducting debt issuance costs. The net proceeds were used to fund the purchase of our 7 3/4% senior notes due 2016, or 2016 Notes, in a concurrent tender offer as described below. In addition, we used approximately $75.3 million of the net proceeds to repay outstanding principal and accrued interest under our senior bank revolving credit facility that was replaced by the senior bank revolving credit facility entered into by the Company on November 27, 2012. The 2022 Notes are guaranteed, with certain exceptions, by our existing and future domestic subsidiaries. The 2022 Notes and the guarantees are our and the guarantors’ general unsecured senior obligations. The indebtedness evidenced by the 2022 Notes and the guarantees (i) rank equally in right of payment with all of FTI Consulting, Inc.’s and the guarantors’ existing and future senior indebtedness, (ii) rank senior in right of payment to any existing and future subordinated indebtedness, (iii) are effectively junior to all of FTI Consulting, Inc.’s and the guarantors’ secured debt, including borrowings under the Senior Secured Credit Facility (as defined below), to the extent of the value of the collateral securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of any current and future non-guarantor subsidiaries (other than indebtedness and liabilities owed to FTI Consulting, Inc. or one of its guarantor subsidiaries). Interest on the 2022 Notes accrues at the rate of 6.0% per year, payable semi-annually in cash in arrears on November 15 and May 15 of each year, commencing on May 15, 2013. The 2022 Notes will mature on November 15, 2022.

The 2022 Notes are subject to redemption at our option, in whole or in part, at any time after November 15, 2017, upon not less than 30 nor more than 60 days prior notice at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Year	Redemption Price
2017	103.000%
2018	102.000%
2019	101.000%
2020 and thereafter	100.000%

Debt issue costs of approximately $7.4 million were capitalized and are being amortized over the term of the 2022 Notes.

6 3/4% Senior Notes Due 2020. The 2020 Notes have been registered with the SEC. Cash interest is payable semi-annually beginning April 1, 2011 at a rate of 6 3/4% per year. The 2020 Notes will mature on October 1, 2020. The 2020 Notes are guaranteed, with certain exceptions, by our existing and future domestic subsidiaries. The 2020 Notes and the guarantees are our and the guarantors’ general unsecured senior obligations. The indebtedness evidenced by the 2020 Notes and the guarantees (i) rank equally in right of payment with all of FTI Consulting, Inc.’s and the guarantors’ existing and future senior indebtedness, (ii) rank senior in right of payment to any existing and future subordinated indebtedness, (iii) are effectively junior to all of FTI Consulting, Inc.’s and the guarantors’ secured debt, including borrowings under the Senior Secured Credit Facility (as defined below), to the extent of the value of the collateral securing such indebtedness, and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of any current and future non-guarantor subsidiaries (other than indebtedness and liabilities owed to FTI Consulting, Inc. or one of its guarantor subsidiaries). Interest on the 2020 Notes accrues at the rate of 6 3/4% per year, payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing on April 1, 2011. The 2020 Notes will mature on October 1, 2020.

The 2020 Notes are subject to redemption at our option, in whole or in part, at any time after October 1, 2015, upon not less than 30 nor more than 60 days’ prior notice at the following redemption prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the redemption date:

Year	Redemption Price
2015	103.375%
2016	102.250%
2017	101.125%
2018 and thereafter	100.000%

Debt issue costs of approximately $9.8 million were capitalized and are being amortized over the term of the 2020 Notes.

7 3/4% senior notes due 2016. The 2016 Notes were registered with the SEC. Cash interest was payable semiannually beginning April 1, 2007 at a rate of 7.75% per year. We had the option to redeem some or all of these notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest on the notes redeemed to the applicable redemption date, if redeemed during the twelve month period beginning on October 1, of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest, if any, to, but excluding, the relevant interest payment date:

Year	Percentage
2011	103.875%
2012	102.583%
2013	101.292%
2014 and thereafter	100.000%

These notes were senior unsecured indebtedness of ours and rank equal in right of payment with all of our other unsubordinated, unsecured indebtedness.

On November 9, 2012, we commenced a cash tender offer, or Tender Offer, for any and all of the outstanding 2016 Notes. In connection with the Tender Offer, we solicited consents to certain proposed amendments to the indenture dated as of October 3, 2006, under which the 7 5/8% senior notes due 2013, (“2013 Notes”), were issued, that would, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The total consideration for each $1,000.00 principal amount of 2016 Notes validly tendered, and not validly withdrawn, prior to the consent payment deadline and accepted for purchase was $1,029.58. The tender offer consideration for each $1,000 principal amount of 2016 Notes validly tendered, and not validly withdrawn, after the consent payment deadline but prior to the expiration date and accepted for purchase was $1,019.58. The tender offer consideration is the total consideration minus the consent payment. Holders who validly tendered, and did not validly withdraw, 2016 Notes accepted for payment by FTI Consulting, Inc. received accrued and unpaid interest from the most recent interest payment date for the 2016 Notes to, but not including, the applicable payment date.

At the expiration of the consent payment deadline on November 27, 2012, an aggregate principal amount of $128.3 million of the 2016 Notes had been tendered. We used approximately $133.7 million of the net proceeds from the offering of the 2022 Notes to fund the purchase of the 2016 Notes, pay the accrued and unpaid interest of approximately $1.6 million on the purchased 2016 Notes and make the related consent payments. We also received consents from holders of the required majority of the principal amount of the 2016 Notes to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default in the indenture governing the 2016 Notes. On December 27, 2012, we redeemed all of the 2016 Notes that remained outstanding as of the tender offer expiration date of December 11, 2012 in the aggregate principal amount of approximately $86.7 million. The redemption price for such 2016 Notes was 102.583% of the principal amount plus accrued and unpaid interest. Interest on the redeemed 2016 Notes ceased to accrue on and after December 11, 2012, and the only remaining right of the holders is to receive payment of the redemption price and interest accrued until, but not including, December 11, 2012 upon surrender to the paying agent of such 2016 Notes.

We recognized a total loss on our early extinguishment of debt of approximately $4.9 million, which includes $4.6 million from the recognition of the unamortized deferred gain related to the interest rate swap terminations. This loss has been recorded in “Loss on early extinguishment of debt” within the Consolidated Statements of Comprehensive Income (Loss).

7 5/8% senior notes due 2013. The 2013 Notes with an aggregate principal amount of $200.0 million were registered with the SEC. Cash interest was payable semi-annually beginning December 15, 2005 at a rate of 7 5/8% per year. In August 2005, we entered into two interest rate swap contracts with an aggregate notional amount of $60.0 million to receive interest at 7 5/8% and pay a variable rate of interest based upon LIBOR as the benchmark interest rate. The swaps were designated as fair value hedges and were accounted for as effective hedges, in accordance with ASC 815-20-25, Derivatives and Hedging. No hedge ineffectiveness was recognized as the critical provisions of the interest rate swap agreements matched the applicable provisions of the debt. On June 15, 2009, the counterparties to the swaps exercised their right to terminate the swaps as which resulted in a $2.3 million gain on termination. The gain was amortized as a reduction to interest expense over the remaining term of the 2013 Notes, resulting in an effective interest rate of 6.5% per annum on $60.0 million of the 2013 Notes.

On September 14, 2010, we commenced a cash tender offer for any and all of our outstanding 2013 Notes for a price equal to $1,021.56 per $1,000 principal amount of the notes, which included $1,001.56 as the tender offer consideration and $20.00 as a consent payment (the “Tender Offer”). At the expiration of the consent payment deadline, an aggregate of $185.8 million 2013 Notes had been tendered. On November 1, 2010, we redeemed all the 2013 Notes outstanding as of the Tender Offer expiration date of October 12, 2010 in the aggregate principal amount of approximately $14.2 million. The redemption price for such 2013 Notes was 101.906% of the principal plus accrued and unpaid interest.

We recognized a loss on our early extinguishment of debt of approximately $5.2 million, consisting primarily of the consent payment and premium and write-off of unamortized deferred costs. This loss was recorded in “Loss on early extinguishment of debt” within the Consolidated Statements of Comprehensive Income (Loss).

3  3/4% convertible senior subordinated notes due 2012. The Convertible Notes were registered with the SEC. Cash interest was payable semiannually beginning January 15, 2006 at a rate of 3.75% per year. The Convertible Notes matured on July 15, 2012. On July 16, 2012, we repaid all amounts due on our outstanding Convertible Notes. The total repayment of approximately $151.3 million, including $2.8 million of accrued interest, was made using cash on hand and the proceeds of a $75.0 million borrowing under our 2010 senior credit facility.

The following table summarizes the liability and equity components of our Convertible Notes at December 31, 2011:

December 31, 2011
Liability component:
Principal	$149,940
Unamortized discount	(3,073)

Balance of 3 3/4% convertible notes due 2012	$146,867

Equity component (recorded in additional paid-in capital)	$18,019

The discount on the liability component was amortized over the remaining term of the Convertible Notes through July 15, 2012 using the effective interest method. The effective interest rate on the Convertible Notes is 7  5/8%. The components of interest cost on the Convertible Notes for the years ended December 31, 2012 and 2011 were as follows:

	Year Ended December 31,
	2012	2011
Contractual interest	$3,038	$5,623
Amortization of debt discount	3,073	5,352
Amortization of deferred note issue costs	251	641

Total interest expense	$6,362	$11,616

Secured bank credit facility. On November 27, 2012, we entered into a new revolving senior bank credit facility which matures on November 25, 2017 (“Senior Bank Credit Facility”). The Senior Bank Credit Facility consists of a $350.0 million senior secured revolving line of credit. The former revolving credit facility entered into on September 27, 2010 provided for a five-year $250.0 million senior secured revolving line of credit. We did not incur any early termination or prepayment penalties in connection with the replacement of the former credit facility in 2012. Borrowings under the Senior Bank Credit Facility bear interest at an annual rate equal to equal to the LIBOR rate plus an applicable margin or an alternative base rate plus an applicable margin. The alternative base rate means a fluctuating rate per annum equal to the highest of (1) the rate of interest in effect for such day as the prime rate announced by Bank of America, (2) the federal funds rate plus the sum of 50 basis points and (3) the one-month LIBOR rate plus 100 basis points. Under the Senior Bank Credit Facility, the lenders have a security interest in substantially all of the assets of FTI Consulting, Inc. and substantially all of our domestic subsidiaries. Subject to certain conditions, at any time prior to maturity, we will be able to invite existing and new lenders to increase the size of the Senior Bank Credit Facility up to a maximum of $425.0 million.

The credit agreement governing our Senior Bank Credit Facility and the indentures governing our Notes contain covenants which limit our ability to incur additional indebtedness, create liens, pay dividends on our capital stock, make distributions or repurchases of our capital stock or make specified other restricted payments, consolidate, merge or sell assets, guarantee obligations of other entities and our foreign subsidiaries, enter into hedging agreements, enter into transactions with affiliates or related persons and engage in any business other than consulting-related businesses. In addition, the credit agreement governing our Senior Bank Credit Facility includes financial covenants that require us to (i) not to exceed a maximum leverage ratio, (ii) not to exceed a maximum senior secured leverage ratio, and (iii) maintain a minimum fixed charge coverage ratio. At December 31, 2012, we were in compliance with all covenants as stipulated in the credit agreement governing our Senior Bank Credit Facility and the indentures governing our Notes. No borrowings were outstanding under the Senior Bank Credit Facility as of December 31, 2012 or December 31, 2011. However, $1.4 million of the borrowing limit was used (and, therefore, unavailable) as of December 31, 2012 and December 31, 2011 for letters of credit.

Notes payable to shareholders of acquired businesses. In connection with the acquisition of FD International (Holdings) Limited in October 2006 (“FD”), we issued notes to former holders of FD capital shares who elected to receive notes in lieu of cash for acquisition and earn-out consideration. These notes are unsecured and bear interest based on the LIBOR that compounds quarterly. These notes are redeemable at any time prior to their maturity and accordingly they have been classified as a current obligation. The outstanding balance of these notes was $0.4 million at December 31, 2011. No balance remained at December 31, 2012.

In connection with our third quarter 2010 acquisition of FS Asia Advisory Limited (formerly Ferrier Hodgson Hong Kong Group), we issued $35.0 million of notes to selling shareholders as part of the total consideration paid. These notes are unsecured and bear interest at 8% per annum. Payments of unpaid principal and interest are to be made annually on August 19, 2011 through August 19, 2015. The principal payments have been classified as either current or non-current based on the timing of the payments. At December 31, 2012 $12.0 million has been repaid.

Guarantees. Currently, we do not have any debt guarantees related to entities outside of the consolidated group. At December 31, 2012, substantially all of our domestic subsidiaries are guarantors of borrowings under our Senior Bank Credit Facility and our Notes in the amount of $700.0 million.

Future Maturities of Long-Term Debt

For years subsequent to December 31, 2012, scheduled annual maturities of long-term debt outstanding at December 31, 2012 are as follows:

	Long-term Debt	Capital Lease Obligations	Total
2013	$6,000	$21	$6,021
2014	6,000	24	6,024
2015	11,000	—	11,000
2016	—	—	—
2017	—	—	—
Thereafter	700,000	—	700,000

	$723,000	$45	$723,045

15. Commitments and Contingencies

Operating Lease Commitments

Rental expense, net of rental income was $57.0 million, $57.0 million, and $49.6 million during the years ended December 31, 2012, 2011 and 2010, respectively. For years subsequent to December 31, 2012, future minimum payments for all operating lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income from subleases of $0.4 million in 2013, $0.2 million in 2014, $0.2 million in 2015, $0.1 million in 2016 and $0.1 million thereafter are as follows:

Operating Leases
2013	$48,903
2014	$44,733
2015	$37,553
2016	$34,136
2017	$33,258
Thereafter	$104,710

$303,293

Contingencies

We are subject to legal actions arising in the ordinary course of business. In management’s opinion, we believe we have adequate legal defenses and/or insurance coverage with respect to the eventuality of such actions. We do not believe any settlement or judgment relating to any pending legal action would materially affect our financial position or results of operations.

16. Income Taxes

Significant components of deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2012	2011
Deferred tax assets:
Allowance for doubtful accounts	$9,204	$8,886
Accrued vacation and bonus	8,016	6,631
Deferred rent	16,137	17,354
Share-based compensation	23,730	25,948
Notes receivable from employees	27,791	27,900
State net operating loss carryforward & credits	1,921	2,943
Foreign net operating loss carryforward	7,976	2,585
Foreign tax credits	1,253	—
Future foreign tax credit asset	8,406	8,603
Other — net	4,783	5,291

Total deferred tax assets	109,217	106,141

Deferred tax liabilities:
Revenue recognition	(19,706)	(33,462)
Property, equipment and capitalized software	(819)	(1,383)
Goodwill and other intangible asset amortization	(188,737)	(169,471)
Deferred compensation	(152)	—
Discount on long term debt	—	(1,264)

Total deferred tax liabilities	(209,414)	(205,580)

Valuation allowance	(1,939)	(886)

Net deferred tax assets (liabilities)	$(102,136)	$(100,325)

As of December 31, 2012, we have not provided for deferred taxes on $1.8 million of the undistributed non-U.S. subsidiary earnings that are considered permanently invested. If these earnings were repatriated, we do not anticipate that there would be any additional U.S. tax liability as foreign tax credits would offset the U.S. tax liability.

At December 31, 2012 and 2011, the Company believed certain deferred tax assets associated with foreign net operating loss and foreign tax credit carryforwards, which can be carried forward for periods ranging from 20 years to indefinite, would expire unused based on updated forward-looking financial information. Therefore, valuation allowances of $1.9 million and $0.9 million were recorded against the Company’s net deferred tax assets at December 31, 2012 and 2011, respectively. We have not established a valuation allowance for any of our other deferred assets as we expect that future taxable income as well as the reversal of temporary differences will enable us to fully utilize our deferred tax assets.

The components of “Income before income tax provision” from continuing operations are as follows:

	Year Ended December 31,
	2012	2011	2010
Domestic	$40,275	$123,439	$81,371
Foreign	(37,161)	29,688	26,020

	$3,114	$153,127	$107,391

The components of the income tax provision from continuing operations are as follows:

	Year Ended December 31,
	2012	2011	2010
Current
Federal	$21,172	$30,048	$17,310
State	6,268	5,844	906
Foreign	7,021	5,977	7,468

	34,461	41,869	25,684

Deferred
Federal	$7,553	$11,858	$14,439
State	(719)	564	3,614
Foreign	(1,195)	(5,067)	(2,330)

	5,639	7,355	15,723

Income tax provision	$40,100	$49,224	$41,407

Our income tax provision from continuing operations resulted in effective tax rates that varied from the statutory federal income tax rate as follows:

	Year Ended December 31,
	2012	2011	2010
Income tax expense at federal statutory rate	$1,090	$53,595	$37,587
State income taxes, net of federal benefit	3,607	4,166	3,895
Benefit from lower foreign tax rates	(5,357)	(7,115)	(2,246)
Non-deductible goodwill impairment	38,635	—	—
Other expenses not deductible for tax purposes	3,682	2,791	3,158
Changes in contingent consideration	(1,151)	(2,367)	—
Other adjustments, net	(406)	(1,846)	(987)

	$40,100	$49,224	$41,407

We file numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many city, state and foreign jurisdictions. We are no longer subject to U.S. federal income tax examinations for years prior to 2008 and are no longer subject to state and local or foreign tax examinations by tax authorities for years prior to 2007. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material to our financial position, results of operations or cash flows.

Our liability for uncertain tax positions was $3.8 million and $2.9 million at December 31, 2012 and 2011, respectively. Interest and penalties related to uncertain tax positions are classified as operating expenses and are excluded from the income tax provision. At December 31, 2012, our accrual for the payment of tax-related interest and penalties was not material. Management believes that an adequate provision has been made for any adjustments that may result from tax examinations. Although the timing of the resolution and closure of such examinations is not certain, the Company believes it is reasonably possible that tax audit resolutions could reduce its unrecognized tax benefits by approximately $1.8 million in the next 12 months.

17. Stockholders’ Equity

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share-for-share, if dividends are declared on the common stock. In the event of any liquidation, dissolution or winding up of our company or upon the distribution of our assets, all assets and funds remaining after payment in full of our debts and liabilities, and after the payment of all liquidation preferences, if any, applicable to any outstanding preferred stock, would be divided and distributed among the holders of our common stock ratably. There are no redemption or sinking fund requirements applicable to shares of our common stock.

Common Stock Repurchase Program

2012 stock repurchase program.

On June 6, 2012, our Board of Directors authorized a two-year stock repurchase program of up to $250.0 million (the “2012 Repurchase Program”). During the year ended December 31, 2012, we repurchased and retired 1,681,029 shares of our common stock for an average price per share of $29.76, using cash on hand, with a value equivalent to approximately $50.0 million. At December 31, 2012, a balance of approximately $200.0 million remained available under the 2012 Repurchase Program.

2009 stock repurchase program.

On November 4, 2009, our Board of Directors authorized a two-year stock repurchase program (the “2009 Repurchase Program”) of up to $500.0 million and terminated the $50.0 million stock repurchase program authorized in February 2009.

On November 9, 2009, we entered into an accelerated share buyback agreement (“Master Agreement”) with an investment bank. On the same day, FTI Consulting and the investment bank executed a supplemental confirmation to effect a $250.0 million accelerated stock buyback transaction pursuant to the Master Agreement.

On November 12, 2009, FTI Consulting paid $250.0 million to the investment bank and received a substantial majority of the shares to be delivered by the investment bank in the accelerated buyback transaction. On December 10, 2009, FTI Consulting received additional shares bringing the total shares delivered in 2010 to 4,874,807 shares of FTI Consulting common stock. This transaction was accounted for as two separate transactions, a share repurchase and a forward contract indexed to our own stock.

The repurchase of shares was accounted for as a share retirement resulting in a reduction of common stock issued and outstanding of 4,874,807 shares and a corresponding reduction in common stock and additional paid-in capital of $250.0 million. Final settlement of the repurchase transaction was scheduled for no later than July 9,

2010 and could occur earlier at the option of the investment bank or later under certain circumstances. On January 22, 2010, FTI Consulting received notice that the investment bank exercised its rights to terminate the accelerated buyback transaction. As a result, FTI Consulting received an additional 580,784 shares of common stock in January 2010, bringing the total shares repurchased pursuant to the accelerated buyback transaction to 5,455,591 shares at a purchase price of $45.82 per share. No cash was required to complete the final delivery of shares. The additional shares received were accounted for as a share retirement in the first quarter of 2010.

For the year ended December 31, 2009, the forward contract was anti-dilutive as the forward contract represented a contingent number of shares that would be delivered to FTI Consulting by the investment bank. As the shares were anti-dilutive, their impact was not considered in the computation of earnings per share for the year ended December 31, 2009 in accordance with the guidance of ASC 260, Earnings Per Share. The shares were removed from the count used for the calculation of earnings per share after delivery to FTI Consulting.

After the accelerated buyback transaction settled in January 2010, a balance of $250.0 million remained available under the stock repurchase program to fund stock repurchases by the Company. During 2010, we purchased and retired 1,178,089 shares of our common stock for a total cost of approximately $40.6 million. We made no open market purchases in 2009.

On March 2, 2011, we entered into a supplemental confirmation with Goldman Sachs for a $209.4 million accelerated stock buyback transaction (the “2011 ASB”), pursuant to the Master Agreement. On March 7, 2011, we paid $209.4 million to Goldman Sachs using available cash on hand and received 4,433,671 shares of FTI Consulting common stock, representing a majority of the total number of shares expected to be delivered pursuant to the 2011 ASB. On May 17, 2011, we received additional shares bringing the total number of shares of our common stock delivered pursuant to the 2011 ASB to 5,061,558 shares. As permitted by the Master Agreement and the 2011 ASB, on September 2, 2011, Goldman Sachs accelerated the termination date of the 2011 ASB which was to occur no later than December 2, 2011. On September 8, 2011, we received an additional 671,647 shares of FTI Consulting common stock, bringing the total number of shares of our common stock delivered pursuant to the 2011 ASB to 5,733,205. The repurchase of shares was accounted for as a share retirement resulting in a reduction of common stock issued and outstanding of 5,733,205 shares and a corresponding reduction in common stock and additional paid-in capital of $209.4 million. The completion of the 2011 ASB completed the 2009 Repurchase Program.

18. Employee Benefit Plans

We maintain a qualified defined contribution 401(k) plan, which covers substantially all of our U.S. employees. Under the plan, participants are entitled to make pre-tax and/or Roth post-tax contributions up to the annual maximums established by the Internal Revenue Service. We match a certain percentage of participant contributions pursuant to the terms of the plan, which contributions are limited to a percent of the participant’s eligible compensation. FTI Consulting matches each participant’s eligible 401(k) plan contributions up to the annual limit specified by the Internal Revenue Service. We made contributions related to the plan of $8.8 million, $8.3 million and $8.0 million during the years ended December 31, 2012, 2011 and 2010, respectively.

We also maintain several defined contribution pension schemes for our employees in the United Kingdom and other foreign countries. The assets of the schemes are held separately from those of FTI Consulting in independently administered funds. We contributed to these plans $6.2 million, $5.8 million and $4.6 million during the years ended December 31, 2012, 2011 and 2010, respectively.

19. Segment Reporting

We manage our business in five reportable operating segments: Corporate Finance/Restructuring, Forensic and Litigation Consulting, Economic Consulting, Technology and Strategic Communications.

Our Corporate Finance/Restructuring segment focuses on strategic, operational, financial and capital needs of businesses around the world and provides consulting and advisory services on a wide range of areas, such as restructuring (including bankruptcy), interim management, financings, M&A, post-acquisition integration, valuations, tax issues and performance improvement.

Our Forensic and Litigation Consulting segment provides law firms, companies, government clients and other interested parties with dispute advisory, investigations, forensic accounting, business intelligence assessments, data analytics, risk mitigation services, as well as interim management and performance improvement services for our health solutions practice clients.

Our Economic Consulting segment provides law firms, companies, government entities and other interested parties with analysis of complex economic issues for use in legal, regulatory, and international arbitration proceedings, strategic decision making and public policy debates in the U.S. and around the world.

Our Technology segment provides e-discovery and information management consulting, software and services to its clients. It provides products, services and consulting to companies, law firms, courts and government agencies worldwide. Its comprehensive suite of software and services help clients locate, review and produce ESI, including e-mail, computer files, voicemail, instant messaging, and financial and transactional data.

Our Strategic Communications segment provides advice and consulting services relating to financial and corporate communications and investor relations, reputation management and brand communications, public affairs, business consulting and digital design and marketing.

We evaluate the performance of our operating segments based on Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, special charges and goodwill impairment charge. Although Adjusted Segment EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, we use Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

The table below presents revenues and Adjusted Segment EBITDA for our reportable segments for the three years ended December 31, 2012:

	Year Ended December 31,
	2012	2011	2010
Revenues
Corporate Finance/Restructuring	$394,719	$364,409	$396,216
Forensic and Litigation Consulting	407,586	428,730	379,780
Economic Consulting	391,622	353,981	255,660
Technology	195,194	218,738	176,607
Strategic Communications	187,750	200,910	193,198

Total revenues	$1,576,871	$1,566,768	$1,401,461

Adjusted Segment EBITDA
Corporate Finance/Restructuring	$101,137	$84,933	$108,152
Forensic and Litigation Consulting	60,572	81,885	76,402
Economic Consulting	77,461	67,028	49,481
Technology	57,203	77,011	64,358
Strategic Communications	25,019	26,801	28,971

Total Adjusted Segment EBITDA	$321,392	$337,658	$327,364

The table below reconciles Total Adjusted Segment EBITDA to income before income tax provision. Unallocated corporate expenses include primarily indirect costs related to centrally managed administrative functions which have not been allocated to the segments. These administrative costs include costs related to executive management, legal, corporate office support costs, information technology, accounting, marketing, human resources, and company-wide business development functions.

	Year Ended December 31,
	2012	2011	2010
Total Adjusted Segment EBITDA(a)	$321,392	$337,658	$327,364
Segment depreciation expense	(25,058)	(23,620)	(26,102)
Amortization of intangible assets	(22,407)	(22,371)	(23,910)
Special charges	(29,557)	(15,212)	(51,131)
Goodwill impairment charge	(110,387)	—	—
Unallocated corporate expenses, excluding special charges	(74,947)	(71,008)	(67,829)
Interest income and other	5,659	6,304	4,423
Interest expense	(56,731)	(58,624)	(50,263)
Loss on early extinguishment of debt	(4,850)	—	(5,161)

Income before income tax provision	$3,114	$153,127	$107,391

(a)	Total Adjusted Segment EBITDA is the total of Adjusted Segment EBITDA for all segments.

The table below presents assets by segment. Segment assets primarily include accounts and notes receivable, fixed assets purchased specifically for the segment, goodwill and other intangible assets:

	December 31,
	2012	2011
Corporate Finance/Restructuring	$653,998	$595,307
Forensic and Litigation Consulting	397,879	403,676
Economic Consulting	477,430	437,677
Technology	203,117	213,817
Strategic Communications	342,198	471,008

Total segment assets	2,074,622	2,121,485
Unallocated corporate assets	200,830	289,599

Total assets	$2,275,452	$2,411,084

The table below details information on our revenues for the three years ended December 31, 2012. Revenues have been attributed to location based on the location of the legal entity generating the revenue:

	Year Ended December 31,
	2012	2011	2010
United States	$1,171,805	$1,187,661	$1,104,836
All foreign countries	405,066	379,107	296,625

Total revenue	$1,576,871	$1,566,768	$1,401,461

We do not have a single customer that represents ten percent or more of our consolidated revenues.

The table below details information on our long-lived assets and net assets at December 31, 2012 and 2011 attributed to geographic location based on the location of the legal entity holding the assets:

	December 31, 2012		December 31, 2011
	United States	All foreign countries	United States	All foreign countries
Property and equipment, net of accumulated depreciation	$53,889	$14,303	$58,474	$15,974
Net assets	$534,680	$533,552	$547,965	$558,237

20. Supplemental Condensed Consolidating Guarantor and Non-Guarantor Financial Information

Substantially all of our domestic subsidiaries are guarantors of borrowings under our senior bank credit facility, and senior notes. The Convertible Notes matured on July 15, 2012. The guarantees are full and unconditional and joint and several. All of our guarantors are 100% owned, direct or indirect, subsidiaries.

The following financial information presents condensed consolidating balance sheets, statements of comprehensive income (loss) and statements of cash flows for FTI Consulting, all the guarantor subsidiaries, all the non-guarantor subsidiaries and the eliminations necessary to arrive at the consolidated information for FTI Consulting and its subsidiaries. For purposes of this presentation, we have accounted for our investments in our subsidiaries using the equity method of accounting. The principal eliminating entries eliminate investment in subsidiary and intercompany balances and transactions.

Condensed Consolidating Balance Sheet Information as of December 31, 2012

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$66,663	$610	$89,512	$—	$156,785
Restricted cash	—	—	1,190	—	1,190
Accounts receivable, net	140,254	149,253	139,733	—	429,240
Intercompany receivables	7,053	674,136	23,185	(704,374)	—
Other current assets	46,978	20,469	19,713	—	87,160

Total current assets	260,948	844,468	273,333	(704,374)	674,375
Property and equipment, net	37,411	16,477	14,304	—	68,192
Goodwill	558,473	418,789	282,773	—	1,260,035
Other intangible assets, net	36,826	23,975	74,967	(31,587)	104,181
Investments in subsidiaries	1,631,243	502,954	—	(2,134,197)	—
Other assets	85,109	66,170	28,318	(10,928)	168,669

Total assets	$2,610,010	$1,872,833	$673,695	$(2,881,086)	$2,275,452

Liabilities
Intercompany payables	$549,339	$112,137	$42,898	$(704,374)	$—
Other current liabilities	118,865	79,533	105,799	—	304,197

Total current liabilities	668,204	191,670	148,697	(704,374)	304,197
Long-term debt, net	700,024	17,000	—	—	717,024
Other liabilities	173,550	10,479	12,898	(10,928)	185,999

Total liabilities	1,541,778	219,149	161,595	(715,302)	1,207,220
Stockholders’ equity	1,068,232	1,653,684	512,100	(2,165,784)	1,068,232

Total liabilities and stockholders’ equity	$2,610,010	$1,872,833	$673,695	$(2,881,086)	$2,275,452

Condensed Consolidating Balance Sheet Information as of December 31, 2011

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Cash and cash equivalents	$161,180	$197	$103,046	$—	$264,423
Restricted cash	8,632	—	1,581	—	10,213
Accounts receivable, net	148,698	165,871	114,533	—	429,102
Intercompany receivables	—	557,846	59,857	(617,703)	—
Other current assets	22,599	15,694	28,923	—	67,216

Total current assets	341,109	739,608	307,940	(617,703)	770,954
Property and equipment, net	44,233	14,240	15,975	—	74,448
Goodwill	547,667	439,068	322,623	—	1,309,358
Other intangible assets, net	38,913	34,692	45,284	—	118,889
Investments in subsidiaries	1,538,883	532,091	—	(2,070,974)	—
Other assets	70,551	48,529	18,355	—	137,435

Total assets	$2,581,356	$1,808,228	$710,177	$(2,688,677)	$2,411,084

Liabilities
Intercompany payables	$433,284	$93,947	$90,472	$(617,703)	$—
Other current liabilities	316,559	109,651	71,627	—	497,837

Total current liabilities	749,843	203,598	162,099	(617,703)	497,837
Long-term debt, net	620,579	23,000	—	—	643,579
Other liabilities	104,732	43,297	15,437	—	163,466

Total liabilities	1,475,154	269,895	177,536	(617,703)	1,304,882
Stockholders’ equity	1,106,202	1,538,333	532,641	(2,070,974)	1,106,202

Total liabilities and stockholders’ equity	$2,581,356	$1,808,228	$710,177	$(2,688,677)	$2,411,084

Condensed Consolidating Statement of Comprehensive Income (Loss) for the Year Ended

December 31, 2012

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$602,917	$949,545	$413,739	$(389,330)	$1,576,871
Operating expenses
Direct cost of revenues	389,619	713,305	261,936	(384,328)	980,532
Selling, general and administrative expense	160,919	112,697	109,402	(5,002)	378,016
Special charges	19,026	4,738	5,793	—	29,557
Acquisition-related contingent consideration	91	—	(3,155)	—	(3,064)
Amortization of other intangible assets	5,611	9,927	10,167	(3,298)	22,407
Goodwill impairment charge	—	37,987	72,400	—	110,387

	575,266	878,654	456,543	(392,628)	1,517,835

Operating income (loss)	27,651	70,891	(42,804)	3,298	59,036
Other (expense) income	(65,698)	42,424	2,237	(34,885)	(55,922)

Income before (loss) before income tax provision	(38,047)	113,315	(40,567)	(31,587)	3,114

Income tax (benefit) provision	1,698	(47,623)	5,825	—	(40,100)
Equity in net earnings of subsidiaries	(637)	(30,438)	—	31,075	—

Net income (loss)	$(36,986)	$35,254	$(34,742)	$(512)	$(36,986)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments including tax expense of $654	(654)	—	15,677	—	15,023

Other comprehensive income (loss), net of tax:	(654)	—	15,677	—	15,023

Comprehensive income (loss)	$(37,640)	$35,254	$(19,065)	$(512)	$(21,963)

Condensed Consolidating Statement of Comprehensive Income for the Year Ended December 31, 2011

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$584,833	$1,000,419	$384,779	$(403,263)	$1,566,768
Operating expenses
Direct cost of revenues	380,479	718,826	249,126	(391,523)	956,908
Selling, general and administrative expense	160,336	123,488	101,211	(11,740)	373,295
Special charges	8,561	228	6,423	—	15,212
Acquisition-related contingent consideration	—	—	(6,465)	—	(6,465)
Amortization of other intangible assets	3,713	12,103	6,555	—	22,371

	553,089	854,645	356,850	(403,263)	1,361,321

Operating income	31,744	145,774	27,929	—	205,447
Other (expense) income	(53,649)	1,195	134	—	(52,320)

Income before (loss) before income tax provision	(21,905)	146,969	28,063	—	153,127

Income tax (benefit) provision	(12,776)	61,091	909	—	49,224
Equity in net earnings of subsidiaries	113,032	25,310	—	(138,342)	—

Net income	$103,903	$111,188	$27,154	$(138,342)	$103,903

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments including tax benefit of $1,568	1,568	—	(4,470)	—	(2,902)

Other comprehensive income (loss), net of tax:	1,568	—	(4,470)	—	(2,902)

Comprehensive income	$105,471	$111,188	$22,684	$(138,342)	$101,001

Condensed Consolidating Statement of Comprehensive Income for the Year Ended December 31, 2010

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$517,053	$1,208,607	$301,310	$(625,509)	$1,401,461
Operating expenses
Direct cost of revenues	310,070	938,332	199,321	(622,124)	825,599
Selling, general and administrative expense	147,526	128,265	68,833	(3,385)	341,239
Special charges	16,842	32,754	1,535	—	51,131
Acquisition-related contingent consideration	—	—	1,190	—	1,190
Amortization of other intangible assets	2,558	15,752	5,600	—	23,910

	476,996	1,115,103	276,479	(625,509)	1,243,069

Operating income	40,057	93,504	24,831	—	158,392
Other (expense) income	3,198	113,062	(9,697)	(157,564)	(51,001)

Income before (loss) before income tax provision	43,255	206,566	15,134	(157,564)	107,391

Income tax (benefit) provision	(4,440)	43,562	2,285	—	41,407
Equity in net earnings of subsidiaries	18,289	4,601	5,666	(28,556)	—

Net income	$65,984	$167,605	$18,515	$(186,120)	$65,984

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments including tax expense of $1,484	(1,484)	32,468	(36,935)	—	(5,951)

Other comprehensive income (loss), net of tax:	(1,484)	32,468	(36,935)	—	(5,951)

Comprehensive income (loss)	$64,500	$200,073	$(18,420)	$(186,120)	$60,033

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2012

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net cash (used in) provided by operating activities	$(63,218)	$172,578	$10,828	$120,188

Investing activities
Payments for acquisition of businesses, including contingent payments, net of cash received	(41,722)	—	(21,171)	(62,893)
Purchases of property and equipment	(8,310)	(15,689)	(3,760)	(27,759)
Other	246	—	—	246

Net cash used in investing activities	(49,786)	(15,689)	(24,931)	(90,406)

Financing activities
Borrowings under revolving line of credit	75,000	—	—	75,000
Payments of revolving line of credit	(75,000)	—	—	(75,000)
Payments of long-term debt and capital lease obligations	(377,810)	(49)	—	(377,859)
Issuance of debt securities	292,608	—	—	292,608
Payments of debt financing fees	(2,848)	—	—	(2,848)
Net issuance of common stock and other	1,490	—	(2,120)	(630)
Purchase and retirement of common stock	(50,032)	—	—	(50,032)
Excess tax benefits from share based compensation	515	—	—	515
Intercompany transfers	154,564	(156,427)	1,863	—

Net cash provided by (used in) financing activities	18,487	(156,476)	(257)	(138,246)

Effects of exchange rate changes on cash and cash equivalents	—	—	826	826

Net (decrease) increase in cash and cash equivalents	(94,517)	413	(13,534)	(107,638)
Cash and cash equivalents, beginning of year	161,180	197	103,046	264,423

Cash and cash equivalents, end of year	$66,663	$610	$89,512	$156,785

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2011

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$206,672	$(40,834)	$7,990	$173,828

Investing activities
Payments for acquisition of businesses, net of cash received	(33,735)	—	(28,611)	(62,346)
Purchases of property and equipment and other	(9,868)	(13,829)	(7,605)	(31,302)

Net cash used in investing activities	(43,603)	(13,829)	(36,216)	(93,648)

Financing activities
Borrowings under revolving line of credit	25,000	—	—	25,000
Payments of revolving line of credit	(25,000)	—	—	(25,000)
Payments of long-term debt and capital lease obligations	(6,788)	(206)	—	(6,994)
Cash received for settlement of interest rate swaps	5,596	—	—	5,596
Purchase and retirement of common stock	(209,400)	—	—	(209,400)
Net issuance of common stock and other	10,472	—	—	10,472
Excess tax benefits from share based compensation	1,597	—	—	1,597
Intercompany transfers	(96,104)	53,636	42,468	—

Net cash provided by (used in) financing activities	(294,627)	53,430	42,468	(198,729)

Effects of exchange rate changes on cash and cash equivalents	—	—	(1,598)	(1,598)

Net (decrease) increase in cash and cash equivalents	(131,558)	(1,233)	12,644	(120,147)
Cash and cash equivalents, beginning of year	292,738	1,430	90,402	384,570

Cash and cash equivalents, end of year	$161,180	$197	$103,046	$264,423

Condensed Consolidating Statement of Cash Flows for the Year Ended December 31, 2010

	FTI Consulting, Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
Operating activities
Net cash provided by operating activities	$10,705	$141,288	$43,061	$195,054

Investing activities
Payments for acquisition of businesses, net of cash received	(60,958)	—	(2,128)	(63,086)
Purchases of property and equipment and other	(8,572)	(8,858)	(5,570)	(23,000)
Purchases of short-term investments, net of sales	15,000	—	—	15,000

Net cash used in investing activities	(54,530)	(8,858)	(7,698)	(71,086)

Financing activities
Borrowings under revolving line of credit	20,000	—	—	20,000
Payments of revolving line of credit	(20,000)	—	—	(20,000)
Payments of long-term debt and capital lease obligations	(209,233)	(514)	—	(209,747)
Issuance of debt securities, net	390,445	—	—	390,445
Payments of debt financing fees	(3,054)	—	—	(3,054)
Purchase and retirement of common stock	(40,634)	—	—	(40,634)
Net issuance of common stock and other	6,638	—	—	6,638
Excess tax benefits from share based compensation	204	—	—	204
Intercompany transfers	131,477	(131,151)	(326)	—

Net cash provided by (used in) financing activities	275,843	(131,665)	(326)	143,852

Effects of exchange rate changes and fair value adjustments on cash and cash equivalents	—	—	(2,122)	(2,122)

Net increase in cash and cash equivalents	232,018	765	32,915	265,698
Cash and cash equivalents, beginning of year	60,720	665	57,487	118,872

Cash and cash equivalents, end of year	$292,738	$1,430	$90,402	$384,570

21. Quarterly Financial Data (unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
2012
Revenues	395,228	396,243	386,055	399,345

Operating expenses
Direct cost of revenues	245,618	248,220	241,614	245,080
Selling, general and administrative expenses	102,589	92,460	88,909	94,058
Special charges	—	26,782	2,775	—
Acquisition-related contingent consideration	557	(3,541)	403	(483)
Amortization of other intangible assets	5,517	5,490	5,766	5,634
Goodwill impairment charge	—	—	—	110,387

	354,281	369,411	339,467	454,676

Operating income (loss)	40,947	26,832	46,588	(55,331)
Interest income and other	3,282	(363)	1,584	1,156
Interest expense	(15,204)	(15,195)	(13,208)	(13,124)
Loss on early extinguishment of debt	—	—	—	(4,850)

Income before income tax provision	29,025	11,274	34,964	(72,149)
Income tax provision	10,594	3,527	12,251	13,728

Net income (loss)	18,431	7,747	22,713	(85,877)

Earnings (loss) per common share—basic	$0.46	$0.19	$0.56	$(2.15)

Earnings (loss) per common share—diluted	$0.43	$0.18	$0.55	$(2.15)

Weighted average common shares outstanding
Basic	40,358	40,592	40,387	39,913

Diluted	43,185	42,074	41,102	39,913

	Quarter Ended
	March 31	June 30	September 30	December 31
2011
Revenues	361,816	400,437	413,802	390,713

Operating expenses
Direct cost of revenues	223,084	250,844	249,975	233,005
Selling, general and administrative expenses	88,303	94,442	97,618	92,932
Special charges	—	15,212	—	—
Acquisition-related contingent consideration	796	799	944	(9,004)
Amortization of other intangible assets	5,454	5,498	5,843	5,576

	317,637	366,795	354,380	322,509

Operating income	44,179	33,642	59,422	68,204
Interest income and other	2,000	2,923	486	895
Interest expense	(15,310)	(14,500)	(14,319)	(14,495)

Income before income tax provision	30,869	22,065	45,589	54,604
Income tax provision	11,611	6,740	16,150	14,723

Net income	19,258	15,325	29,439	39,881

Earnings per common share—basic	$0.44	$0.38	$0.73	$1.00

Earnings per common share—diluted	$0.42	$0.36	$0.70	$0.93

Weighted average common shares outstanding
Basic	43,877	40,587	40,182	39,932

Diluted	45,939	42,912	42,267	42,857

The sum of the quarterly earnings per share amounts may not equal the annual amounts due to changes in the weighted-average number of common shares outstanding during each quarterly period.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and for performing an assessment of the effectiveness of internal control over financial reporting as of December 31, 2012. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our system of internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that our receipts and expenditures are being made only in accordance with the authorization of our management and directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements. Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2012 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2012.

KPMG LLP, the independent registered public accounting firm that audited our financial statements, has issued an audit report on their assessment of internal control over financial reporting, which is included elsewhere in this Annual Report.

Date: February 28, 2013

/s/ Jack B. Dunn, IV
Jack B. Dunn, IV President and Chief Executive Officer (principal executive officer)

/s/ Roger D. Carlile
Roger D. Carlile Executive Vice President and Chief Financial Officer (principal financial officer)

Report of Independent Registered Public Accounting Firm—Consolidated Financial Statements

The Board of Directors and Stockholders

FTI Consulting, Inc.

We have audited the accompanying consolidated balance sheets of FTI Consulting, Inc. and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012. In connection with our audit of the consolidated financial statements, we also have audited financial statement Schedule II, Valuation and Qualifying Accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FTI Consulting, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2013 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Baltimore, Maryland
February 28, 2013, except for Notes 4 and 19, which are dated as of May 21, 2013

ITEM 15	FINANCIAL STATEMENT SCHEDULE

FTI Consulting, Inc. and Subsidiaries

Schedule II — Valuation and Qualifying Accounts

(in thousands)

Description	Balance at Beginning of Period	Additions		Deductions**	Balance at End of Period

		Charged to Expense	Charged to Other Accounts*

Year Ended December 31, 2012
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$80,096	$14,179	$13,054	$13,281	$94,048

Valuation allowance for deferred tax asset	$886	$1,053	$—	$—	$1,939

Year Ended December 31, 2011
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$63,205	$12,586	$18,607	$14,302	$80,096

Valuation allowance for deferred tax asset	$—	$886	$—	$—	$886

Year Ended December 31, 2010
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts and unbilled services	$59,328	$10,720	$9,621	$16,464	$63,205

*	Includes estimated provision for unbilled services recorded as a reduction to revenues (i.e., fee, rate and other adjustments).
**	Includes estimated direct write-offs of uncollectible and unrealizable accounts receivable.